Filed Pursuant to Rule 424(b)(3)
Registration No. 333-173340

PROSPECTUS

REVOLUTIONS MEDICAL CORPORATION

10,000,000 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 10,000,000 shares of our common stock, par value $0.001 per share, by the selling security holders (the “Selling Security Holders”), including 10,000,000 shares that will be issuable upon conversion of the Note by the Noteholder.

This offering will terminate thirty-six (36) months after the registration statement to which this prospectus is made a part is declared effective by the SEC. The Noteholder will pay a conversion price equal to 70% of the lowest closing price of our common stock in the twenty (20) trading days immediately prior to the conversion, subject to adjustment in certain circumstances. Any such conversion will be cashless, and will not require further payment from the Noteholder.

We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Security Holders. We will bear all costs associated with this registration statement.

Our common stock is quoted on the OTC Markets OTCQB (“OTCQB”) under the symbol “RMCP.PK.” The shares of our common stock registered hereunder are being offering for sale by the Selling Security Holders at prices established on the OTCQB during the term of this offering. On November 2, 2011, the closing bid price of our common stock was $0.28 per share. These prices will fluctuate based on the demand for our common stock.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning on page 11.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 7, 2011

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities. This prospectus contains important information about us that you should read and consider carefully before you decide whether to invest in our common stock. If you have any questions regarding the information in this prospectus, please contact Rondald L. Wheet, our Chief Executive Officer, at: Revolutions Medical Corporation, 670 Marina Drive, 3rd Floor Charleston, SC 29492, or by phone at (843) 971-4848.

All dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. Before investing in our common stock, you should read this entire prospectus carefully, especially the sections entitled “Risk Factors” beginning on page 11 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 38, as well our financial statements and related notes included elsewhere in this prospectus. In this prospectus, the terms “Revolutions Medical,” “Company,” “we,” “us” and “our” refer to Revolutions Medical Corporation.

Overview

Since 1996, Revolutions Medical Corporation (“Revolutions Medical,” the “Company,” “we,” “us” or “our”) has been endeavoring to design, develop and commercialize auto retractable vacuum safety syringes. Our present product development effort is focused on the RevVac Auto Retractable Vacuum Safety Syringe, which is designed specifically to reduce accidental needle stick injuries and lower the spread of blood borne diseases. The Company also has developed a suite of proprietary MRI software tools; RevColor, Rev3D, RevDisplay, and RevScan. These tools are designed to enhance general diagnostic confidence through education and research use and in the future we believe will have specific commercial applications.

On February 22, 2009, the Company announced that it had received notification from the Federal Drug Administration (“FDA”) that the 510K application for the 3ml RevVac Safety Syringe was cleared. Furthermore, FDA approval is not needed for educational and research use of our RevDisplay, RevColor, Rev3D and RevScan MRI software tools and applications.

During 2010, Revolutions Medical completed its pilot run and market samples for the improved design of its 3ml RevVac Safety Syringe. In September 2010, the Company signed a manufacturing agreement with Medical Investment Group, Inc. (“MIG”), to manufacture a minimum of 2.5 million 3ml RevVac syringes per month in MIG’s factory. In November 2010, the Company introduced its RevVac Safety syringe samples during the Medica trade show in Dusseldorf, Germany to distributors. On September 6, 2011, the Company terminated its manufacturing agreement with MIG and signed a Memorandum of Understanding with Wuxi Yushou Medical Appliances Co., Ltd. on September 8, 2011, for the manufacturing and supply of the Company's proprietary RevVac safety syringes, including the 1ml, 3ml, 5ml and 10ml sizes. Revolutions Medical plans to begin shipping its 3ml RevVac Safety Syringes to customers and distributors in the 4th quarter of 2011.

During 2010, Revolutions Medical entered into two university clinical studies utilizing its proprietary MRI software tools. These first two clinical studies are for cases involving head trauma and brain masses. We believe these results should clinically validate the use of its MRI software tools as an additional application to enhance the diagnostic confidence of physicians. The Company is planning to commercially launch this technology in 2012. The launch of this product will be a “software as service” (SAS) business model, where customers will log on to our secure website and send current black and white images to the Company via high speed internet (teleradiology), and the images will be sent back to the customer in color and three dimensional with auto segmentation. At first the Company will charge a per-use fee but can expand depending upon volume into monthly service agreements. Potential Revolutions Medical customers could include MRI centers, doctors, hospitals and even patients.

“MRI” refers to “Magnetic Resonance Imaging,” a widely used imaging system that safely creates many different and detailed views of selected portions of the internal anatomy. An MRI scanner is a large tunnel-shaped machine that will accommodate an adult lying down. Within the MRI scanner is a large magnet which directs harmless radio signals around sections of the body. When these signals pass through the body, they release a signal. The released signals are picked up by a receiver inside the MRI scanner and then sent to a computer. The computer analyzes the signals and converts them to a visual image that is displayed on a viewing monitor and then printed on special film. The images produced by the scanner are gray-scale images similar to an x-ray.  These gray-scale images can be difficult and time consuming to “read.” A radiologist “reads” these images on film by comparing the different scans of each tissue slice, sometimes evaluating one hundred to three hundred individual gray images to obtain a diagnosis. The successful diagnosis of a condition, using MRI, depends not only on the ability of the radiologist to detect the subtle differences in shades of gray, but also the radiologist’s ability to compare visually the vast number of images.

The Company is engaged in the development of technology which can segment and reference MRI images. By “segmenting” an image, the Company’s technology will let the user select a part of the image (bone, fluid, tissue) and render that selection in three dimensions. Essentially, different components of an image are given different colors and the user can choose the color or colors to be studied, thus eliminating those portions colored with the colors being discarded. By “referencing” the image to a data base, the user can obtain similar, identified images to aid the user in interpretation of the image being studied. The Company currently owns four (4) separate patent applications, filed in June of 2007, each of which received USPTO office actions during 2010. Revolutions Medical expects to receive issuances or additional office actions on some if not all of these patents over the next 12 months.

The Company launched sales of its RevVac 3ml safety syringe in June of 2011. The Company is planning the launch of its first application of MRI software tools during 2012.  The Company’s 1 ml plus RevVac safety syringe, as well as the 5ml and 10ml syringes will be launched during 2012.  Our efforts to date have been funded almost entirely through sales of our common stock.  We require substantial additional capital to complete the mass manufacturing, distributing and commercialization of the RevVac retractable safety syringe and our proprietary color MRI software. The Company currently has access to capital through (i) an equity line agreement entered into with Auctus Private Equity, Inc. executed in April 2010 and (ii) the Note entered into with JMJ Financial February 24, 2011 (as described herein).  Due to current economic conditions and the Company’s risks and uncertainties, there is no assurance that we will be able to raise any additional capital on acceptable terms, if at all.  Because of these uncertainties, the auditors have expressed substantial doubt about our ability to continue as a going concern.  If adequate funds are not available to us on satisfactory terms, we may be required to cease operating or otherwise modify our business strategy.

Recent Developments

On February 24, 2011, we issued a convertible promissory note with a purchase price of up to $1,050,000 with one accredited investor. The Note bears interest at the annual rate of 8%, has a maturity date of February 24, 2013. The Noteholder is entitled, at its option, to convert all or part of the principal amount and accrued interest into shares of our common stock at a conversion price equal to 70% of the lowest closing price of our common stock in the twenty (20) trading days immediately prior to the conversion, subject to adjustment in certain circumstances. See “The Offering” section set forth below for a more detailed description of the terms of the Note. Any such conversion will be cashless, and will not require further payment from the Noteholder. After conversion, the Noteholder may sell our shares of common stock in any manner at the current market price. We are relying on an exemption from the registration requirements of the Securities Act for the private placement of our Note and the underlying shares of our common stock into which the Note is convertible pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The transaction does not involve a public offering.

On June 1, 2011, the Company’s board of directors appointed Burt Hodges as the Company’s Chief Financial Officer.   In connection with the appointment, on June 6, 2011, the Company entered into a three-year employment agreement with Mr. Hodges (the “Employment Agreement”).  Pursuant to the Employment Agreement, Mr. Hodges is to receive as compensation (i) $165,000 in base salary; (ii) stock options to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.50 per share; and (iii) other benefits consistent with other executive officers of the Company.

Where You Can Find Us

Our principal executive office is located at 670 Marina Drive, 3rd Floor, Charleston, SC 29492, and our telephone number (843) 971-4848. Our internet address is www.revolutionsmedical.com.

The Offering

Common stock offered by selling security holders	Up to 10,000,000 shares of common stock issuable upon conversion of the Note.

Common stock outstanding before the offering	52,242,644 common shares as of October 31, 2011.

Common stock outstanding after the offering	62,242,644 common shares, assuming the full conversion of the Note.

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) three years from the effective date of this Prospectus.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Security Holders.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 11.

OTCQB Symbol	RMCP

This offering relates to 10,000,000 shares of our common stock that will be issuable upon conversion of the Note of up to $1,050,000 principal amount issued to the Noteholder on February 24, 2011.

On February 24, 2011 (the “Closing Date”), we issued the Note to the Noteholder with a purchase price of $1,050,000. Pursuant to the terms of the Note, the Company (i) received $210,000, (ii) will receive $90,000 within three (3) business days of filing this Registration Statement, provided that the Registration Statement is filed no later than ten (10) days after the Company files its Annual Report on Form 10-K for the year ended December 31, 2010, (iii) will receive $250,000 within three (3) business days of the Company receiving notice from the SEC of the Registration Statement’s effectiveness (the “Effectiveness Notice”), provided that such notice is received within 120 days of the Closing Date, (iv) will receive $250,000 within 90 days of the Company receiving the Effectiveness Notice, and (v) will receive $250,000 within 140 days of the Company receiving the Effectiveness Notice. The Note bears interest at the annual rate of 8%, has a maturity date of February 24, 2013. The Noteholder is entitled, at its option, to convert all or part of the principal amount and accrued interest into shares of our common stock at a conversion price equal to 70% of the lowest closing price of our common stock in the twenty (20) trading days immediately prior to the conversion, subject to adjustment in certain circumstances.

Each of the conditions contained in the Note is outside the Noteholders control and the Noteholder is irrevocably bound to fund additional payments based solely on these conditions.

We are relying on an exemption from the registration requirements of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The transaction does not involve a private offering, each Selling Security Holder is an “accredited investor” and the Selling Security Holders have access to information about us and our investment.

Summary of Consolidated Financial Information

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

  Summary of Operations

For the Years Ended December 31,
	2010	2009
Total Revenue	$0	$0
Loss from operations	$(2,360,314)	$(2,463,751)
Net loss	$(2,575,284)	$(2,463,751)
Net loss per common share (basic and diluted)	$(0.07)	$(0.08)
Weighted average common shares outstanding	36,762,006	31,848,172

For the Quarters Ended June 30,
	2011	2010
Total Revenue	$0	$0
Gain/Loss from operations	$(1,108,599)	$24,937
Net loss	$(1,198,603)	$24,937
Net loss per common share (basic and diluted)	$(0.03)	$(0.00)
Weighted average common shares outstanding	46,488,784	36,063,891

Statement of Financial Position

For the Years Ended December 31,
	2010	2009
Cash and cash equivalents	$69,517	$67,228
Total assets	$1,234,028	$156,051
Working Capital	$(1,207,734)	$(537,609)
Long term debt	$-	$-
Stockholders’ equity ( deficit )	$(347,080)	$(448,786)

For the Quarters Ended June 30,
	2011	2010
Cash and cash equivalents	$25,287	$170
Total assets	$1,578,140	$195,521
Working Capital	$(1,975,411)	$(629,147)
Long term debt	$-	$-
Stockholders’ equity (deficit)	$(735,103)	$(438,191)

RISK FACTORS

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE OTHER FINANCIAL INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS WILL DEPEND UPON A NUMBER OF FACTORS BEYOND OUR CONTROL AND COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD LOOKING STATEMENTS. SOME OF THESE FACTORS ARE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

Risks Related to the Our Business and Industry

WE REQUIRE SUBSTANTIAL ADDITIONAL CAPITAL TO CONTINUE DEVELOPING OUR PLANNED PRODUCTS. WE MAY HAVE DIFFICULTY RAISING CAPITAL WHEN WE NEED IT, OR AT ALL. RAISING SUCH CAPITAL MAY DILUTE STOCKHOLDER VALUE. IF WE ARE UNABLE TO RAISE CAPITAL, WE MAY BE REQUIRED TO LIMIT OR CEASE OUR OPERATIONS, OR OTHERWISE MODIFY OUR BUSINESS STRATEGY.

We will require substantial additional capital thereafter to commercialize our planned products.  Our commercialization efforts will include, but are not limited to, entering into agreements with third parties for manufacturing (including building molds, designing manufacturing processes and obtaining specialized equipment for our retractable safety syringe), marketing and distribution, and obtaining FDA and/or other regulatory approvals, all of which are necessary before our planned products can be sold and which may take a significant amount of time, if not years, to complete.

Due to the current economic conditions and the risks and uncertainties surrounding our Company, we may not be able to secure additional financing on acceptable terms, if at all. If we obtain additional funds by selling any of our equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience substantial dilution, the price of our common stock may decline, or the equity securities issued may have rights, preferences or privileges senior to the common stock. To the extent that services are paid for with common stock or stock options that are exercised and sold into the market, the market price of our common stock could decline and your ownership interest will be diluted. If adequate funds are not available to us on satisfactory terms, we will be required to limit or cease our operations, or otherwise modify our business strategy, which could materially harm our future business prospects.

IF WE DO NOT OBTAIN FDA APPROVAL FOR OUR FUTURE PLANNED PRODUCTS THEN OUR FUTURE PROSPECTS WILL BE HARMED.

Our future planned products may require FDA approval before they can be sold in the United States. There are some planned products for which we have not yet applied for or received FDA approval. However, we have received FDA 510K clearance on our 3ml RevVac Safety Syringe. Our Rev Color and 3D MRI software technology does not require FDA approval for educational and research purposes. We will begin to market these two products for educational and research purposes only in the 4th quarter of 2011. There is no assurance that our other planned products will qualify for the FDA’s 510(k) pre-market notification approval process. The FDA approval process can take years and be expensive, especially if a pre-market approval (PMA) is required. A PMA is much more rigorous and expensive to complete than a 510(k). In addition, the Medical Device User Fee and Modernization Act, enacted in 2002, allows the FDA to assess and collect user fees for 510(k) and for PMA applications. There is no assurance that we will qualify for fee reductions or waivers or that we will have the funds necessary to apply for or obtain FDA approval for our planned products. The FDA approval process could take a significant amount of time, if not years, to complete and there is no assurance that FDA approval will ever be obtained. If FDA approval is not obtained, then we will not be able to sell our future planned products in the United States, which would have a material adverse effect on our future business prospects.

OUR PLANNED PRODUCTS MAY PROVE TO BE TOO EXPENSIVE TO MANUFACTURE AND MARKET SUCCESSFULLY, WHICH WOULD HARM OUR FUTURE PROSPECTS.

Our planned products may prove to be too expensive to manufacture and market successfully. Market acceptance of our products will depend in large part upon our ability to demonstrate the operational and safety advantages of our product as well as the cost effectiveness of our product compared to both standard and other safety needle products. If we are unable to produce products that are competitive with standard products, we will not be able to sell our products. This could have a material adverse effect on our operations.

IF WE ARE NOT ABLE TO ESTABLISH MARKETING, SALES AND DISTRIBUTION ARRANGEMENTS FOR OUR SAFETY SYRINGES, THEN OUR FUTURE PROSPECTS WILL BE HARMED.

If we do not enter into relationships with third parties to market, sell and distribute our planned products, we will need to develop our own such capabilities. If we choose to establish a direct sales force, we will incur substantial additional expenses in developing, training and managing such an organization. We may not be able to build a sales force on a cost effective basis or at all. Any such direct marketing and sales efforts may prove to be unsuccessful. In addition, we will compete with many other companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete against these other companies. We may be unable to engage qualified distributors. Even if engaged, they may fail to satisfy financial or contractual obligations to us. They may fail to adequately market our products. They may cease operations with little or no notice to us or they may offer, design, manufacture or promote competing products.

IF WE ARE UNABLE TO PROTECT OUR FUTURE PLANNED PRODUCTS, OR TO AVOID INFRINGING ON THE RIGHTS OF OTHERS, OUR ABILITY TO COMPETE WILL BE IMPAIRED.

Our commercial success depends in part on our avoiding the infringement of patents and proprietary rights of other parties and developing and maintaining a proprietary position with regard to our own technologies and products. We cannot predict with certainty whether we will be able to enforce our patents. Patents that may be issued, or publications or other actions could block our ability to obtain patents or to operate as we would like. Others may develop similar technologies or duplicate technologies that we have developed or claim that we are infringing their patents.

Although we rely on trade secrets to protect our technology and require certain parties to execute nondisclosure and non-competition agreements, these agreements could be breached, and our remedies for breach may be inadequate. In addition, our trade secrets may otherwise become known or independently discovered by our competitors. If we lose any of our trade secrets, our business and ability to compete could be harmed.

Despite our efforts to protect our proprietary rights, we face the risks that pending patent applications may not be issued, that patents issued to us may be challenged, invalidated or circumvented; that unauthorized parties may obtain and use information that we regard as proprietary; that intellectual property laws may not protect our intellectual property; and effective protection of intellectual property rights may be limited or unavailable in China, where we plan to manufacture our retractable safety syringe, or in other foreign countries where we may manufacture and/or sell our retractable safety needle devices. The lack of adequate remedies and impartiality under any foreign legal system may adversely impact our ability to protect our intellectual property.

We may become involved in litigation or interference proceedings declared by the U.S. Patent and Trademark Office, or oppositions or other intellectual property proceedings outside of the United States. If any of our competitors have filed patent applications or obtained patents that claim inventions that we also claim, we may have to participate in an interference proceeding to determine who has the right to a patent for these inventions in the United States. If a litigation or interference proceeding is initiated, we may have to spend significant amounts of time and money to defend our intellectual property rights or to defend against infringement claims of others. Litigation or interference proceedings could divert our management’s time and effort. Even unsuccessful claims against us could result in significant legal fees and other expenses, diversion of management time and disruption in our business. Any of these events could harm our ability to compete and adversely affect our business.

An adverse ruling arising out of any intellectual property dispute could invalidate or diminish our intellectual property position. An adverse ruling could also subject us to significant liability for damages, prevent us from using processes or products, or require us to license intellectual property from third parties. Costs associated with licensing arrangements entered into to resolve litigation or an interference proceeding may be substantial and could include ongoing royalties. We may not be able to obtain any necessary licenses on satisfactory terms or at all.

WE MUST OBTAIN REGULATORY APPROVALS IN FOREIGN JURISDICTIONS TO MARKET OUR PRODUCTS ABROAD.

Whether or not FDA approval has been obtained, we must secure approval for our future planned products by the comparable non-U.S. regulatory authorities prior to the commencement of marketing of the product in a foreign country. The process of obtaining these approvals will be time consuming and costly. The approval process varies from country to country and the time needed to secure additional approvals may be longer than that required for FDA approval. These applications may require the completion of pre-clinical and clinical studies and disclosure of information relating to manufacturing and controls. Unanticipated changes in existing regulations or the adoption of new regulations could affect the manufacture and marketing of our products.

IF WE ARE NOT ABLE TO COMPETE SUCCESSFULLY, THEN OUR BUSINESS PROSPECTS WILL BE MATERIALLY ADVERSELY AFFECTED.

Our retractable safety syringe, if developed and commercialized, will compete in the United States and abroad with the safety needle devices and standard non-safety needle devices manufactured and distributed by companies such as Becton Dickinson (BD), Covidien, (Kendall Healthcare Products Company), B. Braun, Terumo Medical Corporation of Japan, Smith Medical, and Johnson & Johnson. Developers of safety needle devices against which we could compete include Med-Design Corp., New Medical Technologies, Retractable Technologies, Inc., Univec, Inc. and Specialized Health Products International, Inc. Our Color MRI technology, if developed, approved and commercialized, will compete in the United States and abroad against technologies manufactured and distributed by companies such as General Electric and Siemens. Most of our competitors are substantially larger and better financed than we are and have more experience in developing medical devices and/or software than we do. These competitors may use their substantial resources to improve their current products or to develop additional products that may compete more effectively with our planned products, or may render our planned products obsolete. In addition, new competitors may develop products that compete with our planned products, or new technologies may arise that could significantly affect the demand for our planned products. Even if we are successful in bringing our planned products to market, there is no assurance that we can successfully compete. We cannot predict the development of future competitive products or companies.

In the U.S., the vast majority of decisions relating to the contracting for and purchasing of medical supplies are made by the representatives of group purchasing organizations (“GPOs”), rather than the end-users of the product (nurses, doctors, and testing personnel). GPOs and manufacturers often enter into long-term exclusive contracts which can prohibit entry in the marketplace by competitors. In the needle and syringe market, the market share leader, BD, has utilized, among other things, long-term exclusive contracts which have restricted entry into the market by most of our competitors. We may not be successful in obtaining any contracts with GPO’s, which would severely limit our product’s marketability in the U.S. We will be materially adversely affected if we are unable to compete successfully.

BECAUSE WE RELY ON THIRD PARTIES FOR RESEARCH AND DEVELOPMENT ACTIVITIES NECESSARY TO COMMERCIALIZE OUR PRODUCT, WE HAVE LESS DIRECT CONTROL OVER THOSE ACTIVITIES. THIS COULD HAVE A MATERIALLY ADVERSE EFFECT ON OUR FUTURE PROSPECTS.

We do not maintain our own laboratory and we do not employ our own researchers. We have contracted with third parties in the past to conduct research, development and testing activities and we expect to continue to do so in the future. Because we rely on such third parties, we have less direct control over those activities and cannot assure you that the research will be done properly or in a timely manner, or that the results will be reproducible. The cost and time to establish or locate an alternative research and development facility to develop our technology could have a materially adverse effect on our future prospects.

IF WE CANNOT GENERATE ADEQUATE, PROFITABLE SALES OF OUR PLANNED PRODUCTS, WE WILL NOT BE SUCCESSFUL.

In order to succeed, we must develop commercially viable products and sell adequate quantities at a high enough price to generate a profit. We may not accomplish these objectives. Even if we succeed in developing a commercially viable product, a number of factors may affect future sales of our product. These factors include:

•	Whether physicians, patients and clinicians accept our product as a viable, safe alternative to the standard medical syringe;

•	Whether the cost of our product is competitive in the medical marketplace; and

•	Whether we successfully contract the manufacture and marketing of the syringe to third parties or develop such capabilities ourselves.

OUR PLANNED PRODUCTS, IF SUCCESSFULLY COMMERCIALIZED, COULD BE EXPOSED TO SIGNIFICANT PRODUCT LIABILITY CLAIMS WHICH COULD BE TIME CONSUMING AND COSTLY TO DEFEND, DIVERT MANAGEMENT ATTENTION AND ADVERSELY IMPACT OUR ABILITY TO OBTAIN AND MAINTAIN INSURANCE COVERAGE, WHICH COULD JEOPARDIZE OUR LICENSE.

The testing, manufacture, marketing and sale of our planned products will involve an inherent risk that product liability claims will be asserted against us. Even if we obtain product liability insurance, it may prove inadequate to cover claims and/or costs related to potential litigation. The costs and availability of product liability insurance are unknown. Product liability claims or other claims related to our planned products, regardless of their outcome, could require us to spend significant time and money in litigation or to pay significant settlement amounts or judgments. Any successful product liability or other claim may prevent us from obtaining adequate liability insurance in the future on commercially desirable or reasonable terms. In addition, product liability coverage may cease to be available in sufficient amounts or at an acceptable cost. Any inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our planned product. A product liability claim could also significantly harm our reputation and delay market acceptance of our planned products.

STRINGENT, ONGOING GOVERNMENT REGULATION AND INSPECTION OF OUR PLANNED PRODUCTS COULD LEAD TO DELAYS IN MANUFACTURE, MARKETING AND SALES.

The FDA continues to review products even after they receive FDA approval. Manufacturing and marketing will be subject to ongoing regulation, including compliance with current Good Manufacturing Practices, adverse reporting requirements and the FDA’s general prohibitions against promoting products for unapproved or “off-label” uses. We and any third party manufacturers we may use are also subject to inspection and market surveillance by the FDA for compliance with these and other requirements. Any enforcement action resulting from failure to comply with these requirements could affect the manufacture and marketing of our planned products. In addition, the FDA can withdraw a previously approved product from the market at any time, upon receipt of newly discovered information.

UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT COULD AFFECT OUR ABILITY TO SELL OUR PLANNED PRODUCTS AT A PROFIT.

Sales of medical products largely depend on the reimbursement of patients’ medical expenses by governmental healthcare programs and private health insurers. There is no guarantee that governmental healthcare programs or private health insurers will cover the cost of some of our products, if and when they are commercially available, or permit us to sell our products at a high enough price to generate a profit.

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR STOCK MORE DIFFICULT.

Since inception in 1996, we have engaged primarily in research and development, technology licensing, and raising capital. This limited history may not be adequate to enable you to fully assess our ability to develop and commercialize our planned products and to achieve market acceptance of our planned products and to respond to competition.

WE HAVE A HISTORY OF LOSSES AND EXPECT FUTURE LOSSES.

We have had annual losses since our inception in 1996.  We expect to continue to incur losses until we can sell enough products at prices high enough to generate a profit. As of December 31, 2010, we had accumulated a deficit of $25,576,751. There is no assurance that our planned products will be commercially viable. There is no assurance that we will generate revenue from the sale of our planned products or that we will achieve or maintain profitable operations.

WE HAVE RECEIVED AN AUDIT REPORT WITH A GOING CONCERN DISCLOSURE ON OUR CONSOLIDATED FINANCIAL STATEMENTS.

The continuation of our Company as a going concern is dependent upon our Company attaining and maintaining profitable operations and/or raising additional capital. Our independent registered public accounting firm included, in their audit report on our consolidated financial statements for the year ended December 31, 2010, an explanatory paragraph regarding the substantial doubt about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the liquidity condition of the Company. As a result of this uncertainly we may have a more difficult time obtaining necessary financing

OUR SUCCESS DEPENDS IN LARGE PART ON OUR ABILITY TO SUCCESSFULLY MANUFACTURE OUR PRIMARY PRODUCT, THE REVVAC SAFETY SYRINGE, AND ACHIEVE SUBSTANTIAL COMMERCIAL SALES OF THIS PRODUCT TO CUSTOMERS. IF WE EXPERIENCE PROBLEMS OR DELAYS IN MANUFACTURING OR SECURING FAVORABLE AGREEMENTS TO SUPPLY THE REVVAC SAFETY SYRINGE TO CUSTOMERS, OUR BUSINESS, INCLUDING OUR ABILITY TO GENERATE SIGNIFICANT REVENUES, WILL BE MATERIALLY AND ADVERSELY AFFECTED.

Upon the scheduled completion of the development and qualification of production systems to support the manufacture and commercial sale of the RevVac safety syringe, we expect to commence commercial supply of the syringe to customers during the 2nd half of 2011. Since the RevVac safety syringe is our primary product, any failure or significant delay in completing these activities could materially harm our business and our ability to generate any significant amount of revenues for the foreseeable future. Our ability to generate significant revenues will directly depend on our ability to negotiate successfully one or more supply agreements for the RevVac syringe with distributors and to begin supplying substantial quantities of the product under such agreements. We cannot predict with certainty if and when we will be able to enter into any supply agreements for the RevVac syringe or what the terms of any such agreements will be. If we are unable to secure favorable supply agreements for the RevVac syringe in a timely manner, our ability to generate significant revenues will be materially and adversely affected.

OUR RESEARCH AND DEVELOPMENT AND OTHER OPERATING EXPENSES ARE SIGNIFICANT AND WE DO NOT EXPECT TO BE PROFITABLE UNLESS AND UNTIL WE BEGIN TO MANUFACTURE OUR REVVAC SAFETY SYRINGE, NEGOTIATE SUPPLY AGREEMENTS WITH DISTRIBUTORS AND BEGIN COMMERCIAL SALE OF THE REVVAC SAFETY SYRINGE.

We have incurred and will continue to incur significant research and development expenses for other product variants of our technology. We will also incur general and administrative expenses related to increasing our operations, expanding our sales and marketing capabilities, seeking regulatory approvals, and complying with the requirements related to being a public company in the United States. We will not be profitable unless we are successful in developing and commercializing the RevVac safety syringe and other new products, obtaining regulatory approvals, and manufacturing, marketing and selling commercial products.

OUR ABILITY TO SUCCESSFULLY MARKET AND SELL OUR SAFETY SYRINGES MAY BE IMPAIRED UNTIL WE ARE ABLE TO OFFER A FULL RANGE OF SAFETY SYRINGES IN SIZES COMMONLY USED IN ACUTE-CARE FACILITIES.

In addition to the 3ml RevVac safety syringe, our product portfolio also includes the 1ml, 5ml, and 10ml RevVac safety syringe sizes. Acute-care hospitals are the largest single healthcare market for clinical syringes. These facilities use a range of clinical syringes, including 1ml, 3ml and 5ml sizes, for the subcutaneous and intramuscular administration of therapeutic drugs and vaccines. We have completed development and secured regulatory approvals only for the marketing and sale of our 3ml RevVac safety syringe. While we intend to market the 3ml RevVac safety syringe to other healthcare sectors in addition to acute-care facilities, our ability to market and sell our safety syringes successfully may be impaired until we are able to offer clinical syringes in a full range of sizes.

OUR SUCCESS WILL DEPEND ON THE FULL COMMERCIALIZATION OF OUR CURRENT PRODUCTS, AND THE DEVELOPMENT AND COMMERCIALIZATION OF OTHER PIPELINE PRODUCTS. THERE CAN BE NO ASSURANCE THAT WE WILL BE SUCCESSFUL IN THESE EFFORTS.

A significant element of our strategy focuses on developing products that deliver greater benefits to pharmaceutical companies, healthcare workers and patients. The development of these products requires significant research and development, clinical evaluations and regulatory approvals. The results of our product development efforts may be affected by a number of factors, including our ability to innovate, develop and manufacture new products, complete clinical trials, obtain regulatory approvals and secure customer orders for these products. In addition, patents attained by others can preclude or delay our commercialization of a product. There can be no assurance that any products now in development, or that we may seek to develop in the future, will achieve technological feasibility, obtain regulatory approval or gain market acceptance.

WE MAY ENCOUNTER DIFFICULTIES MANAGING OUR GROWTH, WHICH COULD MATERIALLY HARM OUR BUSINESS.

We expect to expand our operations and grow our research and development, product development, regulatory, manufacturing, sales, marketing and administrative operations. This expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. To manage our growth and to develop and commercialize our products, we will be required to improve existing, and implement new, operational and financial systems, procedures and controls and expand, train and manage our growing employee base. In addition, we will need to manage relationships with various manufacturers, suppliers, customers and other organizations. Our ability to manage our operations and growth will require us to improve our operational, financial and management controls, as well as our internal reporting systems and controls. We may not be able to implement such improvements to our management information, disclosure controls and procedures and internal control systems in an efficient and timely manner and may discover deficiencies in existing systems and controls. Our failure to accomplish any of these tasks could materially harm our business.

THE MANUFACTURING FACILITIES OF OUR SUPPLIERS MUST COMPLY WITH APPLICABLE REGULATORY REQUIREMENTS. IF THEY FAIL TO ACHIEVE OR MAINTAIN REGULATORY APPROVAL FOR THESE MANUFACTURING FACILITIES, OUR BUSINESS AND OUR RESULTS OF OPERATIONS WOULD BE HARMED.

Commercialization of our products requires access to, or the development of, manufacturing facilities that meet applicable regulatory standards to manufacture a sufficient supply of our products. In addition, the FDA must approve facilities that manufacture our products for U.S. commercial purposes, as well as the manufacturing processes and specifications for the product. Suppliers of components of, and products used to manufacture, our products must also comply with FDA and foreign regulatory requirements, which often require significant time, money and record-keeping and quality assurance efforts and subject us and our suppliers to potential regulatory inspections and stoppages. If our suppliers do not achieve or maintain required regulatory approval for our manufacturing operations, our commercialization efforts could be delayed, which would harm our business and our results of operations.

THE COSTS OF RAW MATERIALS HAVE A SIGNIFICANT IMPACT ON THE LEVEL OF EXPENSES THAT WE INCUR. IF THE PRICES OF RAW MATERIALS AND RELATED FACTORS SUCH AS ENERGY PRICES INCREASE, AND WE CANNOT PASS THOSE PRICE INCREASES ON TO OUR CUSTOMERS, OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION WOULD SUFFER.

We use a number of raw materials including polymer plastics. The prices of many of these raw materials, such as those sourced from petroleum-based raw materials, are cyclical and volatile. While we would generally attempt to pass along increased costs to our customers in the form of sales price increases, we might not be able to do so, for competitive or contract-related reasons or otherwise. If we are not able to set our prices to reflect the costs of our raw materials, our results of operations and our financial condition could suffer.

DISRUPTIONS IN THE SUPPLY OF KEY RAW MATERIALS AND DIFFICULTIES IN THE SUPPLIER QUALIFICATION PROCESS COULD ADVERSELY IMPACT OUR OPERATIONS.

We employ a supply chain management strategy which seeks to source components and materials from a number of established third party companies. Where possible, we seek to establish dual contracts for the supply of particular components or services. However, there is a risk that our supply lines may be interrupted in the event of a supplier production problem, material recall or financial difficulties. If one of our suppliers is unable to supply materials required for production of our products or our strategies for managing these risks are unsuccessful, we may be unable to complete the production of sufficient quantities of product to fulfill customer orders, or complete the qualification of new replacement materials for some programs in time to meet future production requirements. Prolonged disruptions in the supply of any of our key raw materials, difficulty in completing qualification of new sources of supply, or in implementing the use of replacement materials or new sources of supply, could have a material adverse effect on our results of operations, our financial condition or cash flows.

SOME COMPANIES WE MAY UTILIZE FOR THE SUPPLY OF COMPONENTS ARE ALSO COMPETITORS, AND THEY COULD ELECT TO CEASE SUPPLY RELATIONSHIPS WITH US IN THE FUTURE FOR COMPETITIVE REASONS.

Some companies we may utilize for the supply of components for the RevVac safety syringe also develop and market their own safety products. These companies may elect to cease supply relationships with us in the future for competitive reasons. This may disrupt our supply chain, cause difficulties in the qualification of new sources of supply and impair our ability to supply customer orders. Such events may have a material adverse effect on our results of operations, our financial condition or cash flows.

THE MEDICAL DEVICE INDUSTRY IS VERY COMPETITIVE.

Competition in the medical device industry is intense. We face this competition from a wide range of companies. These include large medical device companies, most of which have greater financial and human resources, distribution channels and sales and marketing capabilities than we do. Our ability to compete effectively depends upon our ability to distinguish our company and our products from our competitors and their products. Factors affecting our competitive position include, for example, product design and performance, product safety, sales, marketing and distribution capabilities, success and timing of new product development and introductions and intellectual property protection.

OUR COMPETITORS HAVE GREATER RESOURCES.

The three leading manufacturers of hypodermic syringes and blood collection products are BD, Covidien, and Terumo. All three companies offer both standard syringes and at least one safety syringe alternative. These competitors have greater financial resources, larger and more established sales and marketing and distribution organizations, and greater market influence, including long-term contracts. These competitors may be able to use these resources to improve their products through research and acquisitions or develop new products, which may compete more effectively with our products. If our competitors choose to use their resources to create products superior to ours, we may be unable to sell our products and our ability to continue operations would be weakened.

WE MAY BE ADVERSELY IMPACTED BY NEXT GENERATION DRUG DELIVERY TECHNOLOGIES.

Much of our potential sales and potential profitability depends to a large extent on the sale of drug products delivered by subcutaneous or intramuscular injection. Other device companies, and pharmaceutical companies, are attempting to develop alternative therapies or drug administration systems such as needle-free or intradermal injection technology for the treatment or prevention of various diseases. The development of new or improved products, processes or technologies by other companies may render our products or proposed products obsolete or less competitive. If the products developed in the future by our customers or potential customers use another delivery system, our sales and potential profitability could suffer. Furthermore, we will be largely reliant upon the receipt of revenues from the sale of the RevVac safety syringe and will not have the benefit of diversification.

WE MAY FACE SIGNIFICANT UNCERTAINTY IN THE INDUSTRY DUE TO GOVERNMENT HEALTHCARE REFORM.

The healthcare industry in the United States is subject to fundamental changes due to the ongoing healthcare reform and the political, economic and regulatory influences. In March 2010, comprehensive healthcare reform legislation was signed into law in the United States through the passage of the Patient Protection and Affordable Health Care Act and the Health Care and Education Reconciliation Act.  Among other initiatives, the legislation provides for a 2.3% annual excise tax on the sales of certain medical devices in the United States, commencing in January 2013. This enacted excise tax may adversely affect our operating expenses and results of operations. In addition, various healthcare reform proposals have also emerged at the state level. We cannot predict with certainty what healthcare initiatives, if any, will be implemented at the state level, or what ultimate effect of federal healthcare reform or any future legislation or regulation may have on us or on our customers’ purchasing decisions regarding our products and services.

WE ARE SUBJECT TO REGULATION BY GOVERNMENTS AROUND THE WORLD, AND IF THESE REGULATIONS ARE NOT COMPLIED WITH, EXISTING AND FUTURE OPERATIONS MAY BE CURTAILED, AND WE COULD BE SUBJECT TO LIABILITY.

The design, development, manufacturing, marketing and labeling of our products are subject to regulation by governmental authorities in the United States, Europe and other countries, including the FDA. The regulatory process can result in required modification or withdrawal of existing products and a substantial delay in the introduction of new products. Also, it is possible that regulatory approval may not be obtained for a new product. Our business may be adversely affected by changes in the regulation of drug products and medical devices.

Our target customers are also subject to government regulations for the manufacturing, approval, marketing and labeling of medical products. An effect of the governmental regulation of our customers’ injectable drug products and manufacturing processes is that compliance with regulations makes it costly and time consuming to transition to the use of our devices for existing products, or to secure approval for pipeline products targeted for use with our devices. If regulation of our customers’ products incorporating our devices increases over time, it is likely that this would adversely affect our sales and profitability.

IF OUR PRODUCTS ARE FOUND TO HAVE DEFECTS OR FAIL TO MEET INDUSTRY STANDARDS, WE WILL INCUR SUBSTANTIAL LITIGATION, JUDGMENT, PRODUCT LIABILITY AND PRODUCT RECALL COSTS, WHICH WILL INCREASE OUR LOSSES AND NEGATIVELY AFFECT OUR BRAND NAME REPUTATION AND PRODUCT SALES.

We may be subject to liability for errors that occur with our technologies due to claims of negligence or product malfunction. Pursuant to our manufacturing agreement with MIG, the Company has the right to claim reimbursement for damages due to manufacturing defects but will have product liability insurance in place before delivery of its products. We can still suffer litigation as a result of perceived product malfunctioning, adversely affecting our reputation, planned revenue stream and company. Despite purchasing product liability insurance at the industry standard amount, product liability claims could increase our costs and adversely affect our reputation, planned revenues and, ultimately, lead to additional losses. In addition, product defects could result in product recalls and warranty claims. A product recall could delay or halt production of our product until we are able to remedy the product defects. The occurrence of any claims, judgments or product recalls will negatively affect our brand name image and product sales, lead to additional costs, and adversely affect our financial condition and results of operation.

 INTELLECTUAL PROPERTY LITIGATION COULD BE COSTLY AND DISRUPTIVE TO US.

The retractable syringe product lines in which we compete are relatively new inventions with numerous companies having patents. In recent years, there have been several patent infringement suits involving other industry participants. To-date, we have not been subject to any such patent infringement suits and also hold freedom to operate reports which we believe indicate that our technology and associated products are substantially different from other known patents. There is no assurance, however, that third parties will not assert any patent, copyright, trademark and other intellectual property rights to technologies used in our business. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel or require us to pay substantial damages. If we are unsuccessful in defending ourselves against these types of claims, we may be required to do one or more of the following:

•	stop, delay or abandon our ongoing or planned commercialization of the product that is the subject of the suit;

•	attempt to obtain a license to sell or use the relevant technology or substitute technology, which license may not be available on reasonable terms or at all; or

•	redesign those products that use the relevant technology.

IF WE ARE UNABLE TO PROTECT THE CONFIDENTIALITY OF OUR PROPRIETARY INFORMATION AND KNOW-HOW, THE VALUE OF OUR TECHNOLOGY AND PRODUCTS COULD BE ADVERSELY AFFECTED.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how. We generally seek to protect this information by confidentiality agreements with our employees, consultants, scientific advisors and third parties. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors. To the extent that our employees, consultants or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

WE PURCHASE SOME OF THE KEY COMPONENTS OF OUR PRODUCTS FROM SINGLE SUPPLIERS. THE LOSS OF THESE SUPPLIERS COULD PREVENT OR DELAY SHIPMENTS OF OUR PRODUCTS OR DELAY OUR CLINICAL TRIALS OR OTHERWISE ADVERSELY AFFECT OUR BUSINESS.

Some of the key components of our products and related services are currently purchased from only single suppliers with which we do not have long-term contracts. Some of these suppliers may be located outside of the United States, which could make us subject to foreign export laws and U.S. import and customs statutes and regulations, thus complicating and delaying shipments of components. If necessary or desirable, we could source our product components and related services from other suppliers. However, establishing additional or replacement suppliers for these components, and obtaining any necessary regulatory clearances or approvals, could take a substantial amount of time and could result in increased costs and impair our ability to produce our products, which would adversely impact our business, operating results and prospects. If our independent contract manufacturers fail to timely deliver to us sufficient quantities of some of our products and components in a timely manner, our operations may be harmed.

OUR RELIANCE ON INDEPENDENT CONTRACT MANUFACTURERS TO MANUFACTURE MOST OF OUR PRODUCTS AND COMPONENTS INVOLVES SEVERAL RISKS, INCLUDING:

•	inadequate capacity of the manufacturer’s facilities;

•	financial difficulties experienced by manufacturers due to the recent economic recession and continuing economic uncertainty;

•	interruptions in access to certain process technologies; and

•	reduced control over product availability, quality, delivery schedules, manufacturing yields and costs.

Shortages of raw materials, production capacity or financial constraints, or delays by our contract manufacturers could negatively affect our ability to meet our production obligations and result in increased prices for affected parts. Any such reduction, constraint or delay may result in delays in shipments of our products or increases in the prices of components, either of which could have a material adverse effect on our business.

IF WE, OUR CONTRACT MANUFACTURERS OR OUR COMPONENT SUPPLIERS FAIL TO COMPLY WITH THE FDA’S QUALITY SYSTEM REGULATIONS, THE MANUFACTURING AND DISTRIBUTION OF OUR DEVICES COULD BE INTERRUPTED, AND OUR PRODUCT SALES AND OPERATING RESULTS COULD SUFFER.

We, our contract manufacturers and our component suppliers are required to comply with the FDA’s quality system regulations, which is a complex regulatory framework that covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our devices. The FDA enforces its quality system regulations through periodic unannounced inspections. We cannot assure you that our facilities or our contract manufacturers’ or component suppliers’ facilities would pass any future quality system inspection. If our or any of our contract manufacturers’ or component suppliers’ facilities fails a quality system inspection, the manufacturing or distribution of our devices could be interrupted and our operations disrupted. Failure to take adequate and timely corrective action in response to an adverse quality system inspection could force a suspension or shutdown of our packaging and labeling operations or the manufacturing operations of our contract manufacturers, or a recall of our devices. If any of these events occurs, we may not be able to provide our customers with the quantity of RevVac safety syringes they require on a timely basis, our reputation could be harmed and we could lose customers, any or all of which may have a material adverse effect on our business, financial condition and results of operations.

OUR OPERATING RESULTS MAY BE ADVERSELY IMPACTED BY WORLDWIDE POLITICAL AND ECONOMIC UNCERTAINTIES AND SPECIFIC CONDITIONS IN THE MARKETS WE ADDRESS.

In the recent past, general worldwide economic conditions have experienced a downturn due to slower economic activity, concerns about inflation, increased energy costs, decreased consumer confidence, reduced corporate profits and capital spending, and adverse business conditions. Any continuation or worsening of the current global economic and financial conditions could materially adversely affect (i) our ability to raise, or the cost of, needed capital, (ii) demand for our current and future products and (iii) our ability to commercialize products. We cannot predict the timing, strength, or duration of any economic slowdown or subsequent economic recovery, worldwide, or in the display industry.

BECAUSE WE PLAN TO CONTINUE USING FOREIGN CONTRACT MANUFACTURERS, OUR OPERATING RESULTS COULD BE HARMED BY ECONOMIC, POLITICAL, REGULATORY AND OTHER FACTORS IN FOREIGN COUNTRIES.

We currently use a contract manufacturer in Asia to manufacture our RevVac safety syringe, and we plan to use foreign manufacturers to manufacture future products, where appropriate. These international operations are subject to inherent risks, which may adversely affect us, including:

•	political and economic instability;

•	high levels of inflation, historically the case in a number of countries in Asia;

•	burdens and costs of compliance with a variety of foreign laws;

•	foreign taxes;

•	changes in tariff rates or other trade and monetary policies; and

•	changes or volatility in currency exchange rates.

IF WE FAIL TO MANAGE EXPANSION EFFECTIVELY, OUR REVENUE AND EXPENSES COULD BE ADVERSELY AFFECTED.

Our ability to successfully offer products and implement our business plan in a rapidly evolving market requires an effective planning and management process. The growth in business and relationships with customers and other third parties has placed, and will continue to place, a significant strain on our management systems and resources. We will need to continue to improve our financial and managerial controls, reporting systems and procedures and will need to continue to train and manage our work force.

INCREASES IN FREIGHT AND ENERGY PRICES WOULD INCREASE OUR OPERATING COSTS AND WE MAY BE UNABLE TO PASS THESE INCREASES ON TO OUR CUSTOMERS IN THE FORM OF HIGHER PRICES, WHICH MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

We use energy to process and transport our products. The prices for and availability of energy resources are subject to volatile market conditions, which are affected by political, economic and regulatory factors beyond our control. Our operating costs increase if energy costs, including electricity, diesel fuel and natural gas, rise. During periods of higher freight and energy costs, we may not be able to recover our operating cost increases through price increases without reducing demand for our products. In addition, we typically do not hedge our exposure to higher freight or energy prices.

THE MANUFACTURE OF MANY OF OUR PRODUCTS IS A HIGHLY EXACTING AND COMPLEX PROCESS, AND IF WE OR ONE OF OUR SUPPLIERS SHOULD ENCOUNTER PROBLEMS MANUFACTURING PRODUCTS, OUR BUSINESS COULD SUFFER.

The manufacture of many of our products is a highly exacting and complex process, in part due to strict regulatory requirements. Problems may arise during the manufacturing process for a variety of reasons, including equipment malfunction, failure to follow specific protocols and procedures, problems with raw materials, maintenance of our manufacturing environment, natural disasters, various contagious diseases and process safety issues. If problems arise during the production of a batch of product, that batch of product may have to be discarded. This could, among other things, lead to increased costs, lost sales, damage to customer relations, time and expenses being spent investigating the cause and, depending on the cause, similar losses with respect to other batches or products. If problems are not discovered before the affected product is released to the market, recall and product liability costs as well as reputational damage may also be incurred. To the extent that we or one of our suppliers experience significant manufacturing problems, this could have a material adverse effect on our business.

IF WE FAIL TO INCREASE OUR PRODUCTION AND MANUFACTURING CAPACITY, WE WILL BE UNABLE TO CONTINUE TO GROW AND OUR ABILITY TO PRODUCE NEW PRODUCTS, EXPAND WITHIN OUR EXISTING MARKETS AND ENTER INTO NEW MARKETS WILL BE LIMITED.

Global growth and demand for our products has increased the utilization of our production and manufacturing facilities, including manufacturing capacity provided by third-party manufacturers and packaging capacity with respect to our products. If we are unable to successfully expand our production and manufacturing capacity, we will be unable to continue our growth and expand within our existing markets or enter into additional geographic markets or new product categories. In addition, failure to successfully expand our production and manufacturing capacity will limit our ability to introduce and distribute new products, including our existing pipeline of innovations and product improvements, or otherwise take advantage of opportunities in new and existing markets. Further, increasing our production and manufacturing facilities requires significant investment and time to build. Delays in increasing capacity could also limit our ability to continue our growth and materially adversely affect our business.

THE LOSS OF THE SERVICES OF CERTAIN THIRD PARTIES OR RONDALD L. WHEET, OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

We are dependent upon the services of third parties related to development and commercialization of our planned products. The loss of their services and the inability to retain acceptable substitutes could have a material adverse effect on our future prospects. We are also dependent upon the services of Rondald L. Wheet, our Chairman and Chief Executive Officer. The loss of his services or our inability to retain suitable replacements could have a material adverse effect on our ability to continue operating.

ALTHOUGH WE BELIEVE THAT OUR SYSTEM OF DISCLOSURE CONTROLS AND INTERNAL CONTROLS OVER FINANCIAL REPORTING ARE ADEQUATE, SUCH CONTROLS ARE SUBJECT TO INHERENT LIMITATIONS.

Although we believe that our system of disclosure controls and internal controls over financial reporting are adequate, we cannot assure you that such controls will prevent all errors or all instances of fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs.  Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company will be detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and any design may not succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Because of the inherent limitation of a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Risks Related to Our Common Stock

YOUR OWNERSHIP INTEREST MAY BE DILUTED AND THE VALUE OF THE SHARES OF OUR COMMON STOCK MAY DECLINE BY THE EXERCISE OF STOCK OPTIONS WE HAVE GRANTED OR MAY GRANT IN THE FUTURE AND BY THE COMMON STOCK WE HAVE ISSUED OR WILL ISSUE IN THE FUTURE.

As of October 31, 2011, there were 14,494,750 options outstanding, which consisted of options to purchase common stock at exercise prices ranging from .08-.50 cents per share, all of which are exercisable. 6,453,750 options still outstanding were granted in 2007 and 2008 at a weighted average price of .08 per share and are considered in the money as of October 31, 2011. An additional 1,000,000 options issued in 2010 at an exercise price of .25 cents are considered in the money. 3,650,000 options issued in 2010 and 2011 at an exercise price of .30 cents are considered at the money.  3,391,000 options outstanding are presently out of the money, all of which are exercisable at $0.50 per share.  9,753,750 of the options, as of October 31, 2011, were granted to officers and directors. Additionally, under the terms of certain 2009 and 2010 private placement agreements, 1,989,900 warrants were issued with an exercise price of $0.50 cents and an expiration date of March 31, 2012.  Of those warrants, 117,400 have been exercised.

We may decide, however, to modify the terms and/or exercise price of these “out of the money” options. To the extent that the outstanding options to purchase our common stock are exercised, your ownership interest may be diluted. If the options are exercised and sold into the market, they could cause the market price of our common stock to decline.

From time to time the Company has issued and plans to continue to issue shares of its common stock to pay current and future obligations. During 2010, the Company issued 2,194,890 shares for services rendered.  If and when, and to the extent that, those shares are sold into the market, they could cause the market price of our common stock to decline.

As of October 31, 2011, we had 250,000,000 shares of common stock authorized and 52,242,644 shares of common stock outstanding. The authorized but unissued shares have the same rights and privileges as the common stock presently outstanding. The unissued authorized shares can be issued without further action of the shareholders. If and when, and to the extent that, the unissued authorized shares are issued and sold into the market, they could cause the market price of our common stock to decline.

OUR STOCK PRICE IS VOLATILE AND YOUR INVESTMENT IN OUR SECURITIES COULD DECLINE IN VALUE, RESULTING IN SUBSTANTIAL LOSSES TO YOU.

The market price of our common stock, which is currently quoted on the OTC Markets OTCQB, has been, and may continue to be, highly volatile. Our stock began trading on the over the counter bulletin board on May 1, 2008.  On April 19, 2010, the Company began trading on the OTC Markets OTCQB. Factors such as announcements of product development progress, financings, technological innovations or new products, either by us or by our competitors or third parties, as well as market conditions within the medical devices industry may have a significant impact on the market price of our common stock. In general, medical device stocks tend to be volatile even during periods of relative market stability because of the high rates of failure and substantial funding requirements associated with medical device companies. Market conditions and conditions of the medical device sector could also negatively impact the price of our common stock.

THE APPLICATION OF THE “PENNY STOCK” RULES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON SHARES AND INCREASE YOUR TRANSACTION COSTS TO SELL THOSE SHARES.

The Securities and Exchange Commission (the “SEC”) has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

•	that a broker or dealer approve a person’s account for transactions in penny stocks;

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased; and

•	that a broker or dealer approve a person’s account for transactions in penny stocks.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

AS AN ISSUER OF “PENNY STOCK,” THE PROTECTION PROVIDED BY THE FEDERAL SECURITIES LAWS RELATING TO FORWARD LOOKING STATEMENTS DOES NOT APPLY TO US.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, the Company will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by the Company contained a material misstatement of fact or was misleading in any material respect because of the Company’s failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

MR. RONDALD L. WHEET, OUR CHIEF EXECUTIVE OFFICER AND CHAIRMAN, HAS VOTING CONTROL OF THE COMPANY AND CAN UNILATERALLY MAKE BUSINESS DECISIONS FOR US. ALTHOUGH WE HAVE TWO OUTSIDE DIRECTORS, THERE ARE NO PROCEDURES IN PLACE TO RESOLVE POTENTIAL CONFLICTS AND TO EVALUATE RELATED PARTY TRANSACTIONS THAT ARE TYPICALLY REVIEWED BY INDEPENDENT DIRECTORS.

Because Mr. Wheet owns 1,000,000 Series 2006 Preferred shares, which gives him the right to vote 125 shares to one in addition to the shares of common stock he already owns, voting together as a single class with the Company’s common stock, he controls a majority of the Company’s common stock and can unilaterally make business decisions on our behalf. Although we appointed two outside directors, there are no procedures in place to resolve potential conflicts and evaluate related party transactions that are typically reviewed by independent directors.

THE NOTEHOLDER OF THE CONVERTIBLE NOTE HAS THE OPTION OF CONVERTING THE CONVERTIBLE NOTE INTO SHARES OF OUR COMMON STOCK. IF THE CONVERTIBLE NOTE IS CONVERTED, THERE WILL BE DILUTION OF YOUR SHARES OF OUR COMMON STOCK.

We are registering 10,000,000 shares of common stock underlying the Note that may be available for future sale and the sale of these shares may depress the market price of our common stock.

THE NOTEHOLDER WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE FOR OUR COMMON STOCK.

The common stock to be issued to the Noteholder pursuant to the terms of the Note will be purchased at a 70% of the lowest closing price of the common stock in the twenty (20) trading days immediately prior to any conversion. The Noteholder has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If the Noteholder sells the shares, the price of our common stock could decrease. If our stock price decreases, the Noteholder may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR COMMON STOCK.

No cash dividends have been paid on the Company’s common stock. We expect that any income received from operations will be devoted to our future operations and growth. The Company does not expect to pay cash dividends in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as the Company’s board of directors may consider relevant. If the Company does not pay dividends, the Company’s common stock may be less valuable because a return on an investor’s investment will only occur if the Company’s stock price appreciates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Registration Statement, including in the documents incorporated by reference into this Registration Statement, includes some statement that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our and their management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Registration Statement are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions.

USE OF PROCEEDS

The Selling Security Holders are selling all of the shares of our common stock covered by this prospectus for their own account. Accordingly, we will not receive any proceeds from the resale of the common stock.

DETERMINATION OF OFFERING PRICE

Our common stock currently trades on the OTCQB under the symbol “RMCP.” The offering price of $0.28 has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, on the basis of the closing bid price of common stock of the registrant as reported on the OTCQB on November 2, 2011.

SELLING SECURITY HOLDERS

The following table sets forth the name of the Selling Security Holders, the number of shares of common stock beneficially owned by each of the Selling Security Holders as of the date hereof and the number of share of common stock being offered by each of the Selling Security Holders. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Security Holders may offer all or part of the shares for resale from time to time. However, none of the Selling Security Holders is under any obligation to sell all or any portion of such shares nor is any of the Selling Security Holders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Security Holders. The “Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

Name	Shares Beneficially Owned Prior To Offering	Shares to be Offered	Amount Beneficially Owned After Offering (1)	Percent Beneficially Owned After Offering
JMJ Financial, Inc. (2)	10,000,000	10,000,000	0	0%

(1)	The number assumes the Selling Security Holder sells all of the common shares being offering pursuant to this prospectus.

(2)
JMJ Financial, Inc. is organized and exiting under the laws of state of Florida. Justin Keener is the principal of JMJ Financial, Inc., and, acting alone, has voting and dispositive power over the shares beneficially owned by JMJ Financial, Inc.

PLAN OF DISTRIBUTION

The Selling Security Holders and any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Security Holders may use any one or more of the following methods when selling shares of our common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales after this registration statement becomes effective;

•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The Selling Security Holders will have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

To the extent permitted by law, the Selling Security Holders may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The Selling Security Holders or their respective pledges, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Stock Holder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Security Holders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Security Holders. The Selling Security Holders that are broker-dealers are deemed to be underwriters. In addition, the other Selling Security Holders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Stock Holder. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of Selling Security Holders to include the pledgee, transferee or other successors in interest as Selling Security Holders under this prospectus.

The Selling Security Holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Security Holders to include the pledgee, transferee or other successors in interest as Selling Security Holders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of our common stock. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the Selling Security Holders.

Each of the Selling Security Holders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of our common stock by any Selling Security Holder. We will file a supplement to this prospectus if a Selling Security Holder enters into a material arrangement with a broker-dealer for sale of our common stock being registered. If the Selling Security Holders use this prospectus for any sale of the shares of our common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the Selling Security Holders. The Selling Security Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue an aggregate number of 255,000,000 shares of capital stock, of which 250,000,000 shares are common stock, $0.001 par value per share, and 5,000,000 shares are preferred stock, $0.001 par value per share.

Common Stock

We are authorized to issue 250,000,000 shares of common stock, par value $0.001 per share, of which 52,242,644 shares were outstanding as of October 31, 2011.

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of our common stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the board of directors can elect all members of the board of directors. Holders of a majority of the issued and outstanding shares of common stock may take action by written consent without a meeting. Upon any liquidation, dissolution or winding up, holders of shares of our common stock are entitled to receive pro rata all of our assets available for distribution to shareholders. Holders of our common stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities.

Preferred Stock

The Company has 5,000,000 shares of preferred stock ($0.001 par value) authorized.  When the Company issues its preferred stock, it is designated with the year of when it is issued.  As of October 31, 2011, there were 1,500,000 shares of preferred stock outstanding.  On October 24, 2006, the Company designated 1,000,000 shares as Series 2006 Preferred Stock, which were then issued to Mr. Wheet, the Company’s Chief Executive Officer. Each share of preferred stock is convertible, at any time at the discretion of Mr. Wheet, into one share of the Company’s common stock for each share of series of preferred share. Each series of preferred stock has voting rights of 125 votes per share of series preferred voting together as one class with the Company’s common stock. As a result, Mr. Wheet has effective voting control of the Company’s common stock and as such can unilaterally decide on business matters. Upon conversion of the series preferred, each share of common stock resulting from the conversion shall be entitled to one vote per share-not 125 votes per share.

Common Stock Options and Warrants Outstanding

As of October 31, 2011, there were 14,494,750 options outstanding, which consisted of options to purchase common stock at exercise prices ranging from .08-.50 cents per share, all of which are exercisable. 6,453,750 options still outstanding were granted in 2007 and 2008 at a weighted average price of .08 per share and are considered in the money as of October 31, 2011. An additional 1,000,000 options issued in 2010 at an exercise price of .25 cents are considered in the money. 3,650,000 options issued in 2010 and 2011 at an exercise price of .30 cents are considered at the money.  3,391,000 options outstanding are presently out of the money, all of which are exercisable at $0.50 per share.  9,753,750 of the options, as of October 31, 2011, were granted to officers and directors. Additionally, under the terms of certain 2009 and 2010 private placement agreements, 1,989,900 warrants were issued with an exercise price of $0.50 cents and an expiration date of March 31, 2012.  Of those warrants, 117,400 have been exercised.

Dividends

Holders of record of shares of our common stock are entitled to receive dividends when and if declared by the board of directors. As of the date hereof, we have not paid cash dividends on our common stock. Holders of our common stock are entitled to receive such dividends as may be declared and paid from time to time by the board of directors out of funds legally available. We intend to retain any earnings for the operation and expansion of our future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, our financial condition and such other factors as the board of directors may consider.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Hood Sutton Robinson & Freeman CPAs, P.C., to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the common stock hereby will be passed upon for us by Lucosky Brookman LLP.

DESCRIPTION OF BUSINESS

Since 1996, Revolutions Medical Corporation (“Revolutions Medical,” the “Company,” “we,” “us” or “our”) has been endeavoring to design, develop and commercialize auto retractable vacuum safety syringes. Our present product development effort is focused on the RevVac Auto Retractable Vacuum Safety Syringe, which is designed specifically to reduce accidental needle stick injuries and lower the spread of blood borne diseases. The Company also has developed a suite of proprietary MRI software tools; RevColor, Rev3D, RevDisplay, and RevScan. These tools are designed to enhance general diagnostic confidence through education and research use and in the future we believe will have specific commercial applications.

On February 22, 2009, the Company announced that it had received notification from the Federal Drug Administration (“FDA”) that the 510K application for the 3ml RevVac Safety Syringe was cleared. Furthermore, FDA approval is not needed for educational and research use of our RevDisplay, RevColor, Rev3D and RevScan MRI software tools and applications.

During 2010, Revolutions Medical completed its pilot run and market samples for the improved design of its 3ml RevVac Safety Syringe. In September 2010, the Company signed a manufacturing agreement with Medical Investment Group, Inc. (“MIG”), to manufacture a minimum of 2.5 million 3ml RevVac syringes per month in MIG’s factory. On September 6, 2011, the Company terminated its manufacturing agreement with MIG and on September 8, 2011, signed a Memorandum of Understanding ("MOU") with Wuxi Yushou Medical Appliances Co., Ltd. ("Yeso-Med"), a limited liability company organized under the laws of the People's Republic of China, for the manufacture and supply of the Company's RevVac Safety Syringes. In November 2010, the Company introduced its RevVac Safety syringe samples during the Medica trade show in Dusseldorf, Germany to distributors. Revolutions Medical plans to begin shipping its 3ml RevVac Safety Syringes to customers and distributors in the 4th quarter of 2011.

During 2010, Revolutions Medical entered into two university clinical studies utilizing its proprietary MRI software tools. These first two clinical studies are for cases involving head trauma and brain masses. We believe these results should clinically validate the use of its MRI software tools as an additional application to enhance the diagnostic confidence of physicians. The Company is planning to commercially launch the first application of this technology during 2012. The launch of this product will be a “software as service” (SAS) business model, where customers will log on to our secure website and send current black and white images to the Company via high speed internet (teleradiology), and the images will be sent back to the customer in color and three dimensional with auto segmentation. At first the Company will charge a per-use fee but can expand depending upon volume into monthly service agreements. Potential Revolutions Medical customers could include MRI centers, doctors, hospitals and even patients.

“MRI” refers to “Magnetic Resonance Imaging,” a widely used imaging system that safely creates many different and detailed views of selected portions of the internal anatomy. An MRI scanner is a large tunnel-shaped machine that will accommodate an adult lying down. Within the MRI scanner is a large magnet which directs harmless radio signals around sections of the body. When these signals pass through the body, they release a signal. The released signals are picked up by a receiver inside the MRI scanner and then sent to a computer. The computer analyzes the signals and converts them to a visual image that is displayed on a viewing monitor and then printed on special film. The images produced by the scanner are gray-scale images similar to an x-ray. These gray-scale images can be difficult and time consuming to “read.” A radiologist “reads” these images on film by comparing the different scans of each tissue slice, sometimes evaluating one hundred to three hundred individual gray images to obtain a diagnosis. The successful diagnosis of a condition, using MRI, depends not only on the ability of the radiologist to detect the subtle differences in shades of gray, but also the radiologist’s ability to compare visually the vast number of images.

The Company is engaged in the development of technology which can segment and reference MRI images. By “segmenting” an image, the Company’s technology will let the user select a part of the image (bone, fluid, tissue) and render that selection in three dimensions. Essentially, different components of an image are given different colors and the user can choose the color or colors to be studied, thus eliminating those portions colored with the colors being discarded. By “referencing” the image to a data base, the user can obtain similar, identified images to aid the user in interpretation of the image being studied. The Company currently owns four (4) separate patent applications, filed in June of 2007, each of which received USPTO office actions during 2010. Revolutions Medical expects to receive issuances or additional office actions on some if not all of these patents over the next 12 months.

The Company launched sales of its 3ml RevVac safety syringe sales in June of 2011.  The Company is planning to launch its first application of MRI software tools during 2012.  Further, the Company is planning the launch of its 1ml plus RevVac safety syringe, as well as the 5ml and 10ml syringes during 2012.  Our efforts to date have been funded almost entirely through sales of our common stock. We require substantial additional capital to complete the mass manufacturing, distributing and commercialization of the RevVac retractable safety syringe and our proprietary color MRI software. The Company currently has access to capital through (i) an equity line agreement entered into with Auctus Private Equity, Inc. executed in April 2010 and a debt offering entered into with JMJ Financial in February of 2011.

Distribution Method of Products and Services

In the U.S., the vast majority of decisions relating to the contracting for and purchasing of medical supplies are made by the representatives of group purchasing organizations (“GPOs”) rather than the end-users of the product (nurses, doctors, and testing personnel). GPOs and manufacturers often enter into long-term exclusive contracts which can prohibit entry in the marketplace by competitors. In the needle and syringe market, the market share leader, Becton-Dickinson, has utilized, among other things, long-term exclusive contracts which have restricted entry into the market by most of our competitors. The Company has been in direct communication and has shown samples of its RevVac safety syringes to many GPOs. We believe that we have a superior product compared to the competition which would allow us to penetrate the market. However, we may not be successful in obtaining any contracts with GPOs, which would severely limit our product’s marketability in the United States. See “RISK FACTORS.”

We presently have our 3ml RevVac safety syringe for sale and expect to have  additional products for sale during 2012.  We plan to seek distribution arrangements with established medical device distributors in the future, but there is no assurance that we will be successful in establishing or maintaining such relationships. See “RISK FACTORS.”

Status of Planned Products

The RevVac safety syringe uses vacuum technology to retract the needle into the plunger immediately after use. The syringe cannot be reused once the vacuum is activated.  The Company believes its safety syringe has many advantages over its competition including price, ease of use, and safety.  We believe that it will help reduce accidental needle stick injuries and also aid in reducing the spread of contagious diseases.  The Company also believes that, with the help of government regulation initiatives, individual state laws, and the importance of world health concerns, the safety syringe market will continue to have substantial growth into the foreseeable future.

The Company introduced its proprietary Color MRI software tools at the prestigious Radiological Society of North America (RSNA) show in Chicago, IL at the beginning of December 2009. Based upon the feedback from the show, the Company is currently working on clinical validations with numerous sources directed at concussions, stroke, Alzheimer’s and breast disease. The Company believes that its proprietary color MRI software will eventually aid in the enhanced diagnosis, detection, and monitoring of such diseases and afflictions.

When an MRI is taken, the black and white images are sent to a picture archiving and communication system (“PACS”), which displays the images for a radiologist to view. By using high speed internet, these images can be securely sent to the Company’s secure website, after a secure account is opened. This process is called teleradiology. For a nominal fee the Company will use its proprietary software, based upon specific parameters and information provided, and sends back the images in enhanced color and sorted in correct sequence along with the original black and white images in a matter of minutes.

Competitive Business Conditions, Competitive Position and Methods of Competition

The safety medical device market is highly competitive. The leading manufacturers and marketers of safety medical devices are Becton-Dickinson, Covidien (Kendall Healthcare Products Company), B. Braun, Terumo Medical Corporation of Japan, Smith Medical, and Johnson & Johnson. Developers of safety medical devices, which we compete against for license and collaborative arrangements with medical device and pharmaceutical companies, include Med-Design Corporation, New Medical Technologies, Retractable Technologies, Inc., Unilife, Inc. and Specialized Health Products International. Our competitors have substantially greater assets, technical staffs, established market shares, and greater financial and operating resources than we do. There is no assurance that we can successfully compete. See “RISK FACTORS.”

Traditionally, competition regarding non-safety medical devices was primarily based upon price with little differentiation between products. We expect our products to compete against both safety products and non-safety products based upon safety and ease of use and disposal. Most of the safety medical devices we will compete with are priced substantially above the cost of non-safety products. Market demand for safety devices is being driven by the estimated costs associated with accidental needle sticks and by government mandates.

Sources of Raw Materials and the Names of Principal Suppliers

On September 8, 2011, we entered into the MOU with Yeso-med, for the manufacture and supply of the Company’s RevVac Safety Syringes.  The MOU is intended to allow Yeso-med and the Company to begin working together on the manufacturing process while definitive documents are executed.  According to the terms of the MOU, (i) Yeso-med shall complete its fabrication of production-class molds for the 3mL line of the Syringes by September 30, 2011, and (ii) the parties shall finalize the terms of agreement to establish production manufacturing capabilities for the 1mL, 5mL and 10mL lines of the Syringes in November 2011.

Dependence on One or Few Major Customers

We anticipate that our safety syringe will be marketed to the entire field of medical professionals. We do not anticipate being dependent on any particular customer, however, at this time we cannot know if any one customer will account for more than 1% of our anticipated safety syringe sales.

Patents, Trademarks, Licenses, Royalty Agreements or Labor Contracts

In September 2005, we filed an additional patent on our RevVac safety syringe under a joint venture agreement with Globe Med Tech which gives a 50% ownership of this patent to the Company and 50% to Globe Med Tech. The Company filed a lawsuit to rescind, terminate and seek monetary damages for the non-fulfillment and breach of the joint venture agreement and other related agreements with Globe Med Tech in March 2007, in addition to an accounting of expenditures of funds under the terms and provisions of the agreements and to give 100% ownership back to the Company (see Item 3 - Legal Proceedings and “RISK FACTORS”). This patent was issued January 13, 2009. A summary judgment hearing was held in May, 2011, in Tulsa, OK. On August 15, 2011, the District Court of Tulsa County, State of Oklahoma granted Revolutions Medical a summary judgment against Globe Medical Tech.   On October 21, 2011, Revolutions Medical received journal entry of judgment.  The Court requires Globe Med Tech to pay to Revolutions Medical the sum of $311,440, the return of all syringes, design files and sample molds, the return of 266,667 shares of common stock, to assign all rights to the January 2009 issued patent number 11/115,446 and to cease and be prohibited from claiming any interest or ownership to the RevVac auto-retractable vacuum safety syringe.

•
RMCP SAFETY SYRINGE PATENTS. A U.S. patent covering our retractable safety syringe design was published on January 28, 2005. This patent will expire on April 9, 2023. The Company has filed applications for foreign patent protection for the following countries: Canada, Mexico, Taiwan, Japan, China, Australia, and in Europe. An international patent has been issued in Mexico and China. See “RISK FACTORS.”

•
RMCP BLOOD SAMPLING DEVICE PATENT. A U.S. patent covering the Company’s blood sampling device was published on April 10, 2003. The Company has not filed any applications for foreign patent protection. See “RISK FACTORS.”

•
PATENT APPLICATIONS FOR COLOR AND 3D MRI SOFTWARE TECHNOLOGY. In June 2007, the Company filed four patent applications related to the Color and 3D MRI technology, none of which has yet been published. The Company also filed an application for foreign patent protection in Europe. All of these patent applications received office actions in 2010 and the Company's patent attorneys responded in a timely fashion to all actions. The Company expects to receive patent notices in the next 12 months. There is no assurance that any of the patent applications will be issued or that any patent protection for the Color MRI technology can or will be obtained. See “RISK FACTORS.”

In November 2010, the Company filed a trademark on its logo and several wordmarks for its product line which include: RevColor, RevDisplay, Rev3d, RevScan and RevVac.

On December 31, 2010, the Company completed a reworking of a worldwide exclusive license with Traxsys, LLC, for a guided navigational Breast Biopsy System (BBS). This BBS facilitates accurate and fast non-palpable lesions and micro calcification localization in the treatment of breast cancer. The BBS localization needle can be modified to use the Company’s proprietary RevVac safety syringe technology. Additionally, one of the patents covering the stabilization technology can be used to further enhance the Company's MRI software tools by providing for a proprietary platform for image fusion between MRI and X-Ray. This technology has already received 510K clearance from the FDA.  After a full due diligence review of the technology, the Company sees a potential synergy between its proprietary MRI software tools and this technology for breast imaging.  However, the Company has decided not to invest additional capital at this time and to focus its resources on its RevVac safety syringe line of products and applications for its MRI software technology.  In the future, the Company could re-license this technology for future products.

Need for Governmental Approval

Pursuant to the Federal Food, Drug and Cosmetic Act, the FDA regulates the research, design, testing, manufacture, safety, labeling, storage, record keeping, advertising and promotion, distribution, and production of medical devices in the United States. The Company’s safety needle devices are considered to be medical devices, are subject to FDA regulation, and must receive FDA approval prior to sale in the United States.

Medical devices are classified into one of three classes, depending on the controls deemed by FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls (e.g. labeling, pre-market notification and adherence to Quality System regulations, which have replaced Good Manufacturing Practice regulations.) These devices are subject to the lowest level of regulatory control. Class II devices are subject to general controls and to special controls (e.g. performance standards, post-market surveillance, patient registries, and FDA guidelines). Generally, Class III devices are those that must receive pre-market approval by the FDA to ensure their safety and effectiveness, and require clinical testing and FDA approval prior to marketing and distribution. Class III devices are the most rigorously regulated.

Generally, before a new device can be introduced into the market in the United States, the manufacturer must obtain FDA clearance through a 510(k) pre-market notification or approval of a premarket approval (“PMA”) application. If a medical device manufacturer can establish that a device is “substantially equivalent” to a legally marketed Class I, Class II device, or a Class III device for which FDA has not called for PMAs, the manufacturer may seek clearance from FDA to market the device by filing a 510(k) pre-market notification. The 510(k) pre-market notification will need to be supported by appropriate data establishing the claim of substantial equivalence to the satisfaction of the FDA.

If the Company or its collaborative partners cannot establish that the Company’s safety needle devices are substantially equivalent to legally marketed predicate devices, pre-market approval of the device through submission of a PMA application must be obtained. A PMA application must be supported by valid scientific evidence, including pre-clinical and clinical trial data, as well as extensive literature to demonstrate a reasonable assurance of the safety and effectiveness of the device. The PMA represents the most rigorous form of FDA regulatory approval.

The Medical Device User Fee and Modernization Act, enacted in 2002, authorizes the FDA to assess and collect review fees for Section 510(k) pre-market notifications and pre-market approval applications filed on or after October 1, 2002. Fees for fiscal year 2007 for small businesses (companies with less than $100 million in sales) range from $3,326 for Section 510(k) pre-market notifications to $107,008 for PMAs, although fee reductions and waivers are available for companies qualifying as small businesses.

There is no assurance that any of our other planned products will qualify for the 510(k) pre-market notification approval process or that the Company will have the funds necessary to seek FDA approval. There is no assurance that any of our other planned products will obtain FDA approval.

If FDA approval is received on future planned products, however, then the Company and/or its collaborative partner (relating to manufacturing and marketing) would also be required to comply with FDA post-market reporting requirements, including the submission of reports on certain adverse events and malfunctions, and requirements governing the promotion of medical devices. In addition, modifications to our devices may require the filing of new 510(k) submissions or pre-market approval supplements, and we will need to comply with FDA regulations governing medical device manufacturing practices. The FDA requires medical device manufacturers to register as such and subjects them to periodic FDA inspections of their manufacturing facilities. The FDA requires that medical device manufacturers produce devices in accordance with the FDA’s current Quality System Regulation (QSR), which governs the methods, facilities and controls used for the design, manufacture, testing, packaging, labeling and storage of medical devices.

There is a different set of regulatory requirements in place for the European Union (EU). In the EU, a company putting a medical device onto the market must comply with the requirements of the Medical Devices Directive (MDD) and affix the CE mark to the product to attest to such compliance. To achieve this, the medical devices in question must meet the “essential requirements” defined under the MDD relating to safety and performance, and the relevant company must successfully undergo a verification of its regulatory compliance by a third party standards certification provider, known as “Notified Body.” The nature of the assessment will depend on the regulatory class of products concerned, which in turn determines the precise form of testing to be undertaken by the Notified Body.

The requirements of the MDD must be complied with by the “manufacturer of the device,” which is defined as the party responsible for the design, manufacture, packaging and labeling of the device before it is placed on the EU market, regardless of whether these operations are carried out by this entity or on its behalf.

Accordingly, where medical devices are marketed by our potential licensees or by collaborative partners under their names, compliance with the MDD will be their responsibility. In the event that we decide to manufacture devices to be distributed in the EU market under our name, all compliance responsibilities will be borne by us.

There may be numerous other approvals needed before our products can be sold in countries other than the United States or the European Union. There is no assurance that the Company or its collaborative partners, if any, will be successful in obtaining such approvals.

Effect of Existing or Probable Governmental Regulation

Regulatory actions at the federal and state level promote the use of safety needles to reduce the risk of accidental needle sticks. On July 1, 1999, California, through its state Occupational Safety and Health Administration (OSHA) program, began requiring the use of safety needles. Other states such as Texas, Tennessee, Maryland and New Jersey have passed similar legislation.

On November 6, 2000, President Clinton signed the Needle stick Safety and Prevention Act amending OSHA’s Blood borne Pathogens Standard to require that employers implement the use of safer medical devices in their facilities. To implement the statutory mandates in the Needle stick Safety and Prevention Act, OSHA has issued a number of further revisions to its Blood borne Pathogens Standard. The revised standard became effective on April 18, 2001. The new standard provisions impose several needle device safety requirements on employers, including:

•	evaluation and implementation of safer needle devices as part of the re-evaluation of appropriate engineering controls during an employer’s annual review of its exposure control plan;

•	documentation of the involvement of non-managerial, frontline employees in choosing safer needle devices; and

•	establishment and maintenance of a sharps injury log for recording injuries from contaminated sharps.

On November 27, 2001, OSHA issued a compliance directive (CPL 2-2.69) that advises OSHA’s regional offices on the proper interpretation and enforcement of the revised Blood borne Pathogens Standard provisions. The compliance directive confirms that the consideration of safer needle devices, in annually reviewing and updating the exposure control plan, is a critical element of the Blood borne Pathogens Standard. The directive also stresses that the standard requires employers to use engineering controls (e.g., safer needle devices) if such controls will remove or eliminate the hazards to employees. As a result of these regulatory actions, we anticipate that the demand for safety medical devices such as those we have designed will continue to increase for the foreseeable future.

Estimate of the Amount Spent on Research and Development

Research and development expenses were $257,350 and $303,000 in 2010 and 2009, respectively.

Costs and effects of environmental compliance

The Company has not spent any sums on environmental compliance and does not expect to be required to spend any sums on environmental compliance in the future, unless the Company chooses to become a manufacturer of its own products.  All environmental costs would be borne by the contract manufacturer.

Number of total employees and number of full time employees

We presently have 6 full-time employees. Services such as product design and development, accounting and financial reporting are provided by third parties on a contract basis. Consequently, developing our business may require a greater period of time than if we had full time employees. See “RISK FACTORS.”

DESCRIPTION OF PROPERTY

On September 1, 2009, the Company entered into a five (5) year lease agreement with Osprey South, LLC (“Osprey”), to lease the property at 670 Marina Drive, Suite 301, Building F, Charleston, South Carolina, 29492. The leased property is approximately 5,000 square feet. During the course of the five (5) year lease, ending on August 31, 2014, the Company is to pay to Osprey $10,000 in monthly rental installments payable on the first day of each succeeding month.

LEGAL PROCEEDINGS

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

(a) Market Information

The Company’s Common Stock is quoted on the OTCQB under the under the symbol “RMCP.PK.” The following table sets forth the quarterly high and low sale prices for our common shares for the last two completed fiscal years and the subsequent interim periods. The prices set forth below represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

Quarter ended	High	Low
September 31, 2011	$0.320	$0.170
June 30, 2011	$0.445	$0.220
March 31, 2011	$0.480	$0.330
December 31, 2010	$0.783	$0.442
September 30, 2010	$1.440	$0.210
June 30, 2010	$0.420	$0.220
March 31, 2010	$0.390	$0.260
December 31, 2009	$0.540	$0.350
September 30, 2009	$0.540	$0.270
June 30, 2009	$0.650	$0.400

Quotations on the OTCQB reflect bid and ask quotations, may reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

Unregistered Sales of Equity Securities

During 2010, the Company issued 7,671,840 shares of the Company’s common stock in the aggregate.

(b) Holders

As of November 2, 2011, we estimate that there were approximately 446 holders of record of our common stock. This figure does not take into account those shareholders whose certificates are held in the name of broker-dealers or other nominees.

(c) Dividends

We have never paid any cash dividends on our common shares, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion development of our business.

(d) Securities Authorized for Issuance under Equity Compensation Plan

The following table shows information with respect this plan as of the fiscal year ended December 31, 2010.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average Exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	14,706,350	0.21	5,293,650
Equity compensation plans not approved by security holders	-	-	-
Total	14,706,350	0.21	5,293,650

PENNY STOCK RULES

The U.S. Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock, which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

•	Contains a description of the nature and level of risk in the market for penny stock in both Public offerings and secondary trading;

•
Contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act of 1934, as amended;

•	Contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” price for the penny stock and the significance of the spread between the bid and ask price;

•	Contains a toll-free number for inquiries on disciplinary actions;

•	Defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	Contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

•	The bid and offer quotations for the penny stock;

•	The compensation of the broker-dealer and its salesperson in the transaction;

•	The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	Monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

INFORMATION WITH RESPECT TO THE REGISTRANT

Transfer Agent

Our independent stock transfer agent is American Stock Transfer and Trust Company at 6201 15th Avenue, Brooklyn, NY 11219.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF OUR RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES TO THE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT RELATE TO FUTURE EVENTS OR OUR FUTURE FINANCIAL PERFORMANCE. THESE STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE OUR ACTUAL RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE RISKS AND OTHER FACTORS INCLUDE, AMONG OTHERS, THOSE LISTED UNDER “FORWARD-LOOKING STATEMENTS” AND “RISK FACTORS” AND THOSE INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT.

Plan of Operation

The Company continues to move forward with the production of its 3ml Auto Retractable Vacuum Safety Syringe, the RevVac Safety Syringe, by entering into a strategic manufacturing agreement with Medical Investment Group, Inc. (“MIG”), dated September 17, 2010. The Company expects that the first shipments of syringes should be delivered by the end of the third quarter of 2011. The Company made all of its pre-production payments per this manufacturing agreement and launched sales of its 3ml RevVac Safety Syringe in June of 2011. The Company also amended the MIG agreement in January 2011 to include the 1ml size RevVac Safety Syringe. The Company plans to fund the manufacture process of these syringes through the use of the Auctus Equity line and the JMJ Financial convertible note. The Company also plans to continue funding the clinical study with the Philadelphia College of Medicine, North Georgia Campus, using its proprietary MRI software tools, RevColor, RevDisplay and Rev3D with its current equity line and the JMJ Financial convertible note. First results of this study are expected to be completed in 2012.

The Company completed its designs for the 5ml and 10ml RevVac safety syringe in November 2010 and completed the designs for the 1ml syringe in March 2011, with anticipated production roll out of the 1ml, followed by the 5ml and 10ml sizes during 2012. The Company also completed the designs on its new pre-filled safety syringe using the existing patented vacuum technology with significant improvements that required filing an additional provisional patent on this new design May 3, 2011, with the United States Patent and Trademark office. The Company will use this new design for its interchangeable needles, RevLock, for all syringe sizes and for the new pre-filled syringes. The Company expects to start this production process during the 1st quarter of 2012 on the new design. The Company expects to complete designs and launch sales for its Software as a Service (SAS) business model using its MRI software tools in 2012 for its first clinical application; concussions and head trauma. The Company may also seek additional capital to secure a manufacturing and assembly facility in South Carolina.

This RevVac Safety Syringe uses vacuum technology to retract the needle into the plunger after use. The syringe cannot be reused once the vacuum is activated. Revolutions Medical believes its safety syringe has many advantages over its competition including price, ease of use, and safety. It should help significantly reduce accidental needle stick injuries and also aid in reducing the spread of contagious diseases. You may view a video of the syringe in use on are website at www.revolutionsmedical.com. The Company also believes that with the help of government regulation initiatives, individual state laws, and the importance of world health concerns, the safety syringe market will continue to have substantial growth into the foreseeable future.

The Company introduced its proprietary Color MRI software tools at the prestigious Radiological Society of North America (RSNA) show in Chicago, IL at the beginning of December 2009. Based upon the feedback from the show validating its Software as a Service (SAS) business model, the Company is now currently working on a clinical validation studies with Dr. Keith Brown at the Philadelphia College of Medicine, north Georgia Campus. The Company is hopeful that the many advantages that its proprietary software tools (RevColor, Rev3D, RevDisplay and RevScan) have over the traditional black and white images will be validated with these first clinical studies. The Company can then proceed with other clinical studies directed at concussions, stroke, Alzheimer’s, abdomen and breast disease. The Company believes that its proprietary color MRI software tools will eventually aid in the enhanced diagnosis, detection, and monitoring of such diseases and afflictions. The results of the first clinical studies should be completed in 2012.

When an MRI is taken, the black and white images are sent to a picture archiving and communication system (PACS), which displays the images for a radiologist to view. By using high speed internet, these images can be securely sent to the Company’s secure website, after a secure account is opened. This is called teleradiology. For a small nominal fee or monthly subscription, the Company will use its proprietary software, based upon specific parameters and information provided, and sends back the images in enhanced color and sorted in correct sequence along with the original black and white images, in a matter of minutes. A video of the MRI software can be found on the Company’s website.

On December 31, 2010, the Company announced that it had acquired the exclusive rights to license a breast biopsy localization system. The Company recently signed a worldwide exclusive license agreement with Traxsys, Inc. for an image-guided navigation system that incorporates high accuracy breast biopsies systems (“BSS”) to conventional mammography systems, which number more than 50,000 globally. This technology has already received 510K market clearance by the FDA. BSS facilitates accurate and fast non-palpable lesions and micro calcification localization in the treatment of breast cancer. It is a low-cost, standalone, stereotactic image-based system which uses data from a pair of mammograms to enable radiologists to accurately position a localization needle or biopsy tool at the location of suspicious abnormalities. The system can also be modified to leverage existing popular biopsy tools. The technology can be used to provide a technology platform for future development, including multi-modal breast imaging for the image fusion of MRI and X-Ray images. After a full due diligence of the technology, the Company sees a potential synergy between its proprietary MRI software tools and this technology for breast imaging. However, the Company has decided not to invest additional capital at this time and to focus its resources on its RevVac safety syringe line of products and applications for its MRI software technology. In the future, the Company could re-license this technology.

Results of Operation

For the three months ended June 30, 2011 compared to the three months ended June 30, 2010

Revenues

During the quarters ended June 30, 2011 and 2010, respectively, the Company had no revenues and continued to focus on completion of the final molds needed to begin production of the 3ml RevVac Safety Syringe.

General and Administrative Expenses

During the three months ended June 30, 2011, the Company incurred $996,767 in general and administrative expenses, compared to -$24,937 for the same period in 2010. This figure for 2010 is a result of an accrual of salaries that was written off in the second quarter after it was determine that the Company was no longer liable for $195,000 of accrued salaries for Clear Image employees. Employee salaries were $272,366 for the three months ended June 30, 2011, an increase of $168,391, compared to $103,975 for the same period in 2010. This salary increase is due to the hiring of our new Chief Operating Officer and additional sales staff in April 2011. Further, consulting agreement fees and legal fees were $379,630 and $152,683, respectively for the three months ended June 30, 2011, an increase of $368,630 and $146,985, respectively, compared to $11,000 and $5,698, respectively for the same period in 2010. These increases were related to the continuing refinement of our current products to a production level quality and the protection of our patents. A total of $290,980 in prepaid consulting agreements was expensed in the three months ended June 30, 2011, compared to $0 for the same period in 2010. Interest and derivative expenses also increased to $174,376 during the three months ended June 30, 2011, compared to $47,121 for the same period in 2010. This increase is due to the additional convertible debt agreements with Asher Enterprises, Inc. and JMJ Financial, Inc. We also incurred capital expenditures in the amount of $1,706 and $108,000, during the three months ended June 30, 2011 and 2010, respectively, for office equipment and payments to complete the pilot design and final design of our production molds related to the 3 ml RevVac Safety Syringe.

Net Loss

Net loss for the three months ended June 30, 2011, was $1,198,603, compared to $-24,937 for the same period in 2010, as the Company incurred greater expenses primarily related to an increase in salaries, consulting and legal fees and expenses associated with the convertible debt agreements as the safety syringe product transitions from the development stage to the production stage. The Company incurred a net operating loss of $1,108,599 during the three months ended June 30, 2011, compared to a net operating loss of -$24,937 for the same period in 2010.

For the six months ended June 30, 2011 compared to the six months ended June 30, 2010

Revenues

During the six months ended June 30, 2011 and 2010, the Company had no revenues and continued to focus on fine tuning the production process necessary to begin mass production of the 3ml RevVac Safety Syringe.

General and Administrative Expenses

During the six months ended June 30, 2011, the Company incurred $1,823,702 in general and administrative expenses, compared to $205,904 for the same period in 2010. Employee salaries were $392,085 for the six months ended June 30, 2011, an increase of $177,360, compared to $214,725 for the same period in 2010. This salary increase is due to the hiring of our new Chief Operating Officer and additional salaries staff in April 2011. Further, consulting agreement fees and legal fees were $803,851 and $186,939, respectively for the six months ended June 30, 2011, an increase of $741,201 and $155,559, respectively, compared to $62,650 and $31,380, respectively for the same period in 2010. These increases were related to the continuing refinement of our current products to a production level quality and the protection of our patents. Interest and derivative expenses also increased to $315,572 during the six months ended June 30, 2011, compared to $56,187 for the same period in 2010, due to the additional convertible debt agreements with Asher Enterprises, Inc. and JMJ Financial, Inc. We also incurred capital expenditures in the amount of $363,706 and $109,509, during the six months ended June 30, 2011 and 2010, respectively, for payments to complete the pilot design and final design of our production molds related to the 3 ml RevVac Safety Syringe.

Net Loss

Net loss for the six months ended June 30, 2011, was $2,082,138, compared to $239,372 for the same period in 2010, as the Company incurred greater expenses primarily related to an increase in salaries, consulting and legal fees and expenses associated with the convertible debt agreements as the safety syringe product transitions from the development stage to the production stage. The Company incurred a net operating loss of $1,935,534 during the six months ended June 30, 2011, compared to a net operating loss of $239,372 for the same period in 2010.

For the year ended December 31, 2010 compared to December 31, 2009

During the years ended December 31, 2010 and 2009, the Company had no revenues and continued to focus on obtaining government approval for its medical devices. Related to this process, in 2010, the Company incurred $2,109,556 in general and administrative expenses compared to $541,674 in 2009. These expenses primarily relate to employee salaries, consulting agreements and legal fees associated with obtaining FDA approval and expenses associated with refining our current products to a production level quality. We utilize third parties for this process. We also incurred approximately $257,350 and $303,000 in 2010 and 2009 respectively, in research and development costs to continue to research enhancements to our products.

The net loss for 2010 was substantially higher than 2009 as the Company incurred greater expenses primarily related to an increase in salaries and consulting fees as the safety syringe product transitions from the development stage to the production stage. The Company incurred a net operating loss of $2,360,314 in 2010 compared to a net operating loss of $844,674 for 2009. In addition to the higher expenses resulting from the company beginning to bring the safety syringe product to market, the Company issued shares related to the SEC settlement agreement with Gifford Mabie. This settlement agreement requires the Company to set aside shares that satisfy the remainder of the judgment following the liquidation of a brokerage account set up by Mr. Mabie to partially satisfy the judgment. In 2010, after the complete liquidation of Mr. Mabie’s account, the company determined that the liability for the remaining settlement amount would be $924,568. An expense was incurred for this amount in 2010, and 400,000 shares in the Company’s common stock were placed in an account to partially satisfy this liability beginning in July of 2011.

In order to fund the governmental approval process, we issue stock options and/or common stock when it is acceptable to the third party for services rendered in assisting us in the approval process. Compensation cost related to the issuance of stock options to outside parties for services rendered in 2010 and 2009 were approximately $560,773 and $329,000, respectively. We also sell stock as needed for cash to be used in our operations. In 2010 and 2009, respectively, we receive proceeds from exercise of stock options or sale of stock of approximately $1,567,491 and $1,976,923. In 2010 and 2009, respectively, we receive proceeds from exercise of warrants of $58,700. As of December 31, 2010, the Company did not have and continues to not have sufficient cash to pay present obligations as they become due. We are searching for additional financing to generate the liquidity necessary to continue our operations. Due to current economic conditions and the Company’s risks and uncertainties, there is no assurance that we will be able to raise any additional capital on acceptable terms, if at all. Because of these uncertainties, the auditors have expressed substantial doubt about our ability to continue as a going concern. We do not presently have any investment banking or advisory agreements in place and due to the Company’s risks and uncertainties, there is no assurance that we will be successful in establishing any such agreements. Even if such agreements are established, there is no assurance that they will result in any funding. If we obtain additional funds by selling any of our equity securities or by issuing common stock to pay current or future obligations, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or the equity securities may have rights preferences or privileges senior to the common stock. If adequate funds are not available to us on satisfactory terms, we may be required to cease operating or otherwise modify our business strategy. See “RISK FACTORS.”

Because we do not currently generate any cash from operations and have no credit facilities available, our only means of funding is through the sale of our common stock. We presently have 250,000,000 shares of common stock authorized, of which 42,869,909 shares were issued and outstanding as of December 31, 2010. If we obtain additional funds by selling any of our equity securities or by issuing common stock to pay current or future obligations, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or the equity securities may have rights preferences or privileges senior to the common stock. If adequate funds are not available to us when needed on satisfactory terms, we may be required to cease operating or otherwise modify our business strategy.

Liquidity and Capital Resources

As of June 30, 2011, the Company did not have and continues to not have sufficient cash on hand to pay present obligations as they become due. In addition, due to current economic conditions and the Company’s related risks and uncertainties, there is no assurance that we will be able to raise additional capital on acceptable terms, if at all, to meet our current obligation over the next 12 months. Because of the foregoing, the Company’s auditors have expressed substantial doubt about our ability to continue as a going concern.

Net cash used for operating activities for the six months ended June 30, 2011 and 2010, was $1,735,730 and $(343,548), respectively. The net loss for the six months ended June 30, 2011 and 2010, was $(2,082,138) and $(239,372), respectively. This increase is primarily attributable to the increased expense related to consulting agreements, legal expenses, salaries and the interest and derivative expenses related to the convertible debt agreement.

Net cash used for investing activities for the six months ended June 30, 2011 and 2010, was $(382,706) and $(109,509), respectively. This increase in cash used for investing activities is a result of the purchase of the syringe molds in the amount of $362,000 and the purchase of a licensing agreement in the amount of $19,000.

Net cash obtained through all financing activities for six months ended June 30, 2011, was $2,074,207, as compared to $386,000 for the six months ended June 30, 2010. The increase in cash obtained through financing activities is primarily a result of cash received from the exercise of stock options in the amount of $1,202,720. Additionally, cash adjustments through the issuance of convertible debt totaled $697,592 during the six months ended June 30, 2011. Of this $697,592, an increase of $461,500 was provided from principal on the 2011 convertible debt agreements. A debt discount decrease of $309,438 has yet to be amortized as of June 30, 2011 and an increase from the balance of the derivative liability as of June 30, 2011 is $545,530. Cash received under the terms of the Drawdown Equity Financing Agreement with Auctus Private Equity, Inc. (“Auctus”) totaled $206,470.

In order to fund the completion of the RevVac Safety Syringe production molds, we issued stock options and/or common stock when it is acceptable to third parties for services rendered in assisting us in the product distribution and marketing process. Compensation costs related to the issuance of stock options to outside parties for services rendered during the three months ended June 30, 2011 and 2010 were $16,500 and $0, respectively. We also sell stock as needed for cash through the equity line with Auctus to be used in our operations. During the three months ended 2011 and 2010, we received proceeds from the sale of stock through this equity line with Auctus of $30,182 and $0, respectively. Additionally, we received payments for exercised options during the three months ended June 30, 2011, totaling $1,202,720, compared to $97,110 for the three months ended June 30, 2010. This increase is due primarily to an increase in consulting agreements and the options issued under the terms of these agreements.

As of June 30, 2011, the Company did not have and continues to not have sufficient cash to pay present obligations as they become due. We are searching for additional financing to generate the liquidity necessary to continue our operations. Due to current economic conditions and the Company’s risks and uncertainties, there is no assurance that we will be able to raise any additional capital on acceptable terms, if at all. Because of these uncertainties, the auditors have expressed substantial doubt about our ability to continue as a going concern. We presently have an outstanding convertible note with JMJ Financial and an equity line agreement with Auctus, but due to the Company’s risks and uncertainties, there is no assurance that we will be successful in continuing to fund money under these financing transactions. We may also not be able to establish new agreements. Even if such new agreements are established, there is no assurance that they will result in any funding. If we obtain additional funds by selling any of our equity securities or by issuing common stock to pay current or future obligations, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or the equity securities may have rights preferences or privileges senior to the common stock. If adequate funds are not available to us on satisfactory terms, we may be required to cease operating or otherwise modify our business strategy.

Because we do not currently generate any cash from operations and have no credit facilities available, our only means of funding is through the sale of our common stock. We presently have 250,000,000 shares of common stock authorized, of which 49,178,580 shares were issued and outstanding as of June 30, 2011. If we obtain additional funds by selling any of our equity securities or by issuing common stock to pay current or future obligations, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or the equity securities may have rights preferences or privileges senior to the common stock. If adequate funds are not available to us when needed on satisfactory terms, we may be required to cease operating or otherwise modify our business strategy.

We believe that our existing available cash and available funds through the convertible notes with JMJ Financial and our equity line with Auctus will enable us to meet our working capital requirements for at least the next 6 months. Our estimated working capital requirement for the next 10 months is $1,900,000 with an estimated burn rate of $160,000 per month. This working capital requirement includes initial orders for the safety syringe expected in the 4th quarter of 2011.

The Company entered into a two securities purchase agreements in 2011 with Asher Enterprises, Inc. (“Asher Enterprises”) pursuant to which the Company issued two convertible promissory notes to Asher Enterprises for an original principal amount of $60,000 on January 19, 2011, and $75,000 on May 12, 2011, in return for aggregate gross cash proceeds of $135,000. The notes bear interest at a rate of 8% per annum and provide for the payment of all principal and interest 9 months from the date of the note. The amount owed to Asher Enterprises at June 30, 2011, is $235,000. The note is convertible at the election of Asher Enterprises into that number of shares of the Company’s common stock determined by multiplying 55% by the average of the lowest three closing bid prices of the Company’s common stock on the OTC Markets OTCQB during the 10 business days immediately preceding the date of conversion, subject to adjustment.

On February 22, 2011, the Company issued a $1,050,000 Convertible Promissory Note to JMJ Financial, Inc. (“JMJ”), a private investor. The note bears interest in the form of a onetime interest charge of 8%, payable with the note’s principal amount on the maturity date, February 22, 2014. All or a portion of this note’s principal and interest is convertible at the option of JMJ from time to time, into shares of the Company’s common stock, originally fixed at a per share conversion price equal to 70% of the average of the 5 lowest traded prices for the Company’s common stock in the 20 trading days previous to the effective date of each such conversion.

On February 28, 2011, the Company issued a $500,000 Convertible Promissory Note to JMJ. The note bears interest in the form of a onetime interest charge of 8%, payable with the note’s principal amount on the maturity date, February 28, 2014. All or a portion of this note’s principle and interest is convertible at the option of JMJ from time to time, into shares of the Company’s common stock, originally fixed at a per share conversion price equal to 70% of the average of the 5 lowest traded prices for the Company’s common stock in the 20 trading days previous to the effective date of each such conversion.

The following table summarizes total current assets, liabilities and working capital at June 30, 2011, compared to June 30, 2010.

	June 30, 2011 (unaudited)	June 30, 2010 (unaudited)	Increase/ (Decrease)
Current Assets	$337,832	$4,565	$333,266
Current Liabilities	$2,313,243	$633,712	$1,679,531
Working Capital Deficit	$(1,975,411)	$(629,147)	$(1,346,264)

As of June 30, 2011, we had a working capital deficit of $1,975,411, as compared to a working capital deficit of $629,147 as of June 30, 2010, an increase of $1,346,264. Factors contributing to the increase in this deficit include the settlement agreement reach with Gifford Mabie and the SEC, which increased current liabilities by $816,468, as of June 30, 2011. Additionally, the issuance of the convertible notes and the embedded derivatives associated with these notes increases current liabilities to $908,028 as of June 30, 2011, as compared to a balance of $169,500 as of June 30, 2010.

Other current assets include the amount related to pre-paid consulting expenses incurred through the issuance and exercise of stock options July 1, 2010. The balance of prepaid consulting fees as of June 30, 2011, was $285,044, compared to $0 as of June 30, 2010. The remaining balance of $27,500 is a short term note receivable.

	June 30, 2011	June 30, 2010

Building	$—	$—
Production machinery and equipment	1,142,000	108,000
Furniture and fixtures	39,847	39,847
Office equipment	3,920	1,347
Leasehold improvements	—	—

Less: accumulated depreciation and amortization	(12,736)	(6,515)
Property, plant and equipment, net	$1,173,032	$142,679

Production machinery and equipment as of June 30, 2011, consisted primarily of amounts incurred in connection with the pilot molds and final molds related to the lines for the RevVac syringe.

The Company does not currently generate any cash from operations and does not have access to traditional credit facilities, however, the Company expects product sales beginning in the third quarter of 2011. Over the next 12 months, we expect to rely upon funds raised from drawdowns under our equity line of credit with Auctus and subsequent funding under our $1,050,000 and $500,000 convertible promissory notes with JMJ Financial in order to implement our business plan and meet our liquidity needs going forward. The Company may also sell shares of its common stock or permit warrant exercises. We presently have 250,000,000 shares of common stock authorized, of which 49,178,580 shares were issued and outstanding as of June 30, 2011. If we implement any of the foregoing financing alternatives to pay current or future obligations, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or the equity securities may have rights preferences or privileges senior to the common stock. If adequate funds are not available to us when needed on satisfactory terms, we may be required to cease operating or otherwise modify our business strategy.

Current Liabilities consists of the following:

	June 30, 2011	June 30, 2010

Accounts payable and credit cards	$380,028	$53,027
Accrued Salaries	120,000	320,824
Convertible Debentures and Accrued Interest	201,839	169,500
Note Payable and Accrued Interest	816,486	10,000
Derivative Liabilities	706,189	—

Other Current Liabilities	88,697	100,360

Total current liabilities	$2,313,243	$633,712

Changes in the balance to Accounts Payable are a result of the purchase agreement for the 1ml and 3ml RevVac Safety Syringe molds. Notes payable and Accrued Interest are a result of the settlement and determination of a liability with Gifford Mabie and the SEC. The issuance of the convertible debt agreements resulted in an increase in convertible debentures, accrued interest and derivative liabilities. Other current liabilities include an amount due to a former employee of the Company.

Expected Purchase or Sale of Plant and Significant Equipment

None.

Expected Significant Changes in the Number of Employees

The Company expects to hire between 1 to 3 office personnel to assist with operations as sales commence with the 3ml Revvac safety syringe.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable to smaller reporting companies.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

The following table and biographical summaries set forth information, including principal occupation and business experience, about our directors and executive officers at November 2, 2011:

NAME	AGE	POSITION	OFFICER AND/OR DIRECTOR SINCE
Rondald Wheet	46	Chairman, Chief Executive Officer	March 2005
Thomas M. Beahm (1)	60	Independent Director	October 2007
Burt Hodges	38	Chief Financial Officer	June 2011
Vincent Olmo	45	Chief Operating Officer	April 2011

(1)	Thomas M. Beahm is independent as that term is defined under the Nasdaq Marketplace Rules

Rondald L. Wheet

Rondald L. Wheet is the Chief Executive Officer and Chairman of the board of directors of Revolutions Medical Corporation and has served in this capacity since March 2005. Mr. Wheet has over 15 years’ experience in the investment banking industry. Working for several registered broker dealers, including Scott and Stringfellow and Cohig and Associates, Mr. Wheet was instrumental in the capital campaigns for several small cap companies, particularly in the medical field. Between January 2002 and March 2005, Mr. Wheet worked as an outside consultant advising numerous micro and small cap companies on capital financing, strategic partnerships, stock awareness, professional recruiting, and the mechanics of public offerings. He received a Bachelor of Science degree from the University of Towson in Finance and International Business, and he is a past President of the Metropolitan Exchange Club of Charleston, SC. In 2009, he was presented the South Carolina Palmetto Patriot Award.

Thomas M. Beahm

Thomas M. Beahm, MD, FACS, is a member of the board of directors of Revolutions Medical. Dr. Beahm is a practicing plastic surgeon, who lives in Chattanooga, Tennessee. He is an active member of the American Society of Plastic Surgeons, American College of Surgeons, and American Medical Association, and simultaneously owns and runs his own practice. In addition, he is Secretary of Integrated Voice Systems, which has software in over 130 hospitals, and is also serving on the board of Clear Image, Inc., a privately held company specializing in proprietary MRI Software and Hardware. Dr. Beahm also has experience directing plastic surgery mission work in various third world countries, coming to the aid of thousands of people in Asia, Africa, and South America. Dr. Beahm received a bachelor’s degree from Pittsburg State University in Pittsburg, KS and a medical doctorate degree from the University of Kansas. Thomas M. Beahm is independent as that term is defined under the Nasdaq Marketplace Rules.

Burt Hodges

Mr. Hodges is currently the Company’s Chief Financial Officer.  In this role, Mr. Hodges has management oversight and responsibility for all financial functions and capital resources of the Company, including corporate finance, project finance, corporate accounting, and reporting and risk management.  Prior to joining the Company, from December, 2004 to June, 2011, Mr. Hodges was a partner with Accel Financial Advisors, LLC and Accel Tax and Business Services, LLC (collectively, “Accel”), where he provided tax, financial reporting and management advice to corporate clients and individuals.  Prior to joining Accel, from July 2000 to December 2004, Mr. Hodges served as a tax resolution specialist and financial planner at J.K. Harris & Company, a tax resolution and financial advisory firm where he worked with corporate and individual clients performing business valuations and consulting on tax and financial matters. Mr. Hodges received his BBA in Finance from the University of Georgia and his MBA from the Citadel.  He is a licensed Certified Public Accountant and a Certified Financial Planner.

Vincent Olmo

Mr. Olmo is currently Chief Operating Officer of the Company.  Mr. Olmo combines over five years of experience in information technology and operations senior management, following an eighteen year career as a delivery manager and application architect.  Previously, he was involved with several large financial institutions holding various positions, including chief architect and application services executive.  From 2001 through 2006, Mr. Olmo was a Chief Architect for EDS, Inc., an information services company.  From 2006 to 2007, he was Vice President of Application Delivery for Realogy, Inc., a company managing franchising rights in the real estate industry.  From June 2007 to April 2011, he was an Application Services Executive for Hewlett-Packard, Inc., an information services company which focuses on delivering application development and management services for Fortune 500 companies.  Mr. Olmo has a Bachelor of Science degree in Electrical Engineering from Fairleigh Dickinson University and an MBA from Rutgers.

Board of Directors

Directors are elected at our annual meeting of shareholders and serve for one year until the next annual meeting of shareholders or until their successors are elected and qualified. We reimburse all directors for their expenses in connection with their activities as directors of the Company.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have traditionally determined that it is in the best interests of the Company and its shareholders to combine these roles. Rondald L. Wheet has served as our Chief Executive Officer and Chairman since March 2005. Due to the small size and early stage of the Company, we believe it is currently most effective to have the Chairman and Chief Executive Officer positions combined.

Our board of directors is primarily responsible for overseeing our risk management processes. The board of directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The board of directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our Company are consistent with the board’s appetite for risk. While the board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

Family Relationships

Mr. Olmo is the brother-in-law of Mr. Wheet.  Other than the previously disclosed relationship, there are no family relationships among our directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers.

Subsequent Executive Relationships

There are no family relationships among our directors and executive officers. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past five years. No director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past five years. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past five years. No director or officer has been found by a court to have violated a federal or state securities or commodities law during the past five years.

None of our directors or executive officers or their respective immediate family members or affiliates are indebted to us.

Legal Proceedings

None of the members of the board of directors or other executives has been involved in any bankruptcy proceedings, criminal proceedings, any proceeding involving any possibility of enjoining or suspending members of our board of directors or other executives from engaging in any business, securities or banking activities, and have not been found to have violated, nor been accused of having violated, any Federal or State securities or commodities laws.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the periods ended December 31, 2010, 2009 and 2008.

SUMMARY COMPENSATION TABLE

					Long Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Comp.	Restricted Stock Awards	Securities Underlying Options /SARs	LTIP Payouts

Rondald L. Wheet	2010	$225,000	$-0-	$-0-	-0-	$-0-	$-0-	$-0-
Chief Executive Officer	2009	$225,000	$-0-	$-0-	-0-	$-0-	$-0-	$-0-
Chief Financial Officer	2008	$206,250	$-0-	$-0-	-0-	$-0-	$-0-	$-0-

Thomas O’Brien (1)	2010	$180,000	$-0-	$-0-	-0-	$-0-	$-0-	$-0-
Former President	2009	$180,000	$-0-	$-0-	-0-	$-0-	$-0-	$-0-

(1)	Mr. O’Brien resigned from his position on September 21, 2011

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Value of Underlying Unexercised Options/SARs at FY-End Exercisable/ Unexercisable	Unexercised In-the-Money Options/SARs at FY-End Exercisable/Unexercisable

Rondald L. Wheet, CEO	N/A	N/A	5,000,000	.08 exercise price

Thomas O’Brien, Former President			2,000,000	.08 exercise

Employment Agreements

Employment Agreement with Rondald L. Wheet, CEO

Effective March 31, 2008, the Company and Mr. Wheet, our CEO, entered into a three (3) year employment agreement. The agreement provides for an annual salary of $225,000. He is responsible for the Company’s substantive and financial reporting requirements of the Securities Exchange Act of 1934, as amended, and is specifically allowed to hire any and all professionals necessary to assist that process. The Company will provide him with all reasonable and customary fringe benefits, including, but not limited to, participation in pension plans, profit sharing plans, employee stock ownership plans, stock option plans (whether statutory or not), stock appreciation rights plans, hospitalization, medical dental disability and life insurance, car allowance, vacation and sick leave. The Company will reimburse of all his reasonable and necessary travel, entertainment or other related expenses incurred by him in carrying out his duties and responsibilities under the agreement. The Company will also provide him with a cell phone, suitable office space, and membership dues in professional organizations and for any seminars and conferences related to Company business.

Mr. Wheet may elect, by written notice to the Company, to terminate his employment with continued pay through the employment agreement term if (i) the Company sells all of its assets, (ii) the Company merges with another business entity with a change in control,(iii) more than 50% of the outstanding stock is acquired by a third party, (iv) the Company requires Mr. Wheet to relocate or assigns duties not commensurate with his position as CEO, (v) Mr. Wheet is removed from the Board of Directors and (vi) the Company defaults in making payments required to Mr. Wheet under this agreement. For two years following his resignation or termination, Mr. Wheet will not work for or provide any services in any capacity to any competitor and will not solicit any of the Company’s customers or accounts.

Employment Agreement with Burt Hodges, Chief Financial Officer

Pursuant to the Employment Agreement, Mr. Hodges is to receive as compensation (i) $165,000 in base salary; (ii) stock options to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.50 per share; and (iii) other benefits consistent with other executive officers of the Company.

Employment Agreement with Vincent Olmo, Chief Operating Officer

Pursuant to the Employment Agreement, Mr. Hodges is to receive as compensation (i) $165,000 in base salary; (ii) stock options to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.50 per share; and (iii) other benefits consistent with other executive officers of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 31, 2011, the number of shares of our common stock owned by (i) each person who is known by us to own of record or beneficially five percent (5%) or more of our outstanding shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares of our common stock beneficially owned.

Name and Address (1)	Beneficial Relationship to Company	Outstanding Common Stock		Percentage of Ownership of Common Stock (3)

Rondald L. Wheet	Chief Executive Officer, Chairman	4,312,000		8.25	% (2)

Dr. Thomas Beahm	Director	2,169,599		4.15%

Burt Hodges	Chief Financial Officer	0	(4)	0%

Vincent Olmo	Chief Operating Officer	0	(5)	0%

Thomas O’Brien		3,645,625		6.98	% (2)

Officers and Directors (4 persons)	-	6,481,599		12.41%

(1)	Unless otherwise indicated, the address of each beneficial owner listed above is c/o Rondald L. Wheet, Revolutions Medical Corporation, 670 Marina Drive, 3rd Floor, Charleston, SC 29492.

(2)	This percentage does not include shares of Preferred Stock.

(3)	Based on 52,242,644 shares outstanding as of October 31, 2011.

(4)	This total does not include options to purchase 500,000 shares of the Company’s common stock.

(5)	This total does not include options to purchase 500,000 shares of the Company’s common stock.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

During the year ended December 31, 2010, there were no related transactions required to be reported under Item 404 of Regulation S-K.

MATERIAL CHANGES

We have had no material changes to our business.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
 OF SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada corporate law and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

PART F/S

INDEX TO FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS

Independent Registered Public Accounting Firm	F-2

Balance Sheets At December 31, 2010 and 2009	F-3

Statements Of Operations From Inception (August 16, 1996) Through December 31, 2010 And For The Years Ended December 31, 2010 and 2009	F-4

Statements Of Cash Flows From Inception (August 16, 1996) Through December 31, 2010 And For The Years Ended December 31, 2010 and 2009	F-5 - F-6

Statements Of Shareholders' Equity From Inception (August 16, 1996) Through December 31, 2010	F-7- F-13

Notes to Financial Statements	F-14 - F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Revolutions Medical Corporation:

We have audited the accompanying consolidated balance sheets of Revolutions Medical Corporation (formerly Maxxon, Inc.) (a development stage company) for the years ended December 31, 2010 and 2009, and the related statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2010 end 2009 and for the period from December 16, 1996 (inception) to December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Revolutions Medical Corporation as of December 31, 2010, and the results of its operations and its cash flows for the years ended December 31, 2010 and 2009 and for the period from December 16, 1996 (inception) to December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

These financial statements are being reissued to correct errors noted by the SEC and to better disclose certain information so as to not make the financial statements misleading..

/s/Hood Sutton Robinson & Freeman CPAs, P. C

Hood Sutton Robinson & Freeman CPAs, P. C.
Certified Public Accountants

March 30, 2011, except for Note 10, as to which the date is September 1, 2011
Tulsa, Oklahoma

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)

BALANCE SHEET
December 31, 2010 and 2009

	December 31, 2010 (As Restated See Note 10)	December 31, 2009
ASSETS
CURRENT ASSETS
Cash	$69,517	$67,228
Other Current Assets	303,756
Fixed Assets	812,478	36,151
Goodwill	48,277	52,672

TOTAL ASSETS	$1,234,028	$156,051

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$399,151	$133,388
Accrued Salaries	246,225	461,449
Embedded Derivative Liability	160,659
Notes Payable and Accrued Interest	775,073	10,000

Total current liabilities	1,581,108	604,837

Total liabilities	1,581,108	604,837

Minority Interest	—	—

SHAREHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 5,000,000 shares authorized; 1,500,000 shares issued and outstanding	1,500	1,500
Common stock, $0.001 par value, 250,000,000 shares authorized; 42,869,909 and 35,197,891 shares issued and outstanding at December 31, 2010 and 2009, respectively	42,869	35,198
Treasury Stock	(969)
Paid in capital	25,186,271	22,515,983
Deficit accumulated during the development stage	(25,576,751)	(23,001,467)

Total shareholders’ equity	(347,080)	(448,786)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIENCY	$1,234,028	$156,051

The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION
 (A Development Stage Company)

STATEMENTS OF OPERATIONS
From Inception (August 16, 1996) Through December 31, 2010 and
For The Years Ended December 31, 2010 and 2009

	FROM INCEPTION (AUGUST 16, 1996) THROUGH DECEMBER 31, 2010(Restated)	YEAR ENDED DECEMBER 31, 2010(As Restated See Note 10)	YEAR ENDED DECEMBER 31, 2009

Investment Income	$170,753	$—	$—
Other Income	12,640	12,640	—
	183,393	12,640	—
EXPENSES
Research and development	2,843,406	257,350	303,000
Depreciation and Amortization	85,117	6,048	3,534
Transaction (See Note 3)	3,309,515	—	—
General and administrative	19,237,274	2,109,556	1,993,905

Total operating expenses	25,475,312	2,372,954	2,300,439

Operating loss	(25,291,919)	(2,360,314)	(2,300,439)

Interest income	17,276	—	—

Interest expense	285,112	166,671	—

Gain on disposal of assets	794	—	—

Gain on extinguishment of debt	(152,914)	—	(163,312)

Embedded Derivative Expense	48,299	48,299

Net loss before minority interest	(25,760,174)	(2,575,284)	(2,463,751)

Minority Interest in Subsidiary Loss	(183,422)	—	—

Net loss from operations	$(25,576,750)	$(2,575,284)	$(2,463,751)

Weighted average shares outstanding	36,805,472	36,762,006	31,848,172

Net loss per share (Note 1)	$(0.69)	$(0.07)	$(0.08)

The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
From Inception (August 16, 1996) Through December 31, 2010 and
 For The Years Ended December 31, 2010 and 2009

	FROM INCEPTION (AUGUST 16,1996) THROUGH DECEMBER 31, 2010 (Restated)	YEARS ENDED
		DECEMBER 31, 2010 (Restated)		DECEMBER 31, 2009
OPERATING ACTIVITIES
Net loss	$(25,576,750)	$(2,575,284)		$(2,463,751)
Plus non-cash charges to earnings:
Stock compensation expense	2,018,280			1,452,231
Depreciation and amortization	85,107	6,049		3,534
Purchase R&D - Clear Image	3,309,514	-		—
Common stock issued for services	4,977,262	560,773		636,041
Preferred stock issued for services	270,000	-		250,000
Expenses paid by third parties	57,134	-		-
Contribution of services by officer and employees	799,154	-		-
Services by officer and employees paid for with non-cash consideration	167,500	-		-
Compensation cost for option price reduction	50,000	-		-
Amortization debt discounts	125,000	125,000
Amortization of options and common stock issued for services	1,775,577	-		-
Allowance for doubtful accounts	50,900	-		-
Gain on extinguishment of debt	(10,398)	-		-
Write-off of Notes Receivable	14,636	-		-
Write-off of Notes Payable	(8,239)	-		-
Write-off of organizational costs	3,196	-		-
Write-off of zero value investments	785,418	-		-
Write-off of leasehold improvements and computer equipment	2,006	-		-
Compensation costs for stock options and warrants granted to non-employees	1,205,015	-		-
Change in working capital accounts:
(Increase) decrease in receivables from related parties	(94,105)	(25,205)		(4,395)
(Increase) decrease in goodwill	(23,276)	-		-
(Increase) decrease in other receivables	(450,938)	(274,361)		-
Increase (decrease) in accrued salaries and consulting	(21,172)	(215,224)		(696,655)
Increase (decrease) in accrued interest	92,500	1,323		-
Increase (decrease) in accounts payable and accrued liabilities	2,413,169	1,188,405		(333,294)

Total operating activities	(8,108,511)	(1,208,524	) )	(1,156,289)

INVESTING ACTIVITIES
Purchase of equipment and furnishings	(889,102)	(782,375)		(39,685)
Investment in syringe patent development	(35,000)	-		(25,000)
Investment in Ives Health Company	(251,997)	-		-
Investment in The Health Club	(10,000)	-		-
				-
Total investing activities	(1,186,099)	(782,375)		(64,685)

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)

STATEMENTS OF CASH FLOWS (Continued)
From Inception (August 16, 1996) Through December 31, 2010 and
 For The Years Ended December 31, 2010 and 2009

	FROM INCEPTION (AUGUST 16,1996) THROUGH DECEMBER 31, 2010	YEARS ENDED
	(Restated)	DECEMBER 31, 2010(Restated)	DECEMBER 31, 2009

FINANCING ACTIVITIES
Loans from shareholders	15,707	1,800	-
Repayment of loans from shareholders	(8,005)	-	-
Repayments of Promissory Notes	57,325	-	(133,429)
Common stock subscribed	546,500	-	512,500-
Sale of preferred stock for cash:	(1,000)	-	-
Sale of common stock for cash:
To third-party investors (prior to merger)	574,477	-	-
To third-party investors	5,329,320	1,529,991	345,634
From exercise of stock options and warrants	2,318,168	96,200	558,701
Less: Issue Costs	(102,318)	-	-
Common Stock issued for payment of debt	366,166	366,166
Convertible debentures issued for cash	355,000		-
Payment of exclusive license note payable	(100,000)	-	-
Treasury Stock	(969)	(969)
Total financing activities	9,561,694	1,993,188	1,283,406
Minority interest	(197,567)	-	-
Change in cash	2,289	2,289	64,432
Cash at beginning of period	67,228	67,228	4,796
Cash at end of period	$69,517	$69,517	$67,228

Supplemental disclosure of cash flow information:
Cash paid for interest and taxes during the period	57,571	-	-

Non-cash financing and investing activities:
Investment in Globe Joint Venture	(637,566)	-	-
Common stock issued to founders	7,000	-	-
Common stock issued in connection with merger with Cerro Mining Corporation	300	-	-
20 to 1 reverse stock split	138,188	-	-
Common stock issued in Ives merger	346,262	-	-
Common stock subscriptions	69,800	-	-
Capitalized compensation cost for options granted	1,487,700	-	-
Common stock issued in exchange for promissory note	676,500	-	-
Common stock issued for payment of debt	152,553	-	-
Common stock issued for convertible debentures	465,660	275,000	-
Common stock issued for services	1,486,130	560,773	-
Common stock issued to pay Ives debt	27,000	-	-
Common stock issued to Clear Image shareholders under short form merger	12,208	-	-

The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY
From Inception (August 16, 1996) Through December 31, 2010 (As restated)

	Preferred Shares	Stock Amount	Common Shares	Stock Amount	Paid-In Capital	Deficit Accumulated during the Development Stage	Subscription Receivable	Total
Balance at Inception (August 16, 1996)	-	-	-	-	-	-	-	-
Cerro Mining/Maxxon- OK Merger:
Cerro Mining	-	-	531,000	531	(231)	-	-	300
Maxxon-OK:
Shares issued to founders	-	-	7,000,000	7,000	-	-	-	7,000
Shares sold for cash to third-party investors	-	-	578,000	578	573,899	-	-	574,477
Ives Transactions:
Investment in Ives Health Company	-	-	311,240	311	310,951	-	-	311,261
Investment in The Health Club	-	-	35,000	35	34,965	-	-	35,000
Conversion of Ives Debt	-	-	18,513	19	26,981	-	-	27,000
Issuance of Common Stock for:
Cash from third-party investors	-	-	218,569	219	353,501	-	-	353,720
Cash from related party Promissory Notes	-	-	64,500	65	128,935	-	-	129,000
Subscriptions Receivable	-	-	52,757	53	69,747	-	-	(69,800)
Services Rendered	-	-	90,499	90	173,337	-	-	173,427
Debentures Converted	-	-	102,673	103	74,897	-	-	75,000
Net Income (Loss) at December 31, 1997	-	-	-	-	-	(795,376)	-	(795,376)

Balance at December 31, 1997	-	-	9,002,751	9,003	1,746,982	(795,376)	(69,800)	890,808
Issuance of Common Stock for:
Conversion of Ives Debt	-	-	44,827	45	54,955	-	-	55,000
Cash from third- party investor	-	-	50,000	50	90,950	-	-	91,000
Options exercised by third-parties for cash	-	-	545,867	546	359,354	-	-	359,900
Options exercised by third-parties for services	-	-	24,133	24	18,076	-	-	18,100
Services Rendered by third-parties	-	-	988,007	988	573,560	-	-	574,549
Debentures Converted by third parties	-	-	548,574	549	274,451	-	-	275,000
Settlement with related party	-	-	350,000	350	-	-	-	350
Certificates canceled:	-	-	(91,572)	(92)	(40,173)	-	-	(40,265)
Value of Services Contributed by Officer and Employees	-	-	-	114,154		-	-	114,154
Compensation Cost for Stock Options Granted To Non-Employees	-	-	-	-	918,187	-	-	918,187
Cancellation of Subscriptions Receivable from related party	-	-	-	-			69,800	69,800
Net Income (Loss) at December 31, 1998	-	-	-	-	-	(2,584,383)	-	(2,584,383)
Balance at December 31, 1998	-	-	11,462,587	11,463	4,110,497	(3,379,759)	0	742,201

The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY
From Inception (August 16, 1996) Through December 31, 2010

	Preferred Shares	Stock Amount	Common Shares	Stock Amount	Paid-In Capital	Deficit Accumulated during the Development Stage	Subscription Receivable	Total
Issuance of Common Stock for:
Cash from third-party investor	-	-	390,693	390	342,034	-	-	342,424
Less: Issue Costs	-	-	-	-	(16,743)	-	-	(16,743)
Options exercised by third-parties for cash	-	-	300,000	300	149,700	-	-	150,000
Services Rendered by third-parties	-	-	164,069	164	166,579	-	-	166,743
Value of Services Contributed by Officer and Employees	-	-	-	-	280,000	-	-	280,000
Compensation Cost for Stock options Granted to Non-Employees	-	-	-	-	89,728	-	-	89,728
Net Income (Loss) at December 31, 1999	-	-	-	-	(1,014,555)	-	-	(4,014,555)
Balance at December 31, 1999	-	-	12,317,349	12,317	5,121,795	(4,394,314)	0	739,798
Issuance of Common Stock for:
Cash from third-party investor	-	-	862,776	863	249,525	-	-	250,388
Less: Issue CostsValue of Services Contributed by Officer and Employees	-	-	-	-	405,000	-	-	405,000
Net Income (Loss) at December 31, 2000	-	-	-	-		(1,347,859)	-	(1,347,859)
Balance at December 31, 2000	-	-	13,180,125	13,180	5,776,320	(5,742,173)	0	47,327
Issuance of Common Stock for:
Cash from third-party investor	-	-	6,558,333	6,558	1,598,142	-	-	1,604,700
Purchased by Employees	-	-	3,650,000	3,650	543,850	-	(547,500)	-
Issued for Repayment of Debt	-	-	50,000	50	7,450	-	-	7,500
Less: Issue Costs	-	-	-	-	(85,575)	-	-	(85,575)
Services Rendered by third-parties	-	-	450,000	450	422,000	-	-	422,450
Compensation Cost of stock issued and options granted for services	-	-	200,000	200	1,487,500	-	-	1,487,700
Compensation Cost of stock issued and options granted for services to be amortized	-	-	-	-	(1,048,754)	-	-	(1,048,754)
Net Income (Loss) at December 31, 2001	-	-	-	-	(2,199,085)	-	-	(2,199,085)
Balance at December 31, 2001	-	-	24,088,458	24,088	8,700,933	(7,941,258)	(547,500)	236,263
Issuance of Common Stock for:
Cash from third-party investor	-	-	3,625,000	3,625	358,875	-	-	362,500
Exercise of Options	-	-	2,006,822	2,007	(2,007)	-	-	-
Payment towards promissory note balances	-	-	-	-	-	-	102,803	102,803
Amortized Compensation
Cost of stock issued and options granted for services	-	-	-	-	759,795	-	-	759,795

Compensation Cost of stock issued and options granted for services	-	-	1,200,000	1,200	323,300	-	-	324,500
Net Income (Loss)at December 31, 2002	-	-		—	-	(1,933,676)	-	(1,933,676)
Balance at December 31, 2002	-	-	30,920,280	30,920	10,140,896	(9,874,934)	(444,697)	(147,815)

The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY (continued)
From Inception (August 16, 1996) Through December 31, 2010

	Preferred Shares	Stock Amount	Common Shares	Stock Amount	Paid-In Capital	Deficit Accumulated during the Development Stage	Subscription Receivable	Total
Issuance of Common Stock for:
MPI settlement costs of stock issued and options granted for services	—	—	1,140,000	1,140	139,560	—	—	140,700
Compensation cost of stock issued and options granted for services	—	—	7,000,000	7,000	133,000	—	—	140,000
Amortized compensation cost of stock issued and options granted for services	—	—	—	—	288,959	—	—	288,959
Indemnification cost of stock issued and options granted for services	—	—	4,000,000	4,000	76,000	—	—	80,000
Payment towards promissory note balances	—	—	—	—	—	69,201		69,201
Net Income (Loss) at December 31, 2003	—	—	—	—	—	(1,391,518)	—	(1,391,519)
Balance at December 31, 2003	—	—	43,060,280	43,060	10,778,415	(11,266,452)	(375,496)	(820,473)
Issuance of Common Stock for:
Cash from third- party investor	—	—	100,000	100	4,900	—	—	5,000
Exercise of Options	—	—	5,866,000	5,866	248,234	—	—	254,100
Exercise of Warrants	—	—	1,462,000	1,462	71,638	—	(1,000)	72,100
Compensation cost of stock issued for services	—	—	32,850,000	32,850	881,150	—	—	914,000
Payment towards promissory note balances	—	—	—	—	—	—	18,750	18,750
Net Income (Loss) at December 31, 2004	—	—	—	—	—	(1,552,008)	—	(1,552,008)
Balance at December 31, 2004	—	—	83,338,280	83,338	11,984,337	(12,818,460)	(357,746)	(1,108,531)
Issuance of Common Stock for Cash:
From third-party investors	—	—	13,039,187	13,039	277,661	—	—	290,700
From the exercise of options	—	—	1,800,000	1,800	43,200	—	—	45,000
Issuance of Common Stock for Subscription	—	—	5,200,000	5,200	28,800	—	(34,000)	—
Common stock issued for services	—	—	21,250,000	21,250	455,250	—	—	476,500
Common stock issued pursuant to Joint Venture	—	—	5,833,331	5,833	132,000	—	—	137,833
Value of warrants granted pursuant to Joint Venture	—	—	—	—	499,733	—	—	499,733
Value of options granted for services	—	—	—	—	130,900	—	—	130,900
Reclassification of receivables against amounts owed	—	—	—	—	—	—	357,746	357,746
Net Income (Loss) at December 31, 2005	—	—	—	—	—	(1,310,783)	—	(1,310,783)
Balance at December 31, 2005	—	—	130,460,798	130,460	13,551,881	(14,129,243)	(34,000)	(480,902)

The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY (continued)
From Inception (August 16, 1996) Through December 31, 2010

	Preferred Shares	Stock Amount	Common Shares	Stock Amount	Paid-In Capital	Deficit Accumulated during the Development Stage	Subscription Receivable	Total
Issuance of Common Stock:
From the exercise of options for services	—	—	1,000,000	1,000	—	—	—	1,000
From the exercise of options for cash	—	—	3,000,000	3,000	72,000	—	—	75,000
From the exercise of warrants	—	—	6,000,000	6,000	—	—	—	—
Payment of Common Stock Subscription	—	—	—	—	—	—	34,000	34,000
Common Stock issued for services	—	—	5,500,000	5,500	102,000	—	—	107,500
Preferred Stock issued for services	1,000,000	1,000	—	—	19,000	—	—	19,000
Capital contributed by shareholder	—	—	—	—	3,000	—	—	3,000
Cancellation of Joint Venture with Globe	—	—	—	—	(625,066)	—	—	(625,066)
Common stock issued to Globe then returned to treasury	—	—	(500,000)	(500)	(12,000)	—	—	(12,500)
Compensation cost for option price reduction	—	—	—	—	50,000	—	—	—
Net Income (Loss) a December 31, 2006	—	—	—	—	—	(598,302)	—	(598,302)
Balance at December 31, 2006	1,000,000	1,000	145,460,798	145,460	13,160,815	$(14,727,545)	—	(1,427,270)
From the exercise of Issuance of Common Stock: Reverse stock split (1 for 20)	—	—	(138,187,826)	(138,188)	138,188	—	—	—
Sale of common stock for cash:	—	—	845,000	845	299,155	—	—	300,000
Issuance of common stock for Clear Image stock	—	—	8,273,788	8,274	3,301,241	—	—	3,309,515
Stock compensation	—	—	—	—	223,246	—	—	223,246
Issuance of Common Stock:
From the exercise of options for cash	—	—	125,000	125	9,875	—	—	10,000
warrants	—	—	345,662	346	6,568	—	—	6,914
Common Stock issued for services	—	—	1,225,000	$1,225	388,775	—	—	390,000
Issuance of restricted stock	—	—	40,000	40	$9,960	—	—	10,000
Net Income (Loss) at December 31, 2007	—	—	—	—	—	$(4,475,017)	—	(4,475,017)
unknown	—	—	—	—	—	—	—	(7,000)
BALANCE AT DECEMBER 31, 2007	1,000,000	1,000	18,127,422	$18,127	$17,537,824	$(19,202,563)	—	$(1,645,612)

The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY (continued)
From Inception (August 16, 1996) Through December 31, 2010

	Preferred Shares	Stock Amount	Common Shares	Stock Amount	Paid-In Capital	Deficit Accumulated during the Development Stage	Subscription Receivable	Total
From the exercise of Issuance of Common Stock:
Sale of common stock for cash:	—	—	4,720,978	$4,722	300,101	—	—	304,823
Issuance of Common Stock:
From the exercise of options for cash	—	—	2,300,000	2,300	395,317	—	—	397,617
Common Stock issued for services	—	—	1,419,704	1,419	258,501	—	—	259,920
Common Stock issued for repayment of debt	—	—	271,491	271	132,759	—	—	133,030
Common Stock issued to Clear Image investors to participate in the merger	—	—	43,600	44	12,164	—	—	12,208
Stock compensation	—	—	—	—	342,801	—	—	342,801
Acquired deficit of former Minority interest now Owned 100%	—	—	—	—	—	—	—	—
Net Income (Loss) at December 31, 2008	—	—	—	—	—	(1,335,154)	—	(1,335,154)
BALANCE AT DECEMBER 31, 2008	1,000,000	$1,000	26,883,195	$26,883	$18,769,691	$(20,537,771)	—	$(1,740,143)

The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY (continued)
From Inception (August 16, 1996) Through December 31, 2010

	Preferred Shares	Stock Amount	Common Shares	Stock Amount	Paid-In Capital	Deficit Accumulated during the Development Stage	Subscription Receivable	Total
From the exercise of Issuance of Common Stock:
Sale of common stock for cash:	—	—	7,954,424	$7,954	1,495,751	—	—	1,503,705
From the exercise of options for cash	—	—	6,751,250	6,751	2,367,789	—	—	2,374,540
Preferred Stock issued for services	1,500,000	1,500	—	—	268,500	—	—	268,500
Common Stock issued for services	—	—	2,049,704	2,049	587,171	—	—	589,220
Common Stock issued for repayment of debt	—	—	271,491	271	132,759	—	—	133,030
Common Stock issued to Clear Image investors to participate in the merger	—	—	43,600	44	12,164	—	—	12,208
Stock compensation	—	—	—	—	342,801	—	—	342,801
Acquired deficit of former Minority interest now Owned 100%	—	—	—	—	(209,776)	—	—	(209,776)
Net Income (Loss) at December 31, 2009	—	—	—	—	—	(2,463,751)	—	(2,463,751)
BALANCE AT DECEMBER 31, 2009	1,500,000	$1,500	35,197,891	$35,198	$22,515,983	$(23,001,468)	—	$(448,786)

The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY (continued)
From Inception (August 16, 1996) Through December 31, 2010

	Preferred Shares	Stock Amount	Common Shares	Stock Amount	Paid-In Capital	Deficit Accumulated during the Development Stage	Treasury Stock Reserved	Total
From the exercise of Issuance of Common Stock:
Sale of common stock for cash:	—	—	4,810,287	$4,810	1,525,181	—	—	1,529,991
From the exercise of options for cash	—	—	150,000	150	37,350	—	—	37,500
From exercise of warrants for cash	—	—	117,400	117	58,583	—	—	58,700
Common Stock issued for services	—	—	2,194,890	2,195	558,578	—	—	560,773
Common Stock issued for repayment of debt	—	—	799,441	799	490,367	—		491,166
Common Stock issued to Clear Image investors to participate in the merger	—	—	—	—	—	—	—	—
Treasury Stock	—	—	—	—	—	—	(969)	(969)
Acquired deficit of former Minority interest now Owned 100%	—	—	—	—	—	—	—	—
Net Income (Loss) at December 31, 2010	—	—	—	—	—	(2,575,284)	—	(2,575,284)
BALANCE AT DECEMBER 31, 2010	1,500,000	$1,500	42,869,909	$42,869	$25,186,270	$(25,576,751)	$(969)	$(347,080)

The accompanying notes are an integral part of the interim financial statements

REVOLUTIONS MEDICAL CORPORATION
 (A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
 DECEMBER 31, 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

Revolutions Medical Corporation, a Nevada corporation, (“the Company” or “RevMed”) has been endeavoring to design, develop and commercialize auto retractable vacuum safety syringes.  Our present product development effort is focused on the RevVac Auto Retractable Vacuum Safety Syringe, which is designed specifically to reduce accidental needle stick injuries and lower the spread of blood borne diseases.  The Company also has developed a suite of proprietary MRI software tools; RevColor, Rev3D, RevDisplay, and RevScan.  These tools are designed to enhance general diagnostic confidence through education and research use and in the future we believe will have specific commercial applications.

On March 26, 2007, RevMed completed the acquisition of Clear Image Acquisition Corporation (“Acquisition Corp.”) in exchange for 8,273,788 shares of RevMed common stock.  Acquisition Corp is a company that was formed by certain shareholders of Clear Image, Inc. (“Clear Image”) in order to assemble a control block of the shares of Clear Image for the purposes of such a transaction. The sole asset of Acquisition Corp was a block of 8,260,139 shares of the Common Stock of Clear Image, a development stage company which is developing certain proprietary and patent pending technology related to color MRI scans. The block of Clear Image shares owned by Acquisition Corp represented 62.2% of Clear Image’s outstanding common stock.

During the fourth quarter of 2008, the Company commenced a short form merger to acquire the remaining minority interest in Clear Image.  This short form merger was completed by December 2, 2008.  The Company now owns 100% of the former Clear Image.  Clear Images assets have been consolidated on our books and all inter-company transactions have been eliminated.

Development Stage Company

Since its inception in 1996, the Company has been considered a development stage enterprise for financial reporting purposes as significant efforts have been devoted to raising capital and to research and development of various safety syringes and its proprietary MRI software tools.

Cash and Cash Equivalents

The Company considers highly liquid investments (those readily convertible to cash) purchased with original maturity dates of three months or less to be cash equivalents.

Stock-based Compensation

 The Company accounts for equity based compensation transactions with employees under the provisions of ASC Topic No. 718, “Compensation: Stock Compensation” (“Topic No. 718”).  Topic No. 718 requires the recognition of the fair value of equity-based compensation in net income.  The fair value of common stock issued for compensation is measured at the market price on the date of grant.  The fair value of the Company’s equity instruments, other than common stocks, is estimated using a Black-Scholes option valuation model.  This model requires the input of highly subjective assumptions and elections including expected stock price volatility and the estimated life of each award.  In addition, the calculation of equity-based compensation costs requires that the Company estimate the number of awards that will be forfeited during the vesting period.  The fair value of equity-based awards granted to employees is amortized over the vesting period of the award and the Company elected to use the straight-line method for awards granted after the adoption of Topic No. 718.

The Company accounts for equity based transactions with non-employees under the provisions of ASC Topic No. 505-50,“Equity-Based Payments to Non-Employees” (“Topic No. 505-50”). Topic No. 505-50 establishes that equity-based payment transactions with non-employees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The fair value of common stock issued for payments to non-employees is measured at the market price on the date of grant. The fair value of equity instruments, other than common stock, is estimated using the Black-Scholes option valuation model. In general, the Company recognizes an asset or expense in the same manner as if it was to receive cash for the goods or services instead of paying with or using the equity instrument.

On July 1, 2010 the Company entered into a series of consulting agreements to perform marketing services for the company as it begins to enter into the production stage for the RevVac safety syringe. Consultants are obligated under the contract to promote the product within various spheres of influence. These spheres of influence include, but are not limited to, medical product distributors, hospitals, doctors and government agencies.

Consults are issued options at a discount to the market price at the day of issuance. These options must be exercised within a 10 day window from the time of issuance. The consultants therefore are committed to purchasing these options in order to enter into the consultant agreement and are obligated to adhere to the terms of the agreement. The agreements are recorded as a prepaid consulting expense upon the commencement of the agreement and expensed each quarter for the duration of the agreement. The amount to be determined for the consulting expense is determined based upon the options issued using the Black-Scholes model. Since the exercise window for these options is so short, the amount of the consulting expense is recorded as the difference between the exercise price and the market price as of the date of issuance.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax basis of assets and liabilities at enacted tax rates in effect in the years in which the differences are expected to reverse.

Segment Information

Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”  The Company identifies its operating segments based on business activities, management responsibility and geographical location. During the period covered by these financial statements, the Company operated in a single business segment engaged in developing selected healthcare products.

Earnings (Loss) per Share

The Company computes net income per share in accordance with SFAS No. 128, “Earnings per Share” and SEC Staff Accounting Bulletin No. 98 (“SAB 98”).  Under the provision of SFAS No. 128 and SAB 98 basic net income (loss) per share is calculated by dividing net income (loss) available to common stockholders for the period by the weighted average shares of common stock of the Company outstanding during the period. Diluted net income per share is computed by dividing the net income for the period by the weighted average number of common and common equivalent shares outstanding during the period. The calculation of diluted income (loss) per share of common stock assumes the dilutive effect of stock options and warrants outstanding. During a loss period, the assumed exercise of outstanding stock options and warrants has an anti-dilutive effect. Therefore, the outstanding stock options were not included in the December 31, 2010 and 2009 calculations of loss per share.

Use of Estimates

The preparation of financial statements in conformity with generally accepted principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period.  Actual results could differ significantly from those estimates.

Reclassifications

Certain reclassifications may have been made to the prior year financial statements to conform to the current period presentation.

Long-Lived Assets

Property, plant and equipment, including significant improvements, are stated at cost. Expenditures for maintenance and repairs are charged to operating expenses as incurred. When properties are retired or otherwise disposed of, the cost of the asset and the related accumulated depreciation are removed from the accounts with the resulting gain or loss being reflected in results of operations.

Depreciation and amortization expense is recorded on a straight-line basis over the estimated useful life of the asset as listed below:

Asset Category	Useful Lives

Machinery and equipment	3 to 15 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of leasehold improvement life or remaining term of lease

The Company reviews the carrying value of the long-lived assets periodically to determine if facts and circumstances exist that would suggest that assets might be impaired or that the useful lives should be modified. Among the factors the Company considers in making the evaluation are changes in market position and profitability. If facts and circumstances exist which may indicate impairment, the Company will prepare a projection of the undiscounted cash flows of the asset group and determine if the long-lived assets are recoverable based on these undiscounted cash flows. If impairment is indicated, an adjustment will be made to reduce the carrying amount of these assets to their fair value.

Intangible assets include patents and trademarks, which are valued at acquisition through independent appraisals. Debt issuance costs are amortized over the terms of the various agreements. Patents and trademarks are amortized on a straight-line basis over periods varying from 7 to 40 years.

In 2007, the Company acquired a 62.2% interest in Clear Image, Inc. (“Clear Image”).  Clear Image was a privately held company and was conducting research and development on Color MRI Technology.  Clear Image was not able to secure the funding needed to keep this research and development going into the future.   Clear Image had expensed the research and development costs in accordance with accounting standards in effect at the time. The Company believed it to be advantageous to acquire a controlling interest in Clear Image and keep the technology in development rather than starting all over again.  The Company exchanged approximately 8.2 million of its common shares which were trading between $0.40 and $0.50 at the time of acquisition.  To arrive at a value for the Color MRI Technology the Company and Clear Image determined the amount of funding provided for the research and development of this technology by looking at the amount expended from 1999 until the acquisition date.  The value of the Company’s stock exchanged for the controlling interest exceeded those expensed amounts by approximately $23,000 which was recorded as goodwill because there were no other assets to value.

Fair Value of Financial Instruments
The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

• Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

• Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

• Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available. The following are the major categories of liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009, using quoted prices in active markets for identical liabilities (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

	December 31, 2010
	Total	Level 1	Level 2	Level 3

Derivative instruments:
Embedded Derivative liability	$160,659	$—	$—	$160,659

The Company's financial instruments consisted primarily of cash, accounts receivable, prepaids, accounts payable, accrued liabilities, and short term debt. The carrying amounts of the Company's financial instruments generally approximated their fair values as of December 31, 2010 and 2009, respectively, due to the short-term nature of these instruments.

Derivative Liabilities
Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model.

Subsequent Events

 On February 24, 2011, the Company entered into a convertible promissory note of up to $1,050,000 (the “Note”) and a registration rights agreement with one accredited investor.  Pursuant to the terms of the Note, it is anticipated that the Company will receive  $210,000 within three business days of the Closing Date;  $90,000 within three business days of filing a registration statement on Form S-1 with the U.S. Securities & Exchange Commission provided that the Form S-1 is filed no later than ten  days after the Company files its Annual Report on Form 10-K for the year ended December 31, 2010; $250,000 within three  business days of the Company receiving notice from the SEC of the Form S-1’s effectiveness, provided that such notice is received within 120 days of Closing Date;  $250,000 within 90 days of the Company receiving the Effectiveness Notice; and  $250,000 within 140 days of the Company receiving the Effectiveness Notice.

The Note bears a one-time interest rate of eight percent and has a maturity date of February 24, 2013.  Prepayment under the Note is not permitted, unless approved by the investor.  Under the terms of the Note, the investor is entitled, at its option, to convert all or part of the principal amount and accrued interest into shares of the Company’s common stock at a conversion price equal to seventy percent of the lowest closing price of the common stock in the twenty trading days immediately prior to the conversion, subject to adjustment in certain circumstances.

The Note is subject to various default provisions and the occurrence of such an event of default will cause the outstanding principal amount under the Note, together with accrued and unpaid interest and all other amounts payable under the Note, to become immediately due and payable to the investor.

New Accounting Standards

The Financial Accounting Standards Board (“FASB”) periodically issues new accounting standards in a continuing effort to improve standards of financial accounting and reporting.  Management has reviewed the recently issued pronouncements and concluded that the following new accounting standards are potentially applicable to the Company.

In April 2010, the FASB issued Accounting Standards Update (“ASU)”), No. 2010-12, “Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts.  The purpose of this update is to indicate that the signing dates of the Health Care and Education Reconciliation Act of 2010, signed March 30, 2010, and the Patient Protection and Affordable Care Act, signed March 23, 2010, should be considered as a single date for determining the effect, if any, on an issuer’s accounting for income taxes.  This ASU amends the FASB Accounting Standards Codification (“ASC”) Income Taxes (Topic 740).

In April 2009, the FASB issued Staff Position No. 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination that Arise from Contingencies.” The Staff Position amends SFAS No. 141(R), “Business Combinations,” to require an acquirer to recognize at fair value at acquisition date an asset acquired or liability assumed in a business combination that arises from a contingency if the acquisition date fair value of that asset or liability can be determined during the measurement period.  The Staff Position is effective for business combinations with an acquisition date on or after December 15, 2008. The adoption of this standard did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In April 2009, the FASB issued Staff Position No. 157-4, “Determining Fair Value when the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions that are not Orderly.” The Staff Position provides guidance for making fair value measurements more consistent with the principles presented in SFAS No. 157, “Fair Value Measurements.” The Staff Position relates to determining fair values when there is no active market or where the inputs being used represent distressed sales. The Staff Position is effective for interim and annual periods ending after September 15, 2009, but entities may early adopt the Staff Position for the interim and annual periods ending after March 15, 2009. The Company does not expect the adoption of this standard to have a material impact on its financial position, results of operations, or its cash flows.

In April 2009, the FASB issued Staff Position No. 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments.” The purpose of this Staff Position is to enhance consistency in financial reporting by increasing the frequency of fair value disclosures. The Staff Position relates to assets and liabilities that are not currently disclosed on the statement of financial position at fair value. These financial instruments are currently disclosed at fair value in the notes to the financial statements on an annual basis only.  This Staff Position provides for these fair value footnote disclosures to be made at interim periods, also.  The Staff Position is effective for interim and annual periods ending after September 15, 2009, but entities may early adopt the Staff Position for the interim and annual periods ending after March 15, 2009.  The Company does not expect the adoption of this standard to have a material impact on its financial position, results of operations, or its cash flows.

In April 2009, the FASB issued Staff Position No. 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairment.” The purpose of this Staff Position is to bring greater consistency to the timing of impairment recognition and greater clarity regarding disclosures to investors regarding the cash flows, credit losses and aging of securities with unrealized losses. The Staff Position is effective for interim and annual periods ending after September 15, 2009, but entities may early adopt the Staff Position for the interim and annual periods ending after March 15, 2009.  The Company does not expect the adoption of this standard to have a material impact on its financial position, results of operations, or its cash flows.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets, an Amendment of FASB Statement No. 140” (“SFAS No. 166”). SFAS No. 166 amends SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 166 improves the comparability of information that a reporting entity provides regarding transfers of financial assets and the effects on its financial statements. SFAS No. 166 is effective for interim and annual reporting periods ending after November 15, 2009. The Company is currently evaluating the effect that SFAS No. 166 will have on its financial statements.

In June 2009, the FASB issued SFAS No. 167, (ASU 2009-17) “Amendments to FASB Interpretation No. 46(R)” (“SFAS No. 167”). SFAS No. 167 amends FIN No. 46(R), “Consolidation of Variable Interest Entities” and changes the consolidation guidance applicable to a variable interest entity. Among other things, it requires a qualitative analysis to be performed in determining whether an enterprise is the primary beneficiary of a variable interest entity. SFAS No. 167 is effective for interim and annual reporting periods ending after November 15, 2009. The Company is currently evaluating the effect that SFAS No. 167 will have on its financial statements.

In June 2009, the FASB issued SFAS No. 168, (ASU 2009-01) “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles a Replacement of FASB Statement No. 162” (“SFAS No. 168”). SFAS No. 168 replaces SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in accordance with generally accepted accounting principles. SFAS No. 168 is effective for interim and annual reporting periods ending after September 15, 2009. On September 30, 2009, the Company adopted SFAS No. 168, which has no effect on the Company’s financial statements as it is for disclosure purposes only.

In May 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 165, “Subsequent Events” (“SFAS No. 165”). SFAS No. 165 establishes the period in which management of a reporting entity should evaluate events and transactions for recognition or disclosure in the financial statements. It also describes the circumstances under which an entity should recognize events or transactions that occur after the balance sheet date. SFAS No. 165 is effective for interim and annual reporting periods ending after June 15, 2009. The Company does not expect the adoption of  SFAS No. 165  to have a material effect on its financial statements and related disclosures.
Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Date of Management’s Review

Subsequent events have been evaluated through March 25, 2011, the date the financial statements were available to be issued.

NOTE 2 - UNCERTAINTIES

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company is in the development stage and has not established sources of revenues to fund the development of business and pay operating expenses, resulting in a cumulative net loss of $(25,451,751) for the period from inception (August 16, 1996) to December 31, 2010. The ability of the Company to continue as a going concern during the next year depends on the successful completion of the Company’s capital raising efforts to fund the development of its retractable safety syringe. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 - MAXXON/GLOBE JOINT VENTURE AGREEMENT

On November 3, 2005, Maxxon and Globe Med Tech, Inc. entered into a definitive joint venture agreement to patent, develop, manufacture, market and distribute safety needle products throughout the world. Maxxon and Globe each own 50% of the joint venture. Maxxon contributed its safety syringe technology and patent rights related thereto and Globe contributed its safety syringe IV catheter and patent rights related thereto. In connection with the agreement, Maxxon issued restricted shares of its common stock, valued at $625,066, to Globe. Subsequent to December 31, 2006, the Company ended the joint venture and cancelled the shares of common stock and options that were issued to Globe pursuant to the agreement. On March 1, 2007, the Company filed a lawsuit in the District Court of Tulsa County, Oklahoma against Globe Med Tech, Inc. to rescind, terminate and seek monetary damages for the non-fulfillment and breach of a joint venture agreement entered into November 3, 2005 and other related agreements, in addition to an accounting of expenditures of funds under the terms and provisions of the agreements. On May 11, 2007, a partial default judgment against Globe was granted by the District Court of Harris County, Texas. The partial default judgment as to liability only was granted with respect to the Company’s causes of action against Globe for breach of contract, conversion and common law fraud with respect to the Company’s Original Petition and Application for Temporary and Permanent Injunctions against Globe on January 30, 2007. On August 13, 2007, the Company was granted a final default judgment for permanent injunctive relief and for damages in the amount of $14,029,000 against Globe. Globe has appealed the judgment. On November 23, 2007, the Court signed an order granting Globe’s Motion for New Trial and setting aside the Final Default Judgment entered in favor of the Company on August 13, 2007.

On October 29, 2008, the Company filed a lawsuit in the district court of Harris county Texas, a lawsuit for fraud and contempt of court for Globe Med Tech and Andy Hu individually. In response, Globe filed a motion to stay the lawsuit based upon the forum selection clause in the joint venture agreement between RMC and Globe which provides that the exclusive forum for all disputes relating to the Joint Venture Agreement shall be Oklahoma state court/Tulsa County. Due to the Texas state district’s court’s backlog of cases and the withdrawal of Globe and Hu’s counsel, the motion to stay was not heard until May 1, 2009. The motion was granted as to Globe; however, Hu did not join in the motion and, after the May 1st hearing, filed a separate motion to stay, based upon the same grounds as Globe’s motion. Hu’s motion to stay was denied at a May 8th hearing. Accordingly, RMC intends to proceed with discovery with respect to its claims against Hu, including without limitation obtaining the deposition of key witnesses.

On July 15, 2010, the deposition of Andy Hu finally took place in Tulsa, OK. After reviewing the full transcript of this deposition, the Company believed there was enough strong evidence to move directly with a summary judgment filing with the District Court of Tulsa County, OK.  The Company’s attorneys, Parks and Beards, filed this summary judgment with the District Court of Tulsa County, OK on August 31, 2010.  The Company is scheduled for a summary judgment hearing on April 15, 2011. The Company expects a full or partial judgment ruling at this hearing.

NOTE 4 - OTHER COMMITMENTS AND CONTINGENCIES

Employment Agreement with Rondald L. Wheet, CEO

Effective March 31, 2008, the Company and Mr. Wheet, our CEO, entered into a three (3) year employment agreement. The agreement provides for an annual salary of $225,000. He is responsible for the Company’s substantive and financial reporting requirements of the Securities Exchange Act of 1934, as amended, and is specifically allowed to hire any and all professionals necessary to assist that process. The Company will provide him with all reasonable and customary fringe benefits, including, but not limited to, participation in pension plans, profit sharing plans, employee stock ownership plans, stock option plans (whether statutory or not), stock appreciation rights plans, hospitalization, medical dental disability and life insurance, car allowance, vacation and sick leave. The Company will reimburse of all his reasonable and necessary travel, entertainment or other related expenses incurred by him in carrying out his duties and responsibilities under the agreement. The Company will also provide him with a cell phone, suitable office space, and membership dues in professional organizations and for any seminars and conferences related to Company business.

Mr. Wheet may elect, by written notice to the Company, to terminate his employment with continued pay through the employment agreement term if (i) the Company sells all of its assets, (ii) the Company merges with another business entity with a change in control,(iii) more than 50% of the outstanding stock is acquired by a third party, (iv) the Company requires Mr. Wheet to relocate or assigns duties not commensurate with his position as CEO, (v) Mr. Wheet is removed from the Board of Directors and (vi) the Company defaults in making payments required to Mr. Wheet under this agreement. For two years following his resignation or termination, Mr. Wheet will not work for or provide any services in any capacity to any competitor and will not solicit any of the Company’s customers or accounts.

Employment Agreement with Thomas O’Brien, President

Effective October 26, 2009, the Company and Mr. O’Brien, our President, entered into a three (3) year employment agreement. The agreement provides for an annual salary of $180,000. As of December 31, 2010, the Company owed Mr. O’Brien $126,225 pursuant to his prior employment agreement.  He is responsible for the administration, supervision, management and control of the business development of the Company, including the research, development, manufacture, marketing and sales of its current products and such future products as may be added to the Company’s business from time to time. The Company will provide him with all reasonable and customary fringe benefits, including, but not limited to, participation in pension plans, profit sharing plans, employee stock ownership plans, stock option plans (whether statutory or not), stock appreciation rights plans, hospitalization, medical dental disability and life insurance, car allowance, vacation and sick leave. The Company will reimburse of all his reasonable and necessary travel, entertainment or other related expenses incurred by him in carrying out his duties and responsibilities under the agreement. The Company will also provide him with a cell phone, suitable office space, and membership dues in professional organizations and for any seminars and conferences related to Company business.

Mr. O’Brien may elect, by written notice to the Company, to terminate his employment with continued pay through the employment agreement term if (i) the Company sells all or substantially all of its assets, (ii) the Company merges with another business entity with a change in control,(iii) more than 50% of the outstanding stock is acquired by a third party, (iv) the Company requires Mr. O’Brien to relocate or assigns duties not commensurate with his position as the President, (v) Mr. O’Brien is removed from the Board of Directors and (vi) the Company defaults in making payments required to Mr. O’Brien under this agreement. For two years following his resignation or termination, Mr. O’Brien will not work for or provide any services in any capacity to any competitor and will not solicit any of the Company’s customers or accounts.

Mutual Release and Settlement Agreement with Former Chief Executive Officer

On April 8, 2008, the Company entered into a Memorandum of Understanding with its former CEO to settle an outstanding obligation through the issuance of its common stock on a quarterly basis commencing May 8, 2008, for one year. The value of the issuance of the common stock will be determined by the market value of the ten day average price at the time of each quarterly issuance of common stock.   During 2008, the Company issued 271,491 shares at a total value of $133,030 to partially repay this debt.

The agreement reached with the Commission on behalf of Gifford Mabie specifies that the Company is to periodically issue shares to the special account for Gifford Mabie in order that 2,500 shares can be sold each day the market is open until the liability is satisfied. On December 14, 2010, the Company issued 400,000 shares toward the satisfaction of the outstanding liability of $924,568. The value of the shares and the reduction in the liability for this settlement is based upon taking the 10 day average share price following the date of issuance. This valuation, based upon 46 cents per share, reduced the amount of the liability remaining by $184,000 to $740,568.  The remaining liability will be adjusted each quarter based upon the actual share price each day that shares are sold from the account.  A new valuation for the stock in the account but not yet sold will be taken each quarter based upon the 10 day average price prior to the end of each quarter.

Amounts Due Pursuant to Employment and Consulting Agreements

As of December 31, 2010, the Company had accrued approximately $246,225 pursuant to employment agreements. Although the Company plans to settle these amounts, there is no assurance that its efforts to settle will be successful. No litigation related to these previous employment agreements has been initiated or threatened. There is no assurance, however, that such litigation will not be initiated in the future.

Patent Applications for the Company’s Retractable Safety Syringes

The Company owns one (1) published patent on its Auto Retractable Vacuum RevVac safety syringe issued in January 2005 and one (1) published patent on its safety blood drawing device issued in June 2003. In January 2009, a second patent for the RevVac auto retractable vacuum safety syringe was issued by the U.S. patent office and published in April 2009 related to the Globe/Revolutions Medical Joint Venture. The Company has 50% ownership of this patent and is awaiting the Tulsa County, Oklahoma District Court’s decision on its ownership of the entire patent. The Company also filed international patent protection rights regarding the RevVac Auto Retractable Vacuum Safety Syringe in the following countries: Australia, China, Japan, Taiwan, Mexico, Canada and several countries in Europe.

The Company is also engaged in the development of technology which can segment and reference MRI images.  By “segmenting” an image, the Company’s technology will let the user select a part of the image (bone, fluid, tissue) and render that selection in three dimensions.  Essentially, different components of an image are given different colors and the user can choose the color or colors to be studied, thus eliminating those portions colored with the colors being discarded.  By “referencing” the image to a data base, the user can obtain similar, identified images to aid the user in interpretation of the image being studied.  The Company currently owns four (4) separate patent applications, filed in June of 2007, each of which received USPTO office actions during 2010.  Revolutions Medical expects to receive issuances or additional office actions on some if not all of these patents over the next 12 months.

AMOUNTS DUE TO CONSULTANTS

None.

NOTE 5 - PREFERRED STOCK AND COMMON STOCK TRANSACTIONS

PREFERRED STOCK

Shares Outstanding: Currently, 1,500,000 shares of preferred stock (“Preferred Stock”) are outstanding. Rondald L. Wheet, our Chairman and Chief Executive Officer, owns 1,000,000 shares of Series 2006 Preferred Stock and Tom O’Brien, our President, owns 500,000 shares of Series 2009 Preferred Stock.

Dividends: The holder of the Preferred Stock is entitled to receive, ratably, dividends when, as and if declared by the board of directors out of funds legally available therefore. If any dividend or other distributions are declared on our common stock, then a dividend or other distribution must also be declared on the outstanding Preferred Stock at the same time and on the same terms and conditions, so that each holder of Preferred Stock will receive the same dividend or distribution such holder would have received if the holder had converted his Preferred Stock as of the record date for determining stockholders entitled to receive such dividend or distribution.

Liquidation Preference: In the event of the liquidation, dissolution or winding up, the holders of Preferred Stock are entitled to receive a liquidation preference of $0.001 for each share of Preferred Stock prior to payment being made to any junior stock.

Conversion: The holders of Preferred Stock may convert each share into 1 share of common stock.

Preemption: The holders of Preferred Stock have no preemptive rights and they are not subject to further calls or assessments.

Voting Rights: The holders of Preferred Stock are entitled to 125 votes for each share of common stock into which their Preferred Stock is then convertible (currently 1 share), voting together with our common stock as a single class. Cumulative voting is not permitted. Upon conversion of a share of Preferred Stock, each share of common stock issued upon the conversion will be entitled to only one (1) vote per share.

Redemption: There are no redemption or sinking fund provisions applicable to the Preferred Stock.

BLANK CHECK PREFERRED STOCK

The Company’s Articles of Incorporation authorize its board of directors to establish one or more additional series of preferred stock and to determine, with respect to any such series of preferred stock, its terms and rights, including: the designation of each series; the voting powers, if any, associated with each such series whether dividends, if any, will be cumulative or noncumulative and the dividend rate of each series; the redemption rights and price or prices, if any, for shares of each series; and preferences and other special rights, if any, of shares of each series in the event of any liquidation, dissolution, or distribution of the Company’s assets.

2010 COMMON STOCK TRANSACTIONS

During the year ended December 31, 2010, 150,000 shares of common stock were issued as option holders exercised their options to purchase common stock receiving proceeds of $37,500.  4,810,287 shares were issued to third party investors and investors under the terms of a stock subscription agreement. The Company received proceeds of $2,136,016 in connection with these share issuances. The company also granted 1,989,000 warrants during 2010 under the terms of the stock subscription agreement. 117,400 shares were exercised from these warrants with the Company receiving proceeds of $58,700.

Also during the year ended December 31, 2010, the Company issued an additional 2,194,890 shares of common stock with a total value of $560,773 in lieu of cash as payment for outside services.

During the year, the Company converted 399,441 shares of common stock for $175,000 under the terms of a convertible debt agreement.

During the year, the Company converted 271,491 shares of common stock for $175,000 under the terms of a convertible debt agreement.

2009 COMMON STOCK TRANSACTIONS

During the year ended December 31, 2009, 2,546,250 shares of common stock were issued as option holders exercised their options to purchase common stock and 1,523,118 shares were issued to third party investors. The Company received proceeds of $349,700 in connection with these share issuances.

Also during the year ended December 31, 2009, the Company issued an additional 630,000 shares of common stock with a total value of $329,300 in lieu of cash as payment for outside services.

During the year ended December 31, 2009, the Company sold 2,982,000 shares at twenty-five cents per share under a stock subscription agreement and had raised $758,000.

NOTE 6 - STOCK OPTIONS AND WARRANTS OUTSTANDING

The following tables summarize information about the stock options and warrants outstanding at December 31, 2010:

	OPTIONS	WARRANTS	TOTAL	WEIGHTED AVERAGE EXERCISE PRICE

Balance at December 31, 2009	12,348,750		12,348,750	$0.16
Granted	636,000	1,989,000	2,625,000	0.50
Exercised	(150,000)	(117,400)	(267,400)	0.50
Expired/Forfeited	-

BALANCE AT DECEMBER 31, 2010	12,834,750	1,871,600	$14,706,350	0.21

	OPTIONS OUTSTANDING			EXERCISABLE
Range of Exercise Price	Number Outstanding at December 31,2010	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2010	Weighted Average Exercise Price
OPTIONS
0.08 - 0.25	9,453,750	1.00	$0.08	9,453,750	$0.08
0.26-1.00	3,381,000	3.34	0.54	3,381,000	0.54
1.00-10.00

	12,834,750			12,834,750

NOTE 7 - RELATED PARTY TRANSACTIONS

In connection with the acquisition of Clear Image Acquisition Corp. by the Company, Rondald L. Wheet, Chairman and Chief Executive Officer, received 2,286,000 shares of restricted Company common stock.  Dr. Beahm, a Director, received 1,599,125 shares of restricted RevMed common stock, and Mr. O’Brien, a Director, received 1,645,625 shares of restricted the Company common stock.  Mr. Wheet and Mr. O’Brien were directors and shareholders and Dr. Beahm was a shareholder of Clear Image Acquisition Corp. prior to its acquisition by the Company.

NOTE 8 - REVERSE STOCK SPLIT

On January 18, 2007, the Company’s name changed from Maxxon, Inc. to Revolutions Medical Corporation and the Company’s common stock was reverse split on a 20 to 1 basis which changed the number of outstanding shares of common stock from 145,560,798 to 7,272,972. The number of authorized shares of common stock was not affected by the reverse stock split and remains at 250,000,000 shares.

NOTE 9 - ACQUISITION OF CLEAR IMAGE ACQUISITION CORP

In December 2008, the Company acquired the minority interest of Clear Image Acquisition Corporation (“Acquisition Corp”). The Company had previously acquired 62.2% of Acquisition Corp as part of the acquisition of Clear Image, Inc. (“Clear Image”) in March 2007. The purchase price for the remaining minority interest of Acquisition Corp, excluding transaction costs, included a stock payment of 12,208 shares at closing.

On March 26, 2007, the Company completed the acquisition of Clear Image Acquisition Corporation (“Acquisition Corp.”) in exchange for 8,273,788 shares of RevMed common stock. Acquisition Corp is a company that was formed by certain shareholders of Clear Image, Inc. (“Clear Image”) in order to assemble a control block of the shares of Clear Image for the purposes of such a transaction. The sole asset of Acquisition Corp was a block of 8,260,139 shares of the Common Stock of Clear Image, a development stage company which is developing certain proprietary and patent pending technology related to color MRI scans. The block of Clear Image shares owned by Acquisition Corp represented 62.2% of Clear Image’s outstanding common stock. By acquiring Acquisition Corp, RevMed has acquired control of Clear Image, Inc. as a partially-owned subsidiary.

In determining the number of shares to be exchanged by RevMed for the shares of Clear Image shares held by Acquisition Corp., the Board based the transaction value on the funds expended by Clear Image for the color MRI technology in its then current state, using a value of Forty Cents ($.40) per share, which was the average market value when the acquisition agreement was signed in January, 2007. During the third quarter of 2007, it was determined that the accounting treatment for the transaction should be accounted for in accordance with FASB Interpretation No. 4. “Applicability of FASB Statement No.2 to Business Combinations Accounted for by the Purchase Method” and Statement of Financial Accounting Standards No. 2 “Accounting for Research and Development Costs.” which require research and development costs to be expensed if there are no alternative uses. Accordingly, the Company recorded goodwill of $23,274 and an expense of $3,309,515.

The shareholders of Acquisition Corp. did not receive a larger portion of the voting rights in RevMed, the surviving company, because of RevMed’s outstanding preferred stock (See Note 5. “Preferred Stock and Common Stock Transactions”), so the transaction did not require the use of recapitalization or reverse merger accounting. RevMed plans to pay the minimal costs of Acquisition Corp’s liquidation and dissolution.

Prior to RevMed’s acquisition of Acquisition Corp., RevMed’s officer and directors were directors and shareholders of Clear Image, Inc. and, along with other shareholders, contributed their Clear Image shares to Acquisition Corp. In connection with RevMed’s acquisition of Acquisition Corp., Ron Wheet, RevMed’s CEO and a Director, received 2,286,000 shares of RevMed restricted common stock;Dr. Beahm, a Director, received 1,599,125 shares of RevMed restricted common stock; and Mr. O’Brien, a Director, received 1,645,625 shares of RevMed restricted common stock.

NOTE 10- Restatement of Form 10-K

On October 19, 2010, the Company issued an 8% secured convertible note (the “October 2010 Note”) in the amount of $125,000 to Asher Enterprises, Inc. (“Asher”). The Company failed to bifurcate the convertible debt agreement issued to Asher Enterprises, Inc. on October 19, 2010 according to the guidance provided by ASC 815-15-25.The principal and accrued interest is payable on July 21, 2011, or such earlier date as defined in the agreement.  The note is convertible by Asher at any time after the six month anniversary of the issue date and by the Company at any time after issue with conversion periods as defined in the agreement.  The note is convertible into shares of the Company’s common stock at a price of 55% of the average of the three lowest trading prices of the stock during the ten trading day period ending one day prior to the date of conversion.  Asher is not entitled to convert any portion of an October 2010 Note to the extent that the shares to be issued in connection therewith would cause Asher’s beneficial ownership of the Company’s common stock to exceed 4.99% of the outstanding shares of the Company’s common stock.  Because of the operation of the floating conversion price and the limitation on the ability of Asher to convert as described above, the Company is unable to determine at any time that number of shares into which Asher could convert the October 2010 Note.

The October 2010 Note contains customary representations and warranties, customary affirmative and negative covenants, customary anti-dilution provisions, and customary events of default that entitle Asher to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the October 2010 Note.  A default on the October 2010 Note could lead to certain penalties, including an obligation to (a) pay all of the following, plus an additional 50% of (i) default interest, (ii) other monetary penalties, and (iii) the outstanding balance on the October 2010 Note currently has a balance of $125,000.

Asher is entitled to have all shares issued upon conversion of the October 2010 Note listed upon each national securities exchange or other automated quotation system, if any, upon which shares of the Company’s common stock are then listed.

The Company accounts for the fair value of the conversion features in accordance with ASC Topic No. 815-15 “Derivatives and Hedging; Embedded Derivatives” (“Topic No. 815-15”).  Topic No. 815-15 requires the Company to bifurcate and separately account for the conversion features as an embedded derivative contained in the Company’s convertible debt.  The Company is required to carry the embedded derivative on its balance sheet at fair value and account for any unrealized change in fair value as a component of results of operations.  The Company valued the embedded derivative using the Black-Scholes pricing model.  The fair value upon issuance of the October 2010 Note of $173,299.87 was recorded as a derivative liability.  A discount to the convertible debt principal was recorded for $125,000 and a derivative expense was recorded for $48,299.87.  Amortization of debt discount amounted to $33,181.82 for the three months ended December 31, 2010.  As of December 31, 2010, the Company recognized a gain in the fair value of the embedded derivative of $12,640.81 and reduced the embedded derivative liability by this same amount.  The derivative liability in the October 2010 Note will be revalued each reporting period using the Black-Scholes model.

The Black-Scholes model was valued with the following inputs:

•
Stock Price – The Stock Price was based on the average closing price of the Company’s common stock in the three days prior to the valuation date.  The valuation date can either be the date of issuance of the convertible debt note or the last day of a reporting period (the “Valuation Date”).  Stock prices ranged from $0.45 to $0.47 in this period with an average stock price of $0.46.

•	Variable Conversion Price – The variable conversion price was based on 55% of the average of the three lowest stock prices out of the last 10 trading days prior to the Valuation Date.

•	Time to Maturity – The time to maturity was determined based on the length of time between the Valuation Date and the maturity of the debt.

•
Risk Free Rate – The risk free rate was based on the one year treasury note rate as of the Valuation Dates with term commensurate with the remaining term of the debt.  The risk free rate as of the commitment date was 0.22%.

•	Volatility – The volatility was based on the historical volatility of the Company.

Changes to the balance sheet
The following table indicates the adjustments that were made to the balance sheet as a result of the corrections for the Gifford Mabie settlement, the convertible debt bifurcation and the par value treatment of the Treasury Stock Reserved.

(1)
The embedded derivative is included in current liabilities based upon the 12/31/2010 value. The Company failed to bifurcate the convertible debt agreement issued to Asher Enterprises, Inc. on October 19, 2010 according to the guidance provided by ASC 815-15-25. Due to the potentially unlimited shares that could be issued at conversion of the debt agreement, the Company is required to bifurcate the agreement into a debt instrument with a call provision. The above referenced agreement contains an embedded derivative that requires valuation as an embedded derivative liability on the balance sheet.  The embedded derivative was valued under the guidance of ASC 815-15.

(2)
Notes payable is increased by $100,000 for the correct amount of debt satisfied through the Asher Enteprises conversion. The amount of the note originally recorded as being satisfied by the conversion of convertible debt into common stock on October 18, 2010 was overstated by $100,000. The correct amount of debt converted on this date was $125,000 instead of $225,000.

(3)
Notes payable is increased by $316,000 to record the correct amount of debt satisfied through the issuance of 400,000 shares toward the Gifford Mabie settlement on December 14, 2010. Because the common stock placed in the special account is sold in small lots of 2,500 shares per day, the complete liquidation of the account would require 160 consecutive days of trading.  A valuation method for the common stock was incorrectly used based upon the previous 160 days of trading prior to the issuance of shares to the special account.  This has been corrected to value the shares based upon the 10-day average price following the date of issuance. This valuation is based upon guidance of EITF Issue No. 95-19.

(4)
The Company failed to bifurcate the convertible debt agreements issued to Asher Enterprises on February 26, 2010 for $75,000, March 31, 2010 for $50,000 and April 28, 2010 for $50,000. These convertible debt agreements were converted into 291,441 of common stock on October 18, 2010. Additionally, the Company failed to amortize the debt discount from these convertible debt agreements in the amount of $125,000. Based upon guidance form ASC 470-20-55, the Company fully amortized the debt discount of $125,000 for these three agreements. An adjustment was made to recognize this expense on October 18, 2010. This change is not included in the 10-Q Forms filed for March 31, June 30 and September 30, 2010 but is fully recognized in the restated 10-K/A financial statements for 2010. The fair value change resulting from the embedded derivatives for these contracts was considered an immaterial change by the Company for quartes ending March 31, June 30 and September 30, 2010.

(5)
Treasury stock originally recorded based upon the number of shares issued is reduced to par value.  Under guidance of ASC 505-10, the correction for this error records the issuance of these shares at par value.

(6)
Paid in capital is reduced by the $100,000 correction of convertible debt conversion, the $316,000 toward the Gifford Mabie liability and the $967,859 from the Treasury Stock reserved. Paid in Capital is increased by $125,000 due to the additional Paid in Capital from the amortization of the debt discount on the convertible debt notes converted into common stock. The accumulated deficit is increased by $68,841 due to the additional expenses resulting from the bifurcation and valuation of the embedded derivative within the October convertible debt agreement with Asher Enterprises. The accumulated deficit account is also increase by $125,000 for the amortization of the debt discount on issuance of the three Asher Enterprises convertible debt agreements converted into common stock on October 18, 2010.

	As Previously Reported	Adjustments	12/31/2010 As Restated
CURRENT LIABILITIES
AP and Accrued Liabilities	399,151	-	399,151
Accrued Salaries	246,225	2	246,255
Embedded Derivative Liability	-	160,659	160,659
Notes Payable and Accrued Interest	450,891	324,182	775,073
Total Accounts Payable & Accrued Liabilities	1,096,267		1,581,108

Total Liabilities	1,096,267	-	1,158,108

Preferred Stock	1,500	-	1,500
Common Stock	42,869		42,869
Treasury Stock	(968,828)	967,859	(969)
Paid In Capital	26,445,130	(1,258,859)	25,186,271
Accumulated Deficit	(25,382,910)	(193,841)	(25,576,751)
Total Stockholder’s Equity	137,761		(347,080)

The following table indicates the adjustments that were made to the Statements of Operations as of 12/31/2010.

1)
Other income was increased by $12,641 as a result of the gain in fair value from the embedded derivative. This gain is based upon Guidance of ASC 815-15 and a fair value was determined as of December 31, 2010.

2)
Interest expense was increased by $33,182 as a result of the increased interest expense due to theoutstanding convertible debt as of December 31, 2010. Interest expense was also increased by $125,000 as a result of the amortization of the debt discount related to the three Asher Enterprises convertible debt agreements converted into common stock on October 18, 2010. Treatment of this debt is based upon the guidance of ASC 470-20-55.

3)	An embedded derivative expense was recognized for $48,299 from the initial recording of the convertible debt based upon guidance of ASC 815-15.

4)
Compensation costs for stock options was originally reported as a non-operating expense on the originally filed 10-K. For the amended filing based upon guidance from ASC 718, these costs have been included in General and Administrative expenses as an operating expense. For 2010, the Company did not recognize any expense related to compensation costs for issuance of stock options.

Statement of Operations
	As Previously reported	Adjustments	As Restated
Other Income	-	12,641	12,641
Depreciation Expense	-	(6,048)	6,048
Total operating expenses	2,366,906	(6,048)	2,372,954
Operating Loss	2,366,906	6,593	2,360,314
Interest Expense	8,489	(158,182)	166,671
Embedded Derivative Expense	-	(48,299)	48,299
Net loss from operations	2,381,443	(193,841)	2,575,284

The following table indicates the adjustments that were made to the Statement of Cash Flows as of December 31, 2010.

1)	Net Loss from operations increased by $193,841 due to adjustments to the Statements of Operations listed above.

2)
An increase to cash adjustments from operating activities was recognized from the amortization of debt discount of the Asher Enterprises convertible debt agreements converted into common stock on October 18, 2010.

3)
A decrease in cash flow from operations to the category “Other receivables” as a result of a decrease in other receivables has been corrected to record the correct balance of ($274,361).  This was erroneously recorded as a decrease to accrued salaries and  consulting. This category has been increased by $274,361.

4)
An increase in cash flow from operations to the category “Accounts payable” as a result of an increase in accounts payable has been corrected to record the correct balance of $1,188,405.  This was previously recorded as an increase of $534,236. This increase is due to an erroneous initial recording and the increased note payable for the Gifford Mabie liability.

5)
A new category has been added to the cash flow from financing activities to include the common stock issued from conversion of debt.  The increase to cash from the category “Common stock issued from conversion of debt” for 2010 is $366,166.  Also, the amount of cash received from warrants has been added to the financial statements to the existing category “From exercise of stock options”. The addition of this resulted in an increase to cash to the category “From the exercise of stock options and warrants” of 96,200.  The category “From the exercise of stock options” was recorded on the 10-K as an increase of $37,500.

6)
An increase in cash flow from financing activities as a result of an increase to the category “Sale of common stock issued for cash to third party investors” has been corrected to record the correct balance of $1,529,991.  This category was previously recorded as $2,239,216

	As Previously Reported	Adjustments	As Restated
Cash Flows From Operating Activities
Net Loss	$(2,381,443	(193,840)	$(2,575,283
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt discounts	-	125,000	125,000
Changes in working capital accounts:
Other receivables and advance payments	-	(274,361)	(274,361)
Change in accrued salaries and consulting	(498,585)	274,361	(215,224)
Accounts payable	534,236	654,169	1,188,405
Net cash provided by operating activities	(1,793,852	(585,328)	(1,208,524
Net cash used in investing activities	(782,375)	-	(782,375)

Cash Flows From Financing Activities
Sale of Common Stock to third party investors	2,239,216	(709,775)	1,529,991
Common stock issued for payment of debt	-	366,166	366,166
Convertible debentures issued for cash	300,000	(300,000)	-
Treasury Stock		(969)	(969)
From exercise of stock options and warrants	37,500	58,700	96,200
Net cash provided by financing activities	2,578,161	(584,973)	1,993,188

Effect of exchange rate changes on cash	-		-
Net increase in cash and cash equivalents	2,289	-	2,289
Cash and cash equivalents, beginning of year	67,228		67,228
Cash and cash equivalents, end of year	$69,517	-	$69,517

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)

BALANCE SHEET
AS OF JUNE 30, 2011 AND DECEMBER 31, 2010
(Unaudited)

	June 30,	December 31,
	2011	2010
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$25,287	$69,517
Due from shareholder	27,500	25,000
Prepaid expenses	285,045	278,756
Total current assets	337,832	373,274

Property and equipment, net	1,173,032	812,478
Goodwill	23,276	23,276
Licensing Agreement	15,000	-
Patent Development	29,000	25,000

TOTAL ASSETS	$1,578,140	$1,234,028

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$451,677	$384,983
Credit cards	17,051	14,168
Accrued salaries	120,000	246,225
Accrued interest payable	34,940	1,322
Convertible promissory notes, net of discounts of $401,259 and 91,818, respectively	185,243	33,182
Embedded conversion option liabilities	706,189	160,659
Note Payable Gifford Mabie	798,144	740,569
Total current liabilities	2,313,244	1,581,108

Total liabilities	2,313,244	1,581,108

STOCKHOLDERS' DEFICIT:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; 1,500,000 shares issued and outstanding	1,500	1,500
Common stock, $0.001 par value, 250,000,000 shares authorized; 49,178,580 and 42,869,909 shares issued and outstanding at 6/30/11 and 12/31/10, respectively	49,179	42,869
Treasury Stock	(969)	(969)
Additional paid-in capital	26,749,077	25,061,270

Accumulated deficit	(27,533,890)	(25,451,751)
Total stockholders' deficit	(735,103)	(347,080)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,578,140	$1,234,028

The accompanying notes are an integral part of these consolidated financial statements.

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)
STATEMENTS OF OPERATIONS
FROM INCEPTION (AUGUST 16, 1996) THROUGH JUNE 30, 2011 AND
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010
(UNAUDITED)

	Three months ended		Six months ended		August 16, 1996
	June 30,		June 30,		(Inception) through
	2011	2010	2011	2010	June 30, 2011

OPERATING EXPENSES
General and administrative expenses	$995,148	$(26,427)	$1,820,549	$201,385	$21,140,019
Depreciation	1,619	1,490	3,153	2,980	54,371
Research and development	111,832	-	111,832	-	6,264,753

Total Operating Expenses	1,108,599	(24,937)	1,935,534	204,365	27,459,143

LOSS FROM OPERATIONS	(1,108,599)	24,937	(1,935,534)	(204,365)	(27,459,143)

OTHER INCOME (EXPENSES)
Interest income	9	-	9	-	17,286
Interest expense	(112,292)	(47,121)	(190,828)	(56,188)	(475,940)
Gain on disposal of assets	-	-	-	-	794
Loss on extinguishment of debt	-	-	-	-	(152,914)
Adjustments to fair value of derivatives	22,279	6,916	44,214	21,181	22,279
Other income (expenses)	-	-	-	-	205,327
Total Other Income (Expenses), net	(90,003)	(40,205)	(146,604)	(35,007)	(383,168)

NET LOSS BEFORE MINORITY INTEREST	(1,198,603)	(15,268)	(2,082,138)	(239,372)	(27,842,311)
Minority interest in Subsidiary Loss	-	-	-	-	(183,422)
NET LOSS	(1,198,603)	(15,268)	(2,082,138)	(239,372)	(27,658,889)
Net loss per shares-basic and diluted	(0.03)	0.00	(0.04)	(0.01)	(0.73)
Weighted average number of shares
outstanding during the period
- basic and diluted	46,488,784	36,063,891	46,488,784	36,063,891	37,757,249

The accompanying notes are an integral part of these consolidated financial statements.

REVOLUTIONS MEDICAL CORPORATION
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
FROM INCEPTION (AUGUST 16, 1996) THROUGH JUNE 30, 2011 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010(UNAUDITED)

	From Inception (August 16, 1996) Through June 30,	Six Months Ended June 30
	2011	2011	2010
OPERATING ACTIVITIES
Loss from operations before minority interest	$(27,658,889)	$(2,082,138)	$(239,372)
Plus non-cash charges to earnings
Stock compensation expense	2,018,280	—	—
Depreciation and amortization	88,620	3,153	2,980
Fair Value of Derivatives Adjustment	124,744	124,744	(21,181)
Purchase R&D - Clear Image	3,309,514	—	—
Common stock issued for services	5,165,367	317,500	—
Preferred stock issued for services	270,000	—	—
Expenses paid by third parties	57,134	—	—
Contribution of services by officer and employees	799,154	—	—
Services by officer and employees paid for with non-cash consideration	167,500	—	—
Compensation cost for option price reduction	50,000	—	—
Amortization of Debt Discounts	280,561	$155,561	56,188
Amortization of compensation cost for options granted to non-employees and common stock issued for services	1,775,577	—	—
Allowance for doubtful accounts	50,900	—	—
Gain on extinguishment of debt	(10,398)	—	—
Write-off of Notes Receivable	14,636	---	—
Write-off of Notes Payable	(8,239)	—	—
Write-off of organizational costs	3,196	—	—
Write-off of zero value investments	785,418	—	—
Write-off of leasehold improvements and computer equipment	2,006	—	—
Compensation costs for stock options and warrants granted to non-employees	1,205,015	—	—
Change in working capital accounts:
(Increase) decrease in receivables from related parties	(94,105)	—	—
Increase in other assets	4,395	—	—
(Increase) decrease in goodwill	(23,276)	—	—
(Increase) decrease in other receivables	(457,266)	(6,288)	—
Increase (decrease) in accrued salaries and consulting	(21,172)		(140,625)
Increase (decrease) in accrued interest	126,117	33,617	—
Increase (decrease) in accounts payable and accrued liabilities	2,411,595	(1,574)	(1,539)
Total operating activities	(9,563,936)	(1,455,425)	(343,549)
INVESTING ACTIVITIES
Purchase of equipment and furnishings	(1,252,808)	(363,706)	(109,509)
Investment in patent development	(54,000)	(19,000)	—
Investment in Ives Health Company	(251,997)	—	—
Investment in The Health Club	(10,000)	—	—
Total investing activities	(1,568,805)	(382,706)	(109,509)
FINANCING ACTIVITIES
Loans from shareholders	15,707	—	—
Repayment of loans from shareholders	(8,005)	—	—
Repayments of Promissory Notes	57,325	—	—
Common stock subscribed	546,500		—
Sale of preferred stock for cash:	(1,000)	—	—
Sale of common stock for cash:
To third-party investors (prior to merger)	574,477	—
To third-party investors	5,747,113	206,470	119,390
From exercise of stock options and warrants	3,520,888	1,202,720	97,110
Common stock issued for payment of debt	333,590	(32,576)
Less: Issue Costs	(102,318)	—	—
Convertible debentures issued for cash	772,287	417,287	169,500
Payment of exclusive license note payable	(100,000)	—	—
Treasury stock	(969)
Total financing activities	11,355,595	1,793,901	386,000
Minority interest	(197,567)	—
Change in cash		(44,230)	(67,058)
Cash at beginning of period	—	69,517	67,228
Cash at end of period	$25,287	$25,287	$170

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2011

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

Revolutions Medical Corporation, a Nevada corporation (“the Company”), has been endeavoring to design, develop and commercialize auto retractable vacuum safety syringes.  Our present product development effort is focused on the RevVac Auto Retractable Vacuum Safety Syringe, which is designed specifically to reduce accidental needle stick injuries and lower the spread of blood borne diseases.  The Company also has developed a suite of proprietary MRI software tools; RevColor, Rev3D, RevDisplay, and RevScan.  These tools are designed to enhance general diagnostic confidence through education and research use and in the future we believe will have specific commercial applications.

Development Stage Company

From its inception in 1996, the Company has been considered a development stage enterprise for financial reporting purposes as significant efforts have been devoted to raising capital and to research and development of various safety syringes and its proprietary MRI software tools.

Cash and Cash Equivalents

The Company considers highly liquid investments (those readily convertible to cash) purchased with original maturity dates of three months or less to be cash equivalents.

Generally Accepted Accounting Principles

On July 1, 2009, the Financial Accounting Standards Board (“FASB”) released its Accounting Standards Codification (“ASC”).  The ASC became effective for interim or annual financial statements issued after September 15, 2009.  The ASC is the single source of generally accepted accounting principles.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, “Income Taxes.”  Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax basis of assets and liabilities at enacted tax rates in effect in the years in which the differences are expected to reverse.

Segment Information

The Company follows the guidance in ASC 280, “Segment Reporting”.  The Company identifies its operating segments based on business activities, management responsibility and geographical location.  During the period covered by these financial statements, the Company operated in a single business segment engaged in developing selected healthcare products.

Earnings (Loss) per Share

The Company computes net income per share in accordance with ASC 260, “Earnings per Share”.  Under these provisions, basic net income (loss) per share is calculated by dividing net income (loss) available to common stockholders for the period by the weighted average shares of common stock of the Company outstanding during the period.  Diluted net income per share is computed by dividing the net income for the period by the weighted average number of common and common equivalent shares outstanding during the period.  The calculation of diluted income (loss) per share of common stock assumes the dilutive effect of stock options and warrants outstanding.  During a loss period, the assumed exercise of outstanding stock options and warrants has an anti-dilutive effect.  Therefore, the outstanding stock options were not included in the June 30, 2011, and December 31, 2010, calculations of loss per share.

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2011

Use of Estimates

The preparation of financial statements in conformity with generally accepted principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period.  Actual results could differ significantly from those estimates.

Reclassifications

Certain reclassifications may have been made to the prior year financial statements to conform to the current period presentation.

Valuation of Derivative Instruments

ASC 815-40 (formerly SFAS No. 133 “Accounting for derivative instruments and hedging activities”), requires that embedded derivative instruments be bifurcated and assessed, along with free-standing derivative instruments such as warrants, on their issuance date and in accordance with ASC 815-40-15 (formerly EITF 00-19 “Accounting for derivative financial instruments indexed to, and potentially settled in, a company’s own stock”) to determine whether they should be considered a derivative liability and measured at their fair value for accounting purposes.  In determining the appropriate fair value, the Company uses the Black-Scholes option pricing formula.  At June 30, 2011, the Company adjusted its derivative liability to its fair value, and reflected the change in fair value, in its statement of operations.

Fair Value Measurements

The Company measures its financial assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. exit price), in an orderly transaction between market participants at the measurement date.  The Company categorizes its assets and liabilities measured at fair value based upon the level of judgment associated with the inputs used to measure the fair value. Level inputs, as defined by ASC 820-10, are as follows:

•	Level 1 – quoted prices in active markets for identical assets or liabilities.

•	Level 2 – other significant observable inputs for the assets or liabilities through corroboration with market data at the measurement date.

•	Level 3 – significant unobservable inputs that reflect management’s best estimate of what market participants would use to price the assets or liabilities at the measurement date.

The following table summarizes fair value measurements by level at June 30, 2011, for assets and liabilities measured at fair value on a recurring basis:

	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$25,287	$—	$—	$25,287

Derivative liability	$—	$—	$(706,189)	$(706,189)

Derivative liability was valued under the Black-Scholes model with the following assumptions:

Risk free interest rate	0.18% to 0.22%
Expected life	0 to 3 years
Dividend Yield	0%
Volatility	0% to 196%

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2011

The following is a reconciliation of the derivative liability:

Value at December 31, 2010	$160,659
Issuance of instruments	$614,744
Decrease in Value	$(37,940)
Reclassification	$(31,273)
Value at June 30, 2011	$706,189

Notes and Loans Payable

At June 30, 2011 and December 31, 2010, notes and loans payable consist of:

	June 30, 2011	December 31, 2010
Convertible Promissory Note Payable to JMJ Financial, secured by the Company’s assets, one time interest charge of 8%, due February 22, 2014	$355,000	$—
Convertible Promissory Note Payable to JMJ Financial, secured by the Company’s assets, one time interest charge of 8%, due February 28, 2014	—	—
Convertible Promissory Note Payable to Asher Enterprises secured by the Company’s assets, interest rate of 8.0% per annum, with payment due on or before July 21, 2011	100,000	125,000
Convertible Promissory Note Payable to Asher Enterprises secured by the Company’s assets, interest rate of 8.0% per annum, with payment due on or before October 21, 2011	60,000	—
Convertible Promissory Note Payable to Asher Enterprises secured by the Company’s assets, interest rate of 8.0% per annum, with payment due on or before February 16, 2012	75,000	—

Total	590,000	125,000
Less: Unamortized Discount	(401,259)	(91,818)
	$188,741	$33,182

Commitments and Contingencies

JMJ Financial

On February 22, 2011, the Company issued a $1,050,000 Convertible Promissory Note to JMJ Financial, Inc. (“JMJ”), a private investor.  The note bears interest in the form of a onetime interest charge of 8%, payable with the note’s principle amount on the maturity date, February 22, 2014.  All or a portion of this note’s principle and interest is convertible at the option of JMJ from time to time, into shares of the Company’s common stock, originally fixed at a per share conversion price equal to 70% of the average of the 3 lowest closing prices for the Company’s common stock in the 20 trading days previous to the effective date of each such conversion.

On February 28, 2011, the Company issued a $500,000 Convertible Promissory Note to JMJ.  The note bears interest in the form of a onetime interest charge of 8%, payable with the note’s principle amount on the maturity date, February 28, 2014.  All or a portion of this note’s principle and interest is convertible at the option of JMJ from time to time, into shares of the Company’s common stock, originally fixed at a per share conversion price equal to 70% of the average of the 3 lowest closing prices for the Company’s common stock in the 20 trading days previous to the effective date of each such conversion.

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2011

Asher Enterprises, Inc.

On May 2, 2011, Asher Enterprises, Inc. (“Asher Enterprises”) elected to partially convert $25,000 of that certain October 2010 Convertible Debt agreement of $125,000 into 129,666 shares of the Company’s common stock. The conversion price, computed based upon 55% of the 3 lowest closing bid prices in the previous 10 days to conversion was calculated at $0.19 cents per share. This is based upon a market price for the company’s common shares of $0.35 cents. This was the average price for the lowest three closing prices in the 10 days prior to conversion.

The Company entered into a two securities purchase agreements in 2011 with Asher Enterprises, pursuant to which the Company issued two convertible promissory notes to Asher Enterprises for an original principal amount of $60,000 on January 19, 2011 and $75,000 on May 12, 2011, respectively, in return for aggregate gross cash proceeds of $135,000.  The notes bear interest at a rate of 8% per annum and provide for the payment of all principal and interest 9 months from the date of the notes’ respective issuance.  The amount owed to Asher Enterprises at June 30, 2011, is $235,000. This includes the two notes issued for $60,000 and $75,000 in 2011 and the unconverted portion of the October, 2010 note for $100,000. The notes are convertible at the election of Asher Enterprises into that number of shares of the Company’s common stock determined by multiplying 55% by the average of the lowest three closing bid prices of the Company’s common stock on the OTC Markets OTCQB during the 10 business days immediately preceding the date of conversion, subject to adjustment.

Debt Discount

In connection with the $260,000 outstanding from Asher Enterprises pursuant to short-term notes issued on October 19, 2010, January 19, 2011 and May 12, 2011, we recorded interest expense to amortize the debt discount in the amount of $68,979 during the quarter ended June 30, 2011.

In connection with the sale of a Convertible Promissory Note Agreement on February 28, 2011, with JMJ, relating to a private placement of a total of up to $500,000 in principal amount, we recorded interest expense to amortize the debt discount in the amount of $24,969 during the quarter ended June 30, 2011.  This amount is based upon $355,000 we received in three tranches from this agreement.

There remains a total of $401,256 of debt discount yet to be amortized as of June 30, 2011.

Gifford Mabie Settlement

On April 8, 2008, the Company entered into a Memorandum of Understanding with its former Chief Executive Officer to settle an outstanding obligation through the issuance of its common stock on a quarterly basis commencing May 8, 2008, for one year.  The value of the issuance of the common stock will be determined by the market value of the ten day average price at the time of each quarterly issuance of common stock.  During 2008, the Company issued 271,491 shares at a total value of $133,030 to partially repay this debt.

In 2010, the Company determined the final liability balance upon the complete liquidation of Mr. Mabie’s account and issued 400,000 shares of the Company’s common stock as additional repayment for this debt.  The balance for this settlement debt as of June 30, 2011 is $798,144.

The agreement reached with the SEC on behalf of Gifford Mabie specifies that the Company is to periodically issue shares to the special account for Gifford Mabie in order that 2,500 shares can be sold each day the market is open until the liability is satisfied.  When the 400,000 shares were placed in the special account on December 14, 2010, to be sold over the course of the next 160 days the market was open, an estimated value for these shares was determined based upon the 10 day average share price following the date of issuance.  As of December 31, 2010, the remaining debt to be paid was $740,568.80 based upon this valuation.  As of June 30, 2011, an adjustment has been made based upon a revised valuation of the shares in the account.  The debt liability as of June 30, 2011, is $798,144.

Share Based Compensation

The Company relies on the guidance provided by ASC 718, (“Share Based Payments”).  ASC 718 requires companies to expense the value of employee stock options and similar awards and applies to all outstanding and vested stock-based awards.

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2011

In computing the impact, the fair value of each option is estimated on the date of grant based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk free interest rate; volatility, and expected remaining lives of the awards.  The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment.  As a result, if factors change and the Company uses different assumptions, the Company’s stock-based compensation expense could be materially different in the future.

The fair value concepts were not changed significantly in ASC 718; however, in adopting this Standard, companies were given the option to choose among alternative valuation models and amortization assumptions.  We elected to continue to use the Black-Scholes option pricing model and expense the options as compensation over the requisite service period of the grant.  We will reconsider use of the Black-Scholes model if additional information becomes available in the future that indicates another model would be more appropriate, or if grants issued in future periods have characteristics that cannot be reasonably estimated using this model.

The Company’s 2007 Stock Option Plan, revised July 2011, permits the granting of stock options to its employees, directors, consultants and independent contractors for up to 20 million shares of its common stock.  The Company believes that such awards encourage employees to remain employed by the Company and also to attract persons of exceptional ability to become employees of the Company.  The plan allows the Company to issue either stock options or common shares.

On April 1, 2011, the Company awarded a total of 500,000 options to purchase common shares at $0.50 cents to Vincent Olmo, the newly hired Chief Operating Officer of the Company.

On April 27, 2011, Thomas O’Brien, our President, exercised 2,000,000 options awarded to him at $0.08.  The Company provided $160,000 for Mr. O’Brien to exercise these options. Of this $160,000 provided by the Company, $126,225 eliminated the accrued salary owed to Mr. O’Brien from his time with Clear Image. The remaining $33,775 was treated as compensation.

On June 15, 2011, the Company awarded a total of 500,000 options to purchase common shares at $0.50 cents to Burton Hodges, the newly hired Chief Financial Officer of the Company.

Consulting Agreements

Periodically, the Company issues consulting agreements to individuals who are obligated under the terms of the agreement, to market the Rev Vac safety syringe within various spheres of influence.  These spheres of influence include, but are not limited to, medical product distributors, hospitals, doctors and government agencies.  Consultants are vetted to the best of the Company’s abilities through due diligence reviews before the Company enters into any agreements.  The purpose of these reviews is to determine a consultant’s ability to market the product for the Company.

The fair value of all stock compensation issued is determined by calculating the difference between the option exercise price and the closing price at the day of the option grant.  Because the options were issued under a limited window for exercise (10 days), with very little expected volatility, no dividend yield and a negligible effect from interest, the value of the option based compensation was recorded as the difference between option exercise price and the closing share price upon the date of the grant.  A valuation of these options was performed using the Black-Scholes model and due to the limited exercise window, the value under this method is the same as the difference between option exercise price and the closing price at the day of the option grant.

Long-Lived Assets

Property, plant and equipment, including significant improvements, are stated at cost.  Expenditures for maintenance and repairs are charged to operating expenses as incurred.  When properties are retired or otherwise disposed of, the cost of the asset and the related accumulated depreciation are removed from the accounts with the resulting gain or loss being reflected in results of operations.

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2011

Intangible assets include patents and trademarks, which are valued at acquisition through independent appraisals.  Debt issuance costs are amortized over the terms of the various agreements.  Patents and trademarks are amortized on a straight-line basis over periods varying from 7 to 40 years.

In 2007, the Company acquired a 62.2% interest in Clear Image, Inc. (“Clear Image”).  Clear Image was a privately held company and was conducting research and development on Color MRI Technology.  Clear Image was not able to secure the funding needed to keep this research and development going into the future.  Clear Image had expensed the research and development costs in accordance with accounting standards in effect at the time.  The Company believed it to be advantageous to acquire a controlling interest in Clear Image and keep the technology in development rather than starting all over again.  The Company exchanged 8.2 million of its common shares which were trading at a market price of $0.40 at the date of acquisition.  To arrive at a value for the Color MRI Technology, the Company and Clear Image determined the amount of funding provided for the research and development of this technology by looking at the amount expended from 1999 until the acquisition date.  The value of the Company’s stock exchanged for the controlling interest exceeded those expensed amounts by approximately $23,000, which was recorded as goodwill because there were no other assets to value.

Critical Accounting Policies

In June 2009, FASB approved the FASB Accounting Standards Codification (“the Codification”) as the single source of authoritative nongovernmental GAAP.  All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the SEC, have been superseded by the Codification.  All other non-grandfathered, non-SEC accounting literature not included in the Codification has become non-authoritative.  The Codification did not change GAAP, but instead introduced a new structure that combines all authoritative standards into a comprehensive, topically organized online database.  The Codification is effective for interim or annual periods ending after September 15, 2009, and impacts our financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification.  There have been no changes to the content of our financial statements or disclosures during the quarter ended June 30, 2011, as a result of implementing the Codification.

Date of Management’s Review

Subsequent events have been evaluated through August 15, 2011, the date the financial statements were available to be issued.

NOTE 2 - UNCERTAINTIES

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  The Company has just entered the production stage and has not established sources of revenues to fund the development of business and pay operating expenses, resulting in a cumulative net loss of $(27,533,890) for the period from inception (August 16, 1996) to June 30, 2010.  The ability of the Company to continue as a going concern during the next year depends on the successful completion of the Company’s capital raising efforts to fund the development of its retractable safety syringe.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 - MAXXON/GLOBE JOINT VENTURE AGREEMENT

On November 3, 2005, the Maxxon, Inc. (“Maxxon,” the former name of the Company) and Globe Med Tech, Inc. (“Globe”) entered into a definitive joint venture agreement to patent, develop, manufacture, market and distribute safety needle products throughout the world.  Maxxon and Globe each own 50% of the joint venture.  Maxxon contributed its safety syringe technology and patent rights related thereto and Globe contributed its safety syringe IV catheter and patent rights related thereto.  In connection with the agreement, Maxxon issued restricted shares of its common stock, valued at $625,066, to Globe.  Subsequent to December 31, 2006, the Company ended the joint venture and cancelled the shares of common stock and options that were issued to Globe pursuant to the agreement.  On March 1, 2007, the Company filed a lawsuit in the District Court of Tulsa County, Oklahoma against Globe to rescind, terminate and seek monetary damages for the non-fulfillment and breach of a joint venture agreement entered into November 3, 2005, and other related agreements, in addition to an accounting of expenditures of funds under the terms and provisions of the agreements.  On May 11, 2007, a partial default judgment against Globe was granted by the District Court of Harris County, Texas.  The partial default judgment as to liability only was granted with respect to the Company’s causes of action against Globe for breach of contract, conversion and common law fraud with respect to the Company’s Original Petition and Application for Temporary and Permanent Injunctions against Globe on January 30, 2007.  On August 13, 2007, the Company was granted a final default judgment for permanent injunctive relief and for damages in the amount of $14,029,000 against Globe.  Globe appealed the judgment.  On November 23, 2007, the Court signed an order granting Globe’s Motion for New Trial and setting aside the Final Default Judgment entered in favor of the Company on August 13, 2007.

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2011

On October 29, 2008, the Company filed a lawsuit in the District Court of Harris county Texas, a lawsuit for fraud and contempt of court for Globe and Andy Hu, individually.  In response, Globe filed a motion to stay the lawsuit based upon the forum selection clause in the joint venture agreement between the Company and Globe which provides that the exclusive forum for all disputes relating to the Joint Venture Agreement shall be Oklahoma State Court/Tulsa County.  Due to the Texas State District Court’s backlog of cases and the withdrawal of Globe and Hu’s counsel, the motion to stay was not heard until May 1, 2009.  The motion was granted as to Globe; however, Hu did not join in the motion and, after the May1, 2009, hearing, filed a separate motion to stay, based upon the same grounds as Globe’s motion.  Hu’s motion to stay was denied at a May 8, 2009, hearing.

On July 15, 2010, the deposition of Andy Hu took place in Tulsa, OK.  After reviewing the full transcript of this deposition, the Company believed there was enough strong evidence to move directly with a summary judgment filing with the District Court of Tulsa County, OK.  The Company’s attorneys filed a summary judgment with the District Court of Tulsa County, OK on August 31, 2010.  A summary judgment hearing was held on May 4, 2011.  The Company is expecting a full or partial judgment ruling by August 31, 2011.

NOTE 4 - OTHER COMMITMENTS AND CONTINGENCIES

Employment Agreement with Rondald L. Wheet, Chief Executive Officer

Effective March 31, 2008, the Company and Mr. Wheet, our Chief Executive Officer, entered into a three (3) year employment agreement.  The agreement provides for an annual salary of $225,000.  He is responsible for the Company’s substantive and financial reporting requirements of the Securities Exchange Act of 1934, as amended, and is specifically allowed to hire any and all professionals necessary to assist that process.  The Company will provide him with all reasonable and customary fringe benefits, including, but not limited to, participation in pension plans, profit sharing plans, employee stock ownership plans, stock option plans (whether statutory or not), stock appreciation rights plans, hospitalization, medical dental disability and life insurance, car allowance, vacation and sick leave.  The Company will reimburse of all his reasonable and necessary travel, entertainment or other related expenses incurred by him in carrying out his duties and responsibilities under the agreement.  The Company will also provide him with a cell phone, suitable office space, and membership dues in professional organizations and for any seminars and conferences related to Company business.

Mr. Wheet may elect, by written notice to the Company, to terminate his employment with continued pay through the employment agreement term if (i) the Company sells all of its assets, (ii) the Company merges with another business entity with a change in control,(iii) more than 50% of the outstanding stock is acquired by a third party, (iv) the Company requires Mr. Wheet to relocate or assigns duties not commensurate with his position as Chief Executive Officer, (v) Mr. Wheet is removed from the Board of Directors and (vi) the Company defaults in making payments required to Mr. Wheet under this agreement. For two years following his resignation or termination, Mr. Wheet will not work for or provide any services in any capacity to any competitor and will not solicit any of the Company’s customers or accounts. This agreement has been extended until such time when both parties can agree on new terms.

The Company and Mr. Wheet have agreed to the extension of the employment agreement on a month-to-month basis.

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2011

Employment Agreement with Thomas O’Brien, President

Effective October 26, 2009, the Company and Mr. O’Brien, our President, entered into a three (3) year employment agreement. The agreement provides for an annual salary of $180,000.  He is responsible for the administration, supervision, management and control of the business development of the Company, including the research, development, manufacture, marketing and sales of its current products and such future products as may be added to the Company’s business from time to time.  The Company will provide him with all reasonable and customary fringe benefits, including, but not limited to, participation in pension plans, profit sharing plans, employee stock ownership plans, stock option plans (whether statutory or not), stock appreciation rights plans, hospitalization, medical dental disability and life insurance, car allowance, vacation and sick leave.  The Company will reimburse of all his reasonable and necessary travel, entertainment or other related expenses incurred by him in carrying out his duties and responsibilities under the agreement.  The Company will also provide him with a cell phone, suitable office space, and membership dues in professional organizations and for any seminars and conferences related to Company business.

Mr. O’Brien may elect, by written notice to the Company, to terminate his employment with continued pay through the employment agreement term if (i) the Company sells all or substantially all of its assets, (ii) the Company merges with another business entity with a change in control,(iii) more than 50% of the outstanding stock is acquired by a third party, (iv) the Company requires Mr. O’Brien to relocate or assigns duties not commensurate with his position as the President, (v) Mr. O’Brien is removed from the Board of Directors and (vi) the Company defaults in making payments required to Mr. O’Brien under this agreement.  For two years following his resignation or termination, Mr. O’Brien will not work for or provide any services in any capacity to any competitor and will not solicit any of the Company’s customers or accounts.

Employment Agreement with Vincent Olmo, Chief Operating Officer

Effective April 11, 2011, the Company and Mr. Olmo, our Chief Operating Officer, entered into a three (3) year employment agreement. The agreement provides for an annual salary of $165,000.  He is responsible for all daily operating and production activities of the Company. The Company will provide him with all reasonable and customary fringe benefits, including, but not limited to, participation in pension plans, profit sharing plans, employee stock ownership plans, stock option plans (whether statutory or not), stock appreciation rights plans, hospitalization, medical dental disability and life insurance, car allowance, vacation and sick leave.  The Company will reimburse of all his reasonable and necessary travel, entertainment or other related expenses incurred by him in carrying out his duties and responsibilities under the agreement.  The Company will also provide him with a cell phone, suitable office space, and membership dues in professional organizations and for any seminars and conferences related to Company business.

Mr. Olmo may elect, by written notice to the Company, to terminate his employment with continued pay through the employment agreement term if (i) the Company sells all or substantially all of its assets, (ii) the Company merges with another business entity with a change in control,(iii) more than 50% of the outstanding stock is acquired by a third party, (iv) the Company requires Mr. Olmo to relocate or assigns duties not commensurate with his position as the Chief Operating Officer  and (v) the Company defaults in making payments required to Mr. Olmo under this agreement.  For two years following his resignation or termination, Mr. Olmo will not work for or provide any services in any capacity to any competitor and will not solicit any of the Company’s customers or accounts.

Employment Agreement with Burton Hodges, Chief Financial Officer

Effective June 1, 2011, the Company and Mr. Hodges, our Chief Financial Officer, entered into a three (3) year employment agreement. The agreement provides for an annual salary of $165,000.  He is responsible for all financial functions and capital resources of the Company, including corporate finance, project finance, corporate accounting, reporting and risk management.  The Company will provide him with all reasonable and customary fringe benefits, including, but not limited to, participation in pension plans, profit sharing plans, employee stock ownership plans, stock option plans (whether statutory or not), stock appreciation rights plans, hospitalization, medical dental disability and life insurance, car allowance, vacation and sick leave.  The Company will reimburse of all his reasonable and necessary travel, entertainment or other related expenses incurred by him in carrying out his duties and responsibilities under the agreement.  The Company will also provide him with a cell phone, suitable office space, and membership dues in professional organizations and for any seminars and conferences related to Company business.

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2011

Mr. Hodges may elect, by written notice to the Company, to terminate his employment with continued pay through the employment agreement term if (i) the Company sells all or substantially all of its assets, (ii) the Company merges with another business entity with a change in control,(iii) more than 50% of the outstanding stock is acquired by a third party, (iv) the Company requires Mr. Hodges to relocate or assigns duties not commensurate with his position as the Chief Financial Officer  and (v) the Company defaults in making payments required to Mr. Hodges under this agreement.  For two years following his resignation or termination, Mr. Hodges will not work for or provide any services in any capacity to any competitor and will not solicit any of the Company’s customers or accounts.

Amounts Due Pursuant to Employment and Consulting Agreements

As of June 30, 2011, the Company had accrued approximately $120,000 pursuant to employment agreements.  Although the Company plans to settle these amounts, there is no assurance that its efforts to settle will be successful.  No litigation related to these previous employment agreements has been initiated or threatened.  There is no assurance, however, that such litigation will not be initiated in the future.

Patent Applications for the Company’s Retractable Safety Syringes

The Company owns one (1) published patent on its Auto Retractable Vacuum RevVac safety syringe issued in January 2005 and one (1) published patent on its safety blood drawing device issued in June 2003.  In January 2009, a second patent for the RevVac auto retractable vacuum safety syringe was issued by the U.S. patent office and published in April 2009 related to the Globe/Revolutions Medical Joint Venture.  The Company has 50% ownership of this patent and is awaiting the Tulsa County, Oklahoma District Court’s decision on its ownership of the entire patent.  The Company also filed international patent protection rights regarding the RevVac Auto Retractable Vacuum Safety Syringe in the following countries: Australia, China, Japan, Taiwan, Mexico, Canada and several countries in Europe.

The Company is also engaged in the development of technology which can segment and reference MRI images.  By “segmenting” an image, the Company’s technology will let the user select a part of the image (bone, fluid, tissue) and render that selection in three dimensions.  Essentially, different components of an image are given different colors and the user can choose the color or colors to be studied, thus eliminating those portions colored with the colors being discarded.  By “referencing” the image to a data base, the user can obtain similar, identified images to aid the user in interpretation of the image being studied.  The Company currently owns four (4) separate patent applications, filed in June of 2007, each of which received USPTO office actions during 2010.  The Company expects to receive issuances or additional office actions on some if not all of these patents over the next 12 months.

AMOUNTS DUE TO CONSULTANTS

None.

NOTE 5 - PREFERRED STOCK AND COMMON STOCK TRANSACTIONS

SERIES 2006 PREFERRED STOCK

Currently, 1,000,000 shares of Series 2006 Preferred Stock are outstanding. Rondald L. Wheet, our Chairman and Chief Executive Officer, has been issued the 1,000,000 shares.

SERIES 2009 PREFERRED STOCK

Currently 500,000 shares of Series 2009 Preferred Stock are outstanding.  Thomas O’Brien, our President and Director, has been issued the 500,000 shares.

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2011

Dividends: The holder of the Series 2006 and the Series 2009 Preferred stock is entitled to receive, ratably, dividends when, as and if declared by the board of directors out of funds legally available therefore. If any dividend or other distributions are declared on our common stock, then a dividend or other distribution must also be declared on the outstanding Series 2006 and Series 2009 Preferred stock at the same time and on the same terms and conditions, so that each holder of Series 2006 and Series 2009 Preferred stock will receive the same dividend or distribution such holder would have received if the holder had converted his Series 2006 and Series 2009 Preferred stock as of the record date for determining stockholders entitled to receive such dividend or distribution.

Liquidation Preference: In the event of the liquidation, dissolution or winding up, the holders of Series 2006 or 2009 Preferred stock are entitled to receive a liquidation preference of $0.001 for each share of Series 2006 or Series 2009 Preferred stock prior to payment being made to any junior stock.

Conversion: The holders of Series 2006 and Series 2009 Preferred stock may convert each share into 1 share of common stock.

Preemption: The holders of Series 2006 and Series 2009 Preferred stock have no preemptive rights and they are not subject to further calls or assessments.

Voting Rights: The holders of Series 2006 and Series 2009 Preferred stock are entitled to 125 votes for each share of common stock into which their Series 2006 and Series 2009 Preferred stock is then convertible (currently 1 share), voting together with our common stock as a single class. Cumulative voting is not permitted. Upon conversion of a Series 2006 or Series 2009 Preferred share, each share of common stock issued upon the conversion will be entitled to only one (1) vote per share.

Redemption: There are no redemption or sinking fund provisions applicable to the Series 2006 or Series 2009 Preferred stock.

BLANK CHECK PREFERRED STOCK

The Company’s Articles of Incorporation authorize its board of directors to establish one or more additional series of preferred stock and to determine, with respect to any such series of preferred stock, its terms and rights, including: the designation of each series; the voting powers, if any, associated with each such series whether dividends, if any, will be cumulative or noncumulative and the dividend rate of each series; the redemption rights and price or prices, if any, for shares of each series; and preferences and other special rights, if any, of shares of each series in the event of any liquidation, dissolution, or distribution of the Company’s assets.

2011 COMMON STOCK TRANSACTIONS

During the six months ended June 30, 2011, 656,015 shares were issued under the terms of the Drawdown Equity Financing Agreement with Auctus.  The Company received proceeds of $206,470 in connection with these share issuances.

Pursuant to consulting agreements issued in 2011, the Company issued stock from the exercise of options issued with these agreements in the amount of 2,673,000 shares with a total value of $1,202,720.

Also during the six months ended June 30, 2011, the Company issued an additional 850,000 shares of common stock with a total value of $317,500 in lieu of cash as payment for outside services.

Also during the six months ended June 30, 2011, the Company issued an additional 129,666 shares of common stock with a total value of $25,000 due to a partial conversion of a convertible debt agreement with Asher Enterprises.

NOTE 6 - STOCK OPTIONS AND WARRANTS OUTSTANDING

The following tables summarize information about the stock options and warrants outstanding at June 30, 2011:

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2011

	OPTIONS	WARRANTS	TOTAL	WEIGHTED AVERAGE EXERCISE PRICE

Balance at December 31, 2010	12,834,750	1,871,600	14,706,350	$0.21
Granted	3,673,000	—	3,673,000	0.25
Exercised	4,673,000	—	4,673,000	0.08
Expired/Forfeited	—

BALANCE AT June 30, 2011	11,834,750	1,871,600	13,706,350	0.23

	OPTIONS OUTSTANDING			EXERCISABLE
Range of Exercise Price	Number Outstanding at March 31, 2011	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2011	Weighted Average Exercise Price
OPTIONS
0.08 - 0.25	7,453,750	1.0	$0.08	7,453,750	$0.08
0.26-1.00	4,381,000	3.73	0.54	4,381,000	0.54
1.00-10.00

	11,834,750			11,834,750

NOTE 7 - RELATED PARTY TRANSACTIONS

On September 1, 2009, the Company entered into a five (5) year lease agreement with Osprey South, LLC (“Osprey”), to lease the property at 670 Marina Drive, Suite 301, Building F, Charleston, South Carolina, 29492.  The leased property is approximately 2,395 square feet.  During the course of the five (5) year lease, ending on August 31, 2014, the Company is to pay Osprey $4,500 in monthly rental installments payable on the first day of each succeeding month.  The Company paid $13,500 in office rent to Osprey South, LLC for the second quarter of 2011.  Ron Wheet is the sole member of Osprey South, LLC.  The contract is a triple net lease with terms based upon market rates for class A office space at the time of the lease signing.  The lease contract is due to expire on August 31, 2014.

NOTE 8 - REVERSE STOCK SPLIT

On January 18, 2007, the Company’s name changed from Maxxon, Inc. to Revolutions Medical Corporation and the Company’s common stock was reverse split on a 20 to 1 basis which changed the number of outstanding shares of common stock from 145,560,798 to 7,272,972.  The number of authorized shares of common stock was not affected by the reverse stock split and remains at 250,000,000 shares.

NOTE 9 - Restatement of Form 10-Q

From its inception in 1996, the Company has been considered a development stage enterprise for financial reporting purposes as significant efforts had been devoted to raising capital and to research and development of various safety syringes and its proprietary MRI software tools. During the second quarter of 2011, the Company completed the processes necessary to begin production of the 3ml Rev Vac safety syringe but is still considered a development stage company as defined in ASC 915-20 due to the fact that significant revenue has not yet been generated from operations. For this filing, the financial statement headings and notes have been amended to include all language previously removed on the 10-Q/A referring to the Company as a development stage entity. In addition, for this amended filing, the accumulated totals since inception have been included in the Statements of Operations and the Statements of Cash Flows.

During the second quarter of 2010, the Company issued two convertible debt agreements and had one outstanding convertible debt agreement that was issued in the first quarter of 2010 with Asher Enterprises, Inc. For the second quarter 2010 10-Q filing, these notes were treated as conventional convertible debt agreements. Upon determination in August, 2011 that these convertible debt agreements required bifurcation and a fair value determination of the embedded derivative due to the fact that an unlimited number of shares could potentially be required to be issued to satisfy the obligations of the agreement, each of these convertible debt agreements required a fair value determination of the embedded derivative at issuance as well as at the end of each quarter. For this amended filing, the 2010 three month and six month period in the Statements of Operations has been amended to include the changes that resulted from the bifurcation of these debt agreements as well as an adjustment to accrued salaries from an error correction.  Additionally, the Statements of Cash Flows has been amended to reflect these changes.

The following table below indicates the effect of the changes that were made to the 2nd quarter 2010.

	As of, and for the Three Months ended,
	June 30, 2010
	As	As Originally
	Restated	Reported	Change

Derivative instruments	153,818	0	153,818
Debt Discount	(118,812)	0	(118,812)
Accrued Salaries	322,237	331,149	8,912
Total Liabilities	668,719	641,212	(26,094)
Accumulated deficit	(23,240,839)	(23,214,745)	(26,094)
Total shareholders' deficit	(471,658)	(445,564)	(26,094)

Interest expense	(47,121)	0	(47,121)
Change in fair value of derivative instruments	6,916	0	6,916

Net loss applicable to common shareholders	(15,268)	24,937	(40,205)
Net loss per common share	(0.00)	(0.00)	–

REVOLUTIONS MEDICAL CORPORATION

10,000,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Date of This Prospectus is December 7, 2011